Exhibit 2.1

Agreement and Plan of Merger

between

FAST ACQUISITION CORP. II,

FALCON’S BEYOND GLOBAL LLC,

PALM HOLDCO, INC.

and

PALM MERGER SUB, LLC

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 11, 2022, is entered into by and among Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”), and Palm Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Pubco”) and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination and Merger Sub was formed for the sole purpose of merging with and into an operating business as part of a Business Combination;

WHEREAS, subject to the terms and conditions hereof and in accordance with the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), the parties will complete a business combination transaction pursuant to which (i) on the SPAC Merger Closing Date, SPAC will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub (Pubco, in its capacity as the surviving corporation of the SPAC Merger, is sometimes referred to herein as the “Surviving Corporation”), (ii) immediately prior to the Acquisition Merger Closing, the Surviving Corporation shall make the Closing Cash Contribution to Merger Sub, and (iii) on the Acquisition Merger Closing Date, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, collectively with the SPAC Merger, the “Mergers”), with the Company as the surviving entity of such merger (the Company, in its capacity as the surviving entity of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”);

WHEREAS, the respective boards of directors or similar governing bodies of each of SPAC, Pubco, the Company and Merger Sub have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL or DLLCA, as applicable;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company and Katmandu Collections, LLLP (“Katmandu”) have entered into a subscription agreement, dated as of the date hereof (the “Company Financing Agreement”), in substantially the form set forth on Exhibit A, for a private placement of Company Units (the “Private Placement Investment”) in exchange for a contribution of $60,000,000 (the “Private Placement Investment Amount”), such private placement to be consummated in one or more closings prior to the consummation of the Acquisition Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, FAST Sponsor II LLC, a Delaware limited company (“Sponsor”), entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), in the form set forth on Exhibit B, with SPAC, the Company and Pubco, pursuant to which, among other things, the Sponsor agreed, in each case on the terms and conditions set forth therein, (i) to exchange its shares of SPAC Class B Common Stock for shares of SPAC Class A Common Stock in accordance with SPAC’s amended and restated certificate of incorporation and subject to the terms and subject to the conditions set forth in the Sponsor Agreement (the “Class B Exchange” and such shares, the “Sponsor Shares”) such that, prior to the SPAC Merger Effective Time, there shall cease to be outstanding any shares of SPAC Class B Common Stock, (ii) to forfeit the Sponsor Redemption Forfeited Shares, if any (the “Sponsor Redemption Forfeiture”) and the Additional Incentive Forfeited Shares (the “Additional Incentive Forfeiture”) and (iii) the Sponsor Earnout Shares, if any, shall be deposited into escrow with the Escrow Agent for release upon the achievement (if applicable) of a Sponsor Earnout Triggering Event pursuant to the terms of the Sponsor Agreement and the Escrow Agreement (the “Sponsor Earnout”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company Members entered into that certain support agreement, dated as of the date hereof (the “Support Agreement”), with the Company, Pubco and SPAC, in the form set forth on Exhibit C, pursuant to which, among other things, the Company Members agreed to vote their Company Units in favor of the adoption of this Agreement and the Transactions, in each case on the terms and conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company Members entered into that certain lock-up agreement, dated as of the date hereof (the “Company Member Lock-Up Agreement”), with the Company, Pubco and SPAC, in the form set forth on Exhibit I, pursuant to which, among other things, the Company Members agreed to a lock-up for certain of their New Company Units, on the terms and conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Sponsor entered into that certain lock-up agreement, dated as of the date hereof (the “Sponsor Lock-Up Agreement”), with the Company, Pubco and SPAC, in the form set forth on Exhibit J, pursuant to which, among other things, Sponsor agreed to a lock-up for their Pubco Common Stock and Pubco Warrants, on the terms and conditions set forth therein;

WHEREAS, pursuant to the SPAC Organizational Documents, SPAC shall provide an opportunity to its stockholders to have their SPAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement (including the Conversion), the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of SPAC for the Business Combination (the “Offer”);

WHEREAS, in connection with the Acquisition Merger Closing, the Company shall amend and restate the Company Operating Agreement by adopting the A&R Operating Agreement to, among other things, permit the issuance and ownership of the New Company Units as contemplated to be issued and owned upon consummation of the Transactions, admit Pubco as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the New Company Units, and establish the ownership of the New Company Units by the Persons indicated in the A&R Operating Agreement, in each case, as set forth in the A&R Operating Agreement;

WHEREAS, in connection with the Acquisition Merger Closing, (i) Pubco shall issue and deposit into escrow the Seller Earnout Shares, and (ii) the Company shall issue and deposit into escrow the Seller Earnout Units, with the Escrow Agent for release to the Seller Earnout Participants upon the achievement (if applicable) of certain vesting conditions pursuant to the terms of the Escrow Agreement and this Agreement (the “Seller Earnout”);

WHEREAS, at the Acquisition Merger Closing, the Pubco, the Company and the Company Members shall enter into a tax receivable agreement (the “Tax Receivable Agreement”) substantially in the form of Exhibit D attached hereto;

WHEREAS, immediately prior to the SPAC Merger Closing, in connection with the Transactions, SPAC, Pubco, certain SPAC Stockholders and certain Company Unitholders who will receive Pubco Common Stock pursuant to Article III shall enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit E to be effective upon the Acquisition Merger Closing;

WHEREAS, in connection with the SPAC Merger Closing, SPAC, Pubco and a warrant agent agreed upon in writing by SPAC and the Company (the “Warrant Agent”) will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assumption Agreement”) in such form as may be agreed between SPAC, Pubco, the Warrant Agent and the Company, to be effective upon the SPAC Merger Closing; and

WHEREAS, each of the parties intends that, for U.S. federal, and applicable state and local, income tax purposes, (i) this Agreement constitutes a “plan of reorganization” with respect to the SPAC Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Acquisition Merger is treated as a contribution of Closing Cash Contribution and, to the extent paid by Pubco, Outstanding Company Expenses by Pubco to the Company in exchange for New Company Units, Preferred Units and Warrant Units under Section 721 of the Code and applicable Treasury Regulations, and (iii) the SPAC Merger qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and applicable Treasury Regulations to which SPAC and Pubco are parties within the meaning of Section 368(b) of the Code and applicable Treasury Regulations (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, SPAC, the Company, Pubco and Merger Sub agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Merger Exchange Number” means the quotient of (a) the sum of (i) eighty eight million six hundred fifty three thousand two hundred sixty three (88,653,263) and (ii) the Phantom Private Placement Investment Share Number divided by (b) the aggregate number of Company Units (including the Company Financing Units) outstanding as of immediately prior to the Acquisition Merger Effective Time but after giving effect to the Company Financing.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than SPAC or its Affiliates or in connection with the Private Placement Investment) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article IV with the intent that the SPAC rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Additional Company Financing Unit Consideration” means (a) a number of shares of Pubco Class B Common Stock and (b) a number of New Company Units, in each case of the foregoing clauses (a) and (b), that is equal to the Additional Consideration Number.

“Additional Consideration Number” means a number equal to (a) the lesser of (i) 1,111,684 and (ii) the maximum number of shares of Pubco Class A Common Stock that can be issued in connection with the Transactions without triggering the application of Section 4.4 of the Warrant Agreement divided by (b) the sum of (i) the aggregate number of shares of Pubco Class A Common Stock outstanding as of immediately following the Acquisition Merger Closing after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer and the Conversion (but before the issuance of any Additional SPAC Share Consideration and excluding any Pubco Class A Common Stock issued in exchange for SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) and (ii) the Phantom Private Placement Investment Share Number.

“Additional Incentive Forfeited Shares” means 1,111,684 shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange.

“Additional SPAC Share Consideration” means a number of shares of Pubco Class A Common Stock equal to the Additional Consideration Number.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Agreements” means the Escrow Agreement, the Company Financing Agreement, the Company Member Lock-Up Agreement, the Sponsor Lock-Up Agreement, the Registration Rights Agreement, the A&R Operating Agreement, the Sponsor Agreement, the Support Agreement, the Tax Receivable Agreement, the Warrant Assumption Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Pubco in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all applicable Laws relating to the prevention of money laundering and terrorist financing, including, without limitation, 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act and its implementing regulations, 31 C.F.R. Chapter X, as amended.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” has the meaning ascribed to such term in the SPAC Organizational Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided that commercial banks shall not be deemed to be authorized or required by Law to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Closing Surviving Corporation Cash” means, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds contained in the Trust Account; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of SPAC Common Stock pursuant to the Offer (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (c) the Gross Company Financing Proceeds actually received by the Company at or prior to the Acquisition Merger Closing; plus (d) the proceeds from any Alternative Financing actually received by SPAC or the Surviving Corporation at or prior to the Acquisition Merger Closing. For the avoidance of doubt, Closing Surviving Corporation Cash shall be calculated before giving effect to amounts payable as Outstanding Company Expenses or Outstanding SPAC Expenses and the Closing Cash Contribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Board” means the board of managers of the Company.

“Company Financing Units” mean the Company Units issued in connection with the consummation of the Company Financing.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in or necessary for the business of the Company and its Subsidiaries, as currently conducted.

“Company Members” means the persons listed at Schedule 1.01(a).

“Company Operating Agreement” means the Operating Agreement of the Company, entered into on April 30, 2021, as in effect on the date hereof or hereafter amended in accordance with Section 6.01.

“Company Organizational Documents” means the articles of organization and operating agreement of the Company and any charter, bylaws, memorandum of articles, and equivalent organizational and governance agreements of any Subsidiary of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company, Pubco and Merger Sub Representations” means the representations and warranties of each of the Company and Pubco expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company, Pubco and Merger Sub Representations are solely made by the Company, Pubco and Merger Sub.

“Company Requisite Approval” means the affirmative vote of a majority of the managers of the Company and all of the members of the Company.

“Company Unitholder” means the holder of a Company Unit.

“Company Units” means the limited liability company units of the Company.

“Confidentiality Agreement” means that certain letter agreement, dated as of February 25, 2022, between SPAC and the Company.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contingent Forfeiture Shares” means 2,223,369 shares of SPAC Class A Common Stock converted from Sponsor Shares pursuant to the Class B Exchange.

“Contracts” means any written or oral legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Conversion” means the automatic exchange in the SPAC Merger of one share of SPAC Class A Common Stock held by an Eligible Holder (other than any share of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) into 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Preferred Stock.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to coronavirus (COVID-19) pandemic, including the CARES Act.

“Earnout Period” means the period starting at 12:01 a.m. New York City time on the one (1) year anniversary of the Acquisition Merger Closing Date and ending at the Earnout Period End Date.

“Earnout Period End Date” means 11:59pm New York City time on the six (6) year anniversary of the Acquisition Merger Closing Date.

“Eligible Holder” means each holder of record of shares of SPAC Class A Common Stock (excluding any SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources and endangered and threatened species), human health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or Release of or exposure to Hazardous Materials. The term “Environmental Laws” also includes, but is not limited to, any applicable Law that: (a) conditions transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; (b) requires notification or disclosure of Releases of Hazardous Materials or other environmental condition of any property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) imposes conditions or requirements in connection with Permits issued under Environmental Laws to the Company or any of its Subsidiaries; or (d) relates to wrongful death, personal injury, or property or other damage in connection with any environmental condition of any property.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory, taxing or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Gross Company Financing Proceeds” means the aggregate amount of proceeds received by the Company (before taking into account any transaction expenses) after the date of this Agreement and at or prior to the Acquisition Merger Closing pursuant to one or more subscription agreements (including the Company Financing Agreement and any agreements entered into pursuant to Section 6.01(b)(iii)(A)) relating to the sale of Company Units (“Company Financing”), it being understood that, unless otherwise prohibited by this Agreement, such subscription agreement(s) may be entered into with any Company Unitholder or its Affiliate.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including, but not limited to, petroleum (and products derivative thereof), petroleum by-products, any form of natural gas, radon, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, radioactive materials or wastes, lead or lead-containing materials, toxic mold or pesticides, or other materials that are regulated by, or may form the basis of liability under, Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services other than in the ordinary course of business consistent with past practice, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case only to the extent drawn), (e) payment obligations of a third party (other than a wholly-owned Subsidiary of the Company) secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases that are required to be capitalized in accordance with GAAP, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements (other than those entered into in the ordinary course of business consistent with past practice) in favor of a third party (other than a wholly-owned Subsidiary of the Company) with respect to any amounts of a type described in clauses (a) through (g) above, and (i) with respect to each of the foregoing, any unpaid interest or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not more than ninety (90) days past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents, patent applications, rights in patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, revisions, extensions, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, and other source indicators, and analogous rights in trade names, taglines, slogans, social media identifiers (such as a Twitter® handle) and related social media accounts, brand names, logos and corporate names, and registrations and applications to register any of the foregoing, together with all goodwill related thereto; (c) published and unpublished works of authorship and copyrights, applications for copyright registration, mask work rights and any other equivalent rights in works of and any other related rights of authors; (d) internet domain names, internet addresses and other computer identifiers; (e) trade secret rights, and analogous rights in know-how, ideas, methods, methodologies, formulae, processes, technology, inventions, processes, procedures, databases and database compilations, including any and all data and collections of data, whether machine readable or otherwise, confidential business information, customer lists and other proprietary information (collectively, “Trade Secrets”); (f) intellectual property rights in software (including object code, source code, or other form); (g) moral rights (and waivers or agreements not to enforce moral rights) and publicity rights; and (h) all other intellectual property or proprietary rights, remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Intervening Event” means any Effect that first becomes known to any officer or director of SPAC after the date of this Agreement that materially affects the business, assets, results of operations or condition of the business of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to SPAC as of the date of this Agreement, but specifically excluding any Effect solely to the extent that such Effect is excluded from the determination of a “Material Adverse Effect” pursuant to the definition thereof.

“IT Systems” means all computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third-party software or systems) owned, licensed, or leased by the Company or any of its Subsidiaries and used in the operation of the business.

“Joint Ventures” means the entities set forth on Schedule 1.01(b) and any other any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which the Company or a Subsidiary of the Company (besides a Joint Venture), owns or controls, individually or in combination with other Subsidiaries of the Company (besides other Joint Ventures), 50% of the securities or other interests having by their terms ordinary voting power to elect half of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which the Company or a Subsidiary of the Company (besides a Joint Venture) is, directly or indirectly, a co-managing member or co-general partner (but not a sole managing member or general partner).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, license, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial non-monetary easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Material Adverse Effect” means any event, change, circumstance or development (“Effect”), individually or when aggregated with other Effects, that has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such change disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and its Subsidiaries operate, in which case solely the incremental disproportionate adverse effects may be taken into account): (a) any change or development in applicable Laws or GAAP or any official or judicial interpretation thereof, it being understood that for purposes of Section 9.02(d) such change or development shall be those first announced after the date of this Agreement, (b) any change or development in interest rates, supply chain or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of actions required by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action expressly required, or failure to take action, expressly prohibited, by this Agreement, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any regional, national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including civil unrest, the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking), including upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Merger Sub Organizational Documents” means the articles of organization and bylaws of Merger Sub, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Nasdaq” means the Nasdaq Stock Market.

“New Company Units” means units of the Company which will be set forth in the A&R Operating Agreement.

“NYSE” means New York Stock Exchange.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Open Source Materials” means any software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement.

“Owned Intellectual Property” means all Intellectual Property owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions thereof.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Unit Consideration” means (a) a number of shares of Pubco Class B Common Stock and (b) a number of New Company Units, in each case of the foregoing clauses (a) and (b), that is equal to the Acquisition Merger Exchange Number.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises, grants, easements, variances, exceptions, waivers, orders and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes (i) not yet delinquent or (ii) which are being contested in good faith through appropriate Actions, and in each case for which appropriate reserves have been established in accordance with GAAP, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar non-monetary matters of record or Liens that would be disclosed by an accurate survey or inspection of the real property that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such real property, (e) landlords’ Liens on any Leased Real Property or benefiting or created by any superior estate, right or interest of landlord in the Leased Real Property that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such real property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities that do not, individually or in the aggregate, materially interfere with the present operations of the Company and its Subsidiaries, taken as a whole, (h) statutory Liens for amounts that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, in each case only to the extent appropriate reserves have been established in accordance with GAAP, and (i) Liens described on Schedule 1.01(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that is defined as “personal information,” “personally identifiable information,” “personal data” or similar terms under any applicable Privacy Law.

“Phantom Private Placement Investment Share Number” means the quotient of (a) the Gross Company Financing Proceeds divided by (b) $10.00.

“Preferred Unit” has the meaning ascribed thereto in the A&R Operating Agreement.

“Privacy Laws” means any and all applicable Laws relating to data privacy, data protection, or data security with respect to the collection, use, processing, storage, safeguarding and security (both technical and physical) of Personal Information, including, but not limited to, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the United Kingdom General Data Protection Regulation, the General Data Protection Regulation, and the California Consumer Privacy Act, in each case to the extent applicable to the Company or its Subsidiaries.

“Proxy Statement” means the proxy statement filed by SPAC as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from SPAC Stockholders to approve the Proposals (which shall also provide the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in conjunction with a stockholder vote on the Business Combination).

“Pubco Certificate of Designation” means the Pubco Certificate Of Designation of 8% Series A Cumulative Convertible Preferred Stock, substantially in the form set forth on Exhibit K.

“Pubco Class A Common Stock” means the shares of Class A common stock of Pubco, par value $0.0001 per share.

“Pubco Class B Common Stock” means the shares of Class B common stock of Pubco, par value $0.0001 per share, which will be created upon effectiveness of the Pubco Delaware Charter (which such shares shall have no economic terms but will carry the same voting rights as shares of Pubco Class A Common Stock).

“Pubco Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Pubco Class A Common Stock as reported on Nasdaq (or the exchange on which the shares of Pubco Class A Common Stock are then listed) for a period of at least twenty (20) trading days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Pubco Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Pubco Class A Common Stock, as determined by the Pubco Board (or a committee thereof) in good faith.

“Pubco Common Stock” means Pubco Class A Common Stock and Pubco Class B Common Stock.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Pubco Preferred Stock” means the Series A Preferred Stock of Pubco having such rights, powers, preferences and privileges as set forth in the Pubco Certificate of Designation.

“Redeeming Stockholder” means a SPAC Stockholder who demands that SPAC redeem its SPAC Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the SPAC Organizational Documents.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migration into or upon any land or water or air, or otherwise entering into the environment.

“Representative” means, as to any Person, any of the representatives, advisors, officers, directors, agents, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Person” means at the applicable time any Person: (a) listed on any Sanctions-related list of designated or blocked persons (including, but not limited to, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and the Denied Persons and Entity Lists maintained by the United States Department of Commerce’s Bureau of Industry and Security); (b) a Governmental Authority of, ordinarily resident in, or organized under the laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine); or (c) owned 50% or more by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation OFAC), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury. “Schedules” means sections of the disclosure letter of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized or unlawful access, exfiltration, manipulation, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Personal Information or that triggers any reporting requirement under any Privacy Law or contractual provision, including any ransomware or denial of service attacks that prevent or materially degrade access to Personal Information.

“Seller Earnout Participants” means holders of Company Units immediately prior to the Acquisition Merger Effective Time (but not including holders of Company Financing Units in their capacity as holders of Company Financing Units).

“Seller Earnout Pro Rata Portion” means, in the case of a Seller Earnout Participant, a fraction expressed as a percentage equal to (a) the number of Company Units (excluding Company Financing Units) held by such Seller Earnout Participant as of immediately prior to the Acquisition Merger Effective Time divided by (b) the total number of Company Units (excluding Company Financing Units) outstanding as of immediately prior to the Acquisition Merger Effective Time.

“Seller Earnout Triggering Event” means Seller Earnout Triggering Event I, Seller Earnout Triggering Event II or Seller Earnout Triggering Event III.

“Seller Earnout Triggering Event I” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $20.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $20.00 per share (as determined (x) assuming the vesting of the Seller Earnout Shares and Sponsor Earnout Shares that are eligible to vest upon the achievement of the Seller Earnout Triggering Event I and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Seller Earnout Triggering Event II” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $25.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $25.00 per share (as determined (x) assuming the vesting of the Seller Earnout Shares and Sponsor Earnout Shares that are eligible to vest upon the achievement of the Seller Earnout Triggering Event II and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Seller Earnout Triggering Event III” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $30.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $30.00 per share (as determined (x) assuming the vesting of the Seller Earnout Shares and Sponsor Earnout Shares that are eligible to vest upon the achievement of the Seller Earnout Triggering Event III and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“SPAC Board” means the board of directors of SPAC.

“SPAC Class A Common Stock” means the shares of SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means the shares of SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Organizational Documents” means SPAC’s amended and restated certificate of incorporation and bylaws, as may be amended or amended and restated from time to time subject to the terms of this Agreement.

“SPAC Redeemed Share Percentage” means the percentage equal to (a) the number of SPAC Redeeming Shares divided by (b) the number of shares of SPAC Class A Common Stock outstanding as of immediately prior to the Class B Exchange (before giving effect to the SPAC Merger and the Acquisition Merger).

“SPAC Representations” means the representations and warranties of SPAC expressly and specifically set forth in Article V of this Agreement, as qualified by the SPAC Schedules. For the avoidance of doubt, the SPAC Representations are solely made by SPAC.

“SPAC Schedules” means sections of the disclosure letter of SPAC and its Subsidiaries.

“SPAC Stockholder” means a holder of SPAC Common Stock.

“SPAC Unit” means the units issued in SPAC’s initial public offering consisting of one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant.

“SPAC Warrant” means a warrant entitling the holder to purchase one share of SPAC Class A Common Stock per warrant.

“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the Proposals.

“Sponsor Earnout Shares” means a number of shares of Pubco Class A Common Stock equal to (a) 50% multiplied by (b) (i) the Contingent Forfeiture Shares minus (ii) the Sponsor Redemption Forfeited Shares.

“Sponsor Earnout Triggering Event” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $15.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $15.00 per share (as determined (x) assuming the vesting of the Seller Earnout Shares and Sponsor Earnout Shares that are eligible to vest upon the achievement of the Sponsor Earnout Triggering Event and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Sponsor Redemption Forfeited Shares” means a number of shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange equal to (a) the number of Contingent Forfeiture Shares multiplied by (b) the SPAC Redeemed Share Percentage, with any fractional share rounded to the nearest whole number.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. Notwithstanding the foregoing, “Subsidiary” when used with respect to the Company (a) shall include each Joint Venture and (b) shall not include Pubco and Merger Sub; provided, that for purposes of Section 4.07 (Financial Statements) and Section 4.17 (Taxes), Subsidiaries when used with respect to the Company shall be deemed to not include the Joint Ventures.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, stamp, occupation, premium, personal property, real property, commercial rent, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, sales, use, or other tax, governmental fee or other assessment in the nature of a tax, together with any interest, penalty, assessment, addition to tax or additional amount imposed with respect thereto, imposed by (or otherwise payable to) a Governmental Authority, whether as a primary obligor or as a result of (x) being a transferee or successor of another Person, (y) by operation of Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of other applicable Law) as a result of being a member of an affiliated group or pursuant to any other applicable Law, or (z) an obligation under a Contract.

“Tax Return” means any return, form, report, statement, claim for refund, election, disclosure, declaration, information report or return, or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the SPAC Merger Closing or the Acquisition Merger Closing, including the Mergers and the Private Placement Investment.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 15, 2021, between SPAC and Continental Stock Transfer & Trust Company as warrant agent.

“Warrant Unit” has the meaning ascribed thereto in the A&R Operating Agreement.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02 Other Definitions.

A&R Operating Agreement	2.05(b)
Acquiree	6.06(a)
Acquiree Audited Financial Statements	6.06(a)
Acquisition Merger	Recitals
Acquisition Merger Certificate of Merger	2.02(d)
Acquisition Merger Closing	2.01(b)
Acquisition Merger Closing Date	2.01(b)
Acquisition Merger Effective Time	2.01(b)
Additional Incentive Forfeiture	Recitals
Additional Proposal	8.02(c)

Adjournment Proposal	8.02(c)
Agreement	Preamble
Alternative Financing	8.09(b)
Audited Financial Statements	4.07(a)
Cancelled Units	3.01(b)(i)
Certificates of Merger	2.02(d)
Class B Exchange	Recitals
Closing	2.02(a)
Closing Cash Contribution	2.02(b)
Closing Date	2.02(a)
Company	Preamble
Company Affiliate Agreement	4.22
Company Benefit Plan	4.15(a)
Company Board Recommendation	8.03(b)
Company Certificates	3.03(a)(vii)
Company Change in Recommendation	8.03(b)
Company Cure Period	10.01(b)
Company Financing Agreement	Recitals
Company Group	11.16(b)
Company Related Parties	10.02(c)
D&O Insurance	8.07(b)
Earnout Shares	8.13
Employment Agreements	8.12(b)
ERISA	4.15(a)
ERISA Affiliate	4.15(e)
Escrow Agent	8.13
Escrow Agreement	8.13
Exchange Agent	3.03(a)(i)
Financial Statements	4.07(a)

First Seller Earnout Shares	3.01(c)(ii)
First Seller Earnout Units	3.01(c)(ii)
Gibson Dunn	11.16(a)
Intended Tax Treatment	Recitals
Interests and Reimbursements	10.02(c)
Interim Period	6.01
Intervening Event Notice	8.02(c)
Intervening Event Notice Period	8.02(c)
Leased Real Property	4.19(b)
Material Contracts	4.14(a)
Material Customer	4.29(a)
Material Supplier	4.29(b)
Material Permits	4.24
Merger Sub	Preamble
Mergers	Recitals
Multiemployer Plan	4.15(e)
Non-Recourse Party	11.14
Offer	Recitals
Outstanding Company Expenses	3.07(a)
Outstanding SPAC Expenses	3.07(b)
PCAOB Audited Financial Statements	6.06(a)
Private Placement Investment	Recitals
Private Placement Investment Amount	Recitals
Proposals	8.02(c)
Pubco	Preamble
Pubco Board	4.03
Pubco Delaware Bylaws	2.04
Pubco Delaware Charter	2.04
Pubco Equity Incentive Plan	8.12

Pubco ESPP	8.12
Pubco Organizational Documents Advisory Proposal	8.02(c)
Pubco Warrant	3.01(a)(iv)
Public SPAC Merger Consideration	3.01(a)(iii)
Real Estate Lease Documents	4.19(b)
Registered Intellectual Property	4.11(a)
Registration Rights Agreement	Recitals
Registration Statement	8.02(a)
Second Seller Earnout Shares	3.01(c)(ii)
Second Seller Earnout Units	3.01(c)(ii)
Seller Earnout	Recitals
Seller Earnout Shares	3.01(c)(i)
Seller Earnout Units	3.01(c)(i)
SPAC	Preamble
SPAC Benefit Plans	5.05(a)
SPAC Board Recommendation	8.02(c)
SPAC Board Change in Recommendation	8.02(d)
SPAC Cancelled Shares	3.01(a)(v)
SPAC Certificates	3.03(c)
SPAC Cure Period	10.01(c)
SPAC Merger	Recitals
SPAC Merger Certificate of Merger	2.02(a)
SPAC Merger Closing	2.02(a)
SPAC Merger Closing Date	2.02(a)
SPAC Merger Consideration	3.01(a)(iii)
SPAC Merger Effective Time	2.02(a)
SPAC Redeeming Shares	3.01(a)(vi)
SPAC Related Parties	10.02(c)
SPAC SEC Reports	5.12(a)

SPAC Stockholder Approval	5.02(b)
SPAC Tail Policy	8.07(c)
Sponsor	Recitals
Sponsor Agreement	Recitals
Sponsor Earnout	Recitals
Sponsor Redemption Forfeiture	Recitals
Sponsor Shares	Recitals
Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Provisions	10.02
Surviving Subsidiary Company	Recitals
Tax Receivable Agreement	Recitals
Terminating Company Breach	10.01(b)
Terminating SPAC Breach	10.01(c)
Termination Date	10.01(b)
Termination Fee	10.02(a)
Third Seller Earnout Shares	3.01(c)(ii)
Third Seller Earnout Units	3.01(c)(ii)
Tier I Termination Fee	10.02(a)
Tier II Termination Fee	10.02(a)
Transaction Litigation	8.06
Transaction Proposal	8.02(c)
Transfer Taxes	8.04(a)
Trust Account	5.09(a)
Trust Agreement	5.09(a)
Trustee	5.09(a)
Unaudited Interim Financial Statements	6.06(a)
Unaudited Financial Statements	4.07(a)
Vendor Contracts	4.14(a)(i)
Warrant Agent	Recitals
Warrant Assumption Agreement	Recitals
White & Case	11.16(b)
Written Consent	8.03(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “SPAC Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, SPAC Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement at least three (3) days prior to the date of this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Section 1.04 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Scott Demerau, Cecil Magpuri and Jo Merrill, and, in the case of SPAC, Doug Jacob and Garrett Schreiber, and, in each case, after reasonable inquiry of direct reports.

Article II

THE MERGERS; CLOSINGS

Section 2.01 The Mergers.

(a) The SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, at 8:01am New York City time on the date immediately following the Closing Date (the “SPAC Merger Effective Time”), SPAC shall be merged with and into Pubco in the SPAC Merger (the “SPAC Merger Closing”). Following the SPAC Merger, the separate corporate existence of SPAC shall cease and Pubco shall continue as the Surviving Corporation. The date on which the SPAC Merger Closing occurs is referred to herein as the “SPAC Merger Closing Date.”

(b) The Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement, at 8:02am New York City time on the date immediately following the SPAC Merger Closing Date (the “Acquisition Merger Effective Time”), Merger Sub shall be merged with and into the Company in the Acquisition Merger (the “Acquisition Merger Closing”). Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Subsidiary Company. The date on which the Acquisition Merger Closing occurs is referred to herein as the “Acquisition Merger Closing Date.”

Section 2.02 Closing.

(a) Closing. The closing (the “Closing”) shall occur electronically through the exchange of documents via e-mail at 8:30pm New York City time on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived by the applicable party(ies) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing (the “Closing Date”). The Class B Exchange shall occur at 11:58pm New York City time on the Closing Date. Immediately following the Class B Exchange, at 11:59pm New York City time on the Closing Date, the redemption of any shares of SPAC Common Stock in connection with the Offer shall occur.

(b) SPAC Merger. Subject to the satisfaction or waiver by the applicable party(ies) of all of the conditions set forth in Article IX of this Agreement, and provided that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the parties shall cause the SPAC Merger to be consummated effective at the SPAC Merger Effective Time by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “SPAC Merger Certificate of Merger”) as provided in Sections 251 and 103 of the DGCL with respect to the SPAC Merger, duly executed and completed in accordance with the relevant provisions of the DGCL.

(c) Closing Cash Contribution. Immediately prior to the Acquisition Merger Effective Time, and in any event following the SPAC Merger Effective Time, Surviving Corporation shall contribute to Merger Sub, to the maximum extent allowed by Law, all of the Closing Surviving Corporation Cash remaining after the payments contemplated by Section 7.03 (the “Closing Cash Contribution”).

(d) Acquisition Merger. Subject to the satisfaction or waiver by the applicable party(ies) of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the parties shall cause the Acquisition Merger to be consummated effective at the Acquisition Merger Effective Time by: (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Acquisition Merger Certificate of Merger” and, together with the SPAC Merger Certificate of Mergers, the “Certificates of Merger”) with respect to the Acquisition Merger, duly executed and completed in accordance with the relevant provisions of the DLLCA. The Acquisition Merger and the SPAC Merger shall become effective at the SPAC Merger Effective Time and Acquisition Merger Effective Time, respectively or such later time as agreed in writing between the Company and SPAC and set forth in the relevant Certificates of Merger. Following filing of the Certificates of Merger, none of SPAC, Pubco, Merger Sub or the Company shall take any action that would prevent the SPAC Merger from taking effect at the SPAC Merger Effective Time or the Acquisition Merger from taking effect at the Acquisition Merger Effective Time.

Section 2.03 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of (a) the SPAC Merger and without further act or deed, at the SPAC Merger Effective Time, all of the property, rights, privileges, powers and franchises of Pubco and SPAC shall vest in the Surviving Corporation and all of the debts, liabilities and duties of SPAC and Pubco shall become the debts, liabilities and duties of the Surviving Corporation and (b) the Acquisition Merger and without further act or deed, at the Acquisition Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Subsidiary Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Subsidiary Company.

Section 2.04 Certificate of Incorporation and Bylaws of Pubco. In connection with the Mergers, on the SPAC Merger Closing Date at the SPAC Merger Effective Time, Pubco will take all requisite actions to (i) adopt the certificate of incorporation (the “Pubco Delaware Charter”) substantially in the form set forth on Exhibit F, which shall be the certificate of incorporation of Pubco upon the effectiveness of the SPAC Merger Closing and until thereafter amended in accordance with its terms and the DGCL, and (ii) adopt the bylaws (the “Pubco Delaware Bylaws”) substantially in the form set forth on Exhibit G, which shall be the bylaws of Pubco upon the effectiveness of the SPAC Merger Closing and until thereafter amended in accordance with their terms, the Pubco Delaware Charter and the DGCL.

Section 2.05 Operating Agreement of the Surviving Subsidiary Company. At the Acquisition Merger Effective Time, the Company Operating Agreement, as in effect immediately prior to the Acquisition Merger Effective Time, shall be amended and restated in its entirety in accordance with the Amended and Restated Company Operating Agreement as set forth on Exhibit H attached hereto, and as so amended, shall be the Operating Agreement of the Surviving Subsidiary Company (the “A&R Operating Agreement”), until thereafter supplemented or amended in accordance with its terms, the Surviving Subsidiary Company’s articles of organization and the DLLCA.

Section 2.06 Directors and Officers of the Surviving Corporation.

(a) The parties will take all requisite action such that the directors and officers of SPAC as of immediately prior to the SPAC Merger Effective Time continue as the initial directors and officers of the Surviving Corporation immediately after the SPAC Merger Effective Time, each to hold office, subject to Section 2.06(b), in accordance with the provisions of the DGCL and the Surviving Corporation’s bylaws and certificate of incorporation until the Acquisition Merger Effective Time.

(b) The parties will take all requisite action such that (i) each director and officer of the Surviving Corporation in office immediately prior to the Acquisition Merger Effective Time shall cease to be a director or officer, as applicable, immediately following the Acquisition Merger Effective Time (including by causing each such director and officer to tender an irrevocable resignation as a director or officer (as applicable), effective as of the Acquisition Merger Effective Time), (ii) the Persons designated pursuant Section 8.11 shall be directors of the Surviving Corporation effective as of immediately following the Acquisition Merger Effective Time, and, as of such time, shall be the only directors of the Surviving Corporation, and (iii) the officers of the Company shall be appointed as officers of the Surviving Corporation, effective as of immediately after the Acquisition Merger Effective Time, and, as of such time, shall be the only officers of the Surviving Corporation. Each person appointed as a director or officer of the Surviving Corporation following the Acquisition Merger Effective Time pursuant to the preceding sentence shall remain in office as a director or officer, as applicable, of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.07 Managing Member and Officers of the Surviving Subsidiary Company. The Company shall take all necessary action prior to the Acquisition Merger Effective Time so that immediately after the Acquisition Merger Effective Time (i) each officer of the Company in office immediately prior to the Acquisition Merger Effective Time shall continue to be an officer of the Surviving Subsidiary Company immediately following the Acquisition Merger Effective Time and (ii) Pubco is appointed as the sole managing member of the Surviving Subsidiary Company, in accordance with the A&R Operating Agreement set forth on Exhibit H.

Article III

EFFECTS OF THE MERGERS

Section 3.01 Effect on Securities.

(a) Treatment of Securities of SPAC and Pubco in the SPAC Merger. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of SPAC, Merger Sub, the Company, or Pubco or the holder of any shares of capital stock of any of the foregoing:

(i) SPAC Units. Each SPAC Unit outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit.

(ii) SPAC Class A Common Stock. Immediately following the separation of each SPAC Unit in accordance with Section 3.01(a)(i), each share of SPAC Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time (excluding any SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) shall automatically be cancelled and cease to exist in exchange for the right to receive: (A) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Preferred Stock, and (B) 50% multiplied by the Additional SPAC Share Consideration (such consideration, the “Public SPAC Merger Consideration”). As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii) Former SPAC Class B Common Stock. Each share of SPAC Class A Common Stock converted from a share of SPAC Class B Common Stock pursuant to the Class B Exchange shall automatically be cancelled and cease to exist in exchange for the right to receive one (1) newly issued share of Pubco Class A Common Stock (the “Sponsor SPAC Merger Consideration”, and collectively with the Public SPAC Merger Consideration, the “SPAC Merger Consideration”).

(iv) Assumption of SPAC Warrants. Each SPAC Warrant outstanding immediately prior to the SPAC Merger Effective Time shall, at the SPAC Merger Effective Time, cease to be a warrant with respect to SPAC Common Stock and shall be assumed by Pubco pursuant to the Warrant Assumption Agreement (each, a “Pubco Warrant”) on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the Warrant Agreement (including any repurchase rights and cashless exercise provisions). SPAC and Pubco shall take all lawful action to effect the aforesaid provisions of this Section 3.01(a)(iv), including entering into the Warrant Assumption Agreement.

(v) SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are owned by the SPAC as treasury stock or any SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor (the “SPAC Cancelled Shares”).

(vi) SPAC Redeeming Shares. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are required to be redeemed pursuant to the Offer (such shares, the “SPAC Redeeming Shares”), such SPAC Common Stock shall not be exchanged pursuant to clause (ii) above but shall immediately prior to the SPAC Merger Effective Time be canceled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement.

(vii) Cancellation of Pubco Shares. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder thereof, each share of capital stock of Pubco issued and outstanding immediately prior to the SPAC Merger Effective Time shall be redeemed by Pubco for par value.

(b) Treatment of Company Units in the Acquisition Merger. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of SPAC, Merger Sub, the Company, Pubco or the holder of any shares of capital stock of any of the foregoing:

(i) Each Company Unit that is issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the Cancelled Units and Company Financing Units) shall thereupon be converted into the right to receive, and the holder of such Company Unit shall be entitled to receive (A) the Per Unit Consideration and (B) the applicable portion of any Seller Earnout Shares and Seller Earnout Units in accordance with Section 3.01(c).

(ii) Each Company Financing Unit shall thereupon be converted into the right to receive, and the holder of such Company Unit shall be entitled to receive, as applicable, (A) the Per Unit Consideration and (B) Additional Company Financing Unit Consideration.

(iii) Each Company Unit held in treasury of the Company as of immediately prior to the Acquisition Merger Effective Time (collectively, the “Cancelled Units”) shall thereupon be cancelled without any conversion thereof and no payment or distribution shall be made within respect thereto.

(iv) The units of Merger Sub that are issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereupon be converted into and become (A) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (B) a number of Preferred Units equal to the number of shares of Pubco Preferred Stock outstanding immediately after the SPAC Merger and (C) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (A) through (C) after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer, the Class B Exchange and the Conversion.

(c) Seller Earnout.

(i) At the Acquisition Merger Effective Time, (A) the Company shall issue and deposit with the Escrow Agent forty million (40,000,000) New Company Units (the “Seller Earnout Units”) and (B) Pubco shall issue and deposit with the Escrow Agent forty million (40,000,000) shares of Pubco Class B Common Stock (the “Seller Earnout Shares”), in each case, to be held in escrow in accordance with the terms of the Escrow Agreement and this Section 3.01(c).

(ii) Upon receipt of the Seller Earnout Shares and Seller Earnout Units, the Escrow Agent shall place the Seller Earnout Shares and Seller Earnout Units into one or more escrow accounts in accordance with the Escrow Agreement, and such Seller Earnout Shares and Seller Earnout Units shall be earned, released and delivered as follows:

(A)	On the occurrence of Seller Earnout Triggering Event I, Pubco and the Company shall cause the Escrow Agent to release to each Seller Earnout Participant (1) a number of New Company Units equal to (x) fifteen million (15,000,000) (the “First Seller Earnout Units”) multiplied by (y) its Seller Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) fifteen million (15,000,000) (the “First Seller Earnout Shares”) multiplied by (y) its Seller Earnout Pro Rata Portion.

(B)	On the occurrence of Seller Earnout Triggering Event II, Pubco and the Company shall cause the Escrow Agent to release to each Seller Earnout Participant (1) a number of New Company Units equal to (x) fifteen million (15,000,000) (the “Second Seller Earnout Units”) multiplied by (y) its Seller Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) fifteen million (15,000,000) (the “Second Seller Earnout Shares”) multiplied by (y) its Seller Earnout Pro Rata Portion.

(C)	On the occurrence of Seller Earnout Triggering Event III, Pubco and the Company shall cause the Escrow Agent to release to each Seller Earnout Participant (1) a number of New Company Units equal to (x) ten million (10,000,000) (the “Third Seller Earnout Units”) multiplied by (y) its Seller Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) ten million (10,000,000) (the “Third Seller Earnout Shares”) multiplied by (y) its Seller Earnout Pro Rata Portion.

(iii) In the event that Seller Earnout Triggering Event II occurs prior to the occurrence of Seller Earnout Triggering Event I, Seller Earnout Triggering Event I will be deemed to have been achieved, the First Seller Earnout Units and First Seller Earnout Shares shall also be deemed to have vested, and Pubco and the Company shall cause the Escrow Agent to release the First Seller Earnout Units and First Seller Earnout Shares in accordance with Section 3.01(c)(ii). In the event that Seller Earnout Triggering Event III occurs prior to the occurrence of Seller Earnout Triggering Event I or Seller Earnout Triggering Event II, Seller Earnout Triggering Event I and Seller Earnout Triggering Event II, as applicable, will be deemed to have been achieved, all Seller Earnout Units and all Seller Earnout Shares shall be deemed to have vested, and Pubco and the Company shall cause the Escrow Agent to release all Seller Earnout Units and all Seller Earnout Shares in accordance with Section 3.01(c)(ii).

(iv) No Seller Earnout Shares or Seller Earnout Units shall be, directly or indirectly, sold, transferred, assigned, pledged, encumbered, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, unless and until such Seller Earnout Shares and/or Seller Earnout Units have been released in accordance with this Section 3.01(c) and the Escrow Agreement. Any Seller Earnout Shares or Seller Earnout Units that are not released in accordance with the terms of this Section 3.01(c) prior to the Earnout Period End Date shall be delivered to Pubco or the Company (as applicable) and cancelled for no consideration, and none of the Seller Earnout Participants nor any of their Affiliates shall have any rights with respect thereto.

(v) For the avoidance of doubt, no holder of Company Financing Units shall have any right to any Seller Earnout Units or Seller Earnout Shares solely as a result of holding any Company Financing Units.

Section 3.02 Equitable Adjustments.

(a) If, between the date of this Agreement and the Acquisition Merger Effective Time, the outstanding equity interests of any class or series of Company Units or SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event (in each case other than pursuant to the Class B Exchange or SPAC Merger), then, without duplication, any number, value (including dollar value) or amount contained herein which is based upon the number of shares of any class or series of Company Units or SPAC Common Stock will be appropriately adjusted to provide to the holders of Company Units and the holders of SPAC Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit any of the parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or would reasonably be expected to prevent the relevant aspects of the Transactions from qualifying for their respective Intended Tax Treatments.

(b) If, prior to the Earnout Period End Date, the outstanding equity interests of any class or series of the Surviving Subsidiary Company or Pubco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then, without duplication, the number of Seller Earnout Units, Seller Earnout Shares or Sponsor Earnout Shares will be appropriately adjusted to provide to the Seller Earnout Participant and Sponsor the same economic effect as contemplated by this Agreement.

Section 3.03 Conversion; Delivery of Shares.

(a) In connection with the Conversion:

(i) The parties to this Agreement shall take all necessary actions to effect the Conversion and provide for the payment of the SPAC Merger Consideration as contemplated by this Agreement.

(ii) Prior to the SPAC Merger Effective Time, SPAC and the Company shall mutually select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the payment of the SPAC Merger Consideration (the “Exchange Agent”) and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(iii) As promptly as practicable following the SPAC Merger Effective Time, Pubco shall cause to be sent to each SPAC Stockholder (as of immediately prior to the SPAC Merger Effective Time) a letter of transmittal in such form as may be required by the Exchange Agent, which shall have customary representations and warranties as to title, authorization, execution and delivery.

(b) Subject to the occurrence of the Acquisition Merger Effective Time, upon the delivery of a letter of transmittal (accompanied with all certificates representing Company Units, to the extent such Company Units are certificated (the “Company Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation, the Company Unitholder holding such Company Units shall be entitled to receive in exchange therefor the Per Unit Consideration and/or the Additional Company Financing Unit Consideration into which such Company Units have been converted pursuant to Section 3.01(b)(i) or Section 3.01(b)(ii). Until surrendered as contemplated by this Section 3.03(b), each Company Unit shall be deemed at any time from and after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the Per Unit Consideration, the Seller Earnout Pro Rata Portion of any Seller Earnout Units and Seller Earnout Shares and/or the Additional Company Financing Unit Consideration, which the Company Unitholders holding Company Units were entitled to receive in respect of such units pursuant to Section 3.01(b).

(c) Subject to the occurrence of the SPAC Merger Effective Time, upon the delivery of a letter of transmittal (accompanied with all certificates representing shares of SPAC Common Stock (which, if applicable, may be the certificates that formerly represented shares of SPAC Class B Common Stock that converted into such shares of SPAC Class A Common Stock pursuant to the Class B Exchange), to the extent such shares of SPAC Common Stock are certificated (the “SPAC Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation, the SPAC Stockholder holding such shares of SPAC Common Stock shall be entitled to receive in exchange therefor the SPAC Merger Consideration. Until surrendered as contemplated by this Section 3.03(c) each share of SPAC Common Stock shall be deemed at any time from and after the SPAC Merger Effective Time to represent only the right to receive upon such surrender the SPAC Merger Consideration, which the SPAC Stockholders holding shares of SPAC Common Stock were entitled to receive in respect of such shares pursuant to Section 3.01(a).

Section 3.04 Lost Certificate. In the event any Company Certificate or SPAC Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or SPAC Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision by such Person of a customary indemnity against any claim that may be made against the Surviving Corporation or Surviving Subsidiary Company with respect to such Company Certificate or SPAC Certificate, as applicable, and the Surviving Corporation or Surviving Subsidiary Company, as applicable, shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Unit Consideration, Additional Company Financing Unit Consideration and/or the SPAC Merger Consideration, as applicable, deliverable in respect thereof as determined in accordance with this Article III.

Section 3.05 Withholding. SPAC, Pubco, Merger Sub and the Company shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts that are required to be deducted or withheld with respect to the making of such payments under the Code or any other applicable Law; provided that, except with respect to compensatory payments, no less than five (5) Business Days before so deducting or withholding, SPAC, Merger Sub, the Company or Pubco (as applicable) shall provide written notice (including an estimate of the amount to be deducted or withheld and the legal basis for such deduction or withholding) to the Person in respect of whom such amounts are intended to be deducted or withheld. To the extent that SPAC, Merger Sub, the Company, or Pubco (as applicable) deducts or withholds such amounts with respect to any Person and properly remits such deducted or withheld amounts to the applicable Governmental Authority, such deducted or withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes of this Agreement. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Transactions treated as compensation, the relevant parties shall cooperate to pay such amounts through the Company’s or its relevant Subsidiary’s payroll to facilitate any applicable withholding as may be required.

Section 3.06 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Pubco Common Stock or New Company Units shall be issued upon the conversion of Company Units, SPAC Common Stock or SPAC Warrants pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of New Company Units or Pubco Common Stock. In lieu of the issuance of any such fractional share to which any holder of Company Units, SPAC Common Stock or SPAC Warrants would otherwise be entitled in connection with the conversion of Company Units, SPAC Common Stock or SPAC Warrants pursuant to Section 3.01 (after aggregating all fractional New Company Units or shares of Pubco Common Stock of the same class and series that otherwise would be received by such holder of Company Units, SPAC Common Stock or SPAC Warrants), Pubco shall round up or down to the nearest whole New Company Units or share of Pubco Common Stock, as applicable. No cash settlements shall be made with respect to fractional shares or units eliminated by rounding.

Section 3.07 Payment of Expenses(a). On the Acquisition Merger Closing Date immediately following the Acquisition Merger Effective Time, Pubco (or, if Pubco does not have sufficient funds, the Company) shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of the Company, Pubco or Merger Sub for outside counsel incurred in connection with the Transactions and fees and expenses of or on behalf of the Company, Pubco or Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by the Company, Pubco or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”). Any payment of Outstanding Company Expenses by Pubco with respect to the Company shall be treated for applicable income tax purposes as first having been deemed contributed to the Company and then paid to such persons.

(b) On the Acquisition Merger Closing Date immediately following the Acquisition Merger Effective Time, Pubco (or, if Pubco does not have sufficient funds, the Company) shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of SPAC for outside counsel and fees and expenses of or on behalf of SPAC for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of SPAC incurred in connection with the Transactions, SPAC’s pursuit of a Business Combination and any amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions (collectively, the “Outstanding SPAC Expenses”).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of the Company, Pubco and Merger Sub represents and warrants to SPAC as follows:

Section 4.01 Corporate Organization of the Company, Pubco and Merger Sub.

(a) Each of the Company, Pubco and Merger Sub has been duly organized or incorporated, (i) is validly existing and in good standing under the Laws of its jurisdiction of organization or formation and (ii) has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, except where the failure to do so has not had and would not reasonably be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub. The Company is not in default under or in violation of any provision of the Company Organizational Documents. Pubco is not in default under or in violation of any provision of the Pubco Organizational Documents. Merger Sub is not in default under or in violation of any provision of the Merger Sub Organizational Documents.

(b) The Company Organizational Documents, the Pubco Organizational Documents and the Merger Sub Organizational Documents previously made available by the Company to SPAC are true, correct and complete and are in effect as of the date of this Agreement.

(c) The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

Section 4.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity or voting interests in any other Person or has any Contracts, right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any such shares of the capital stock or other equity or voting interests, or any securities or obligations exercisable or exchangeable for or convertible into any such shares of the capital stock or other equity or voting interests, of such Person to the Company or its Subsidiaries.

Section 4.03 Due Authorization. Each of the Company, Pubco and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to the receipt of the Company Requisite Approval) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, the board of directors of Pubco (the “Pubco Board”), the sole stockholder of Pubco and the sole member of Merger Sub and upon receipt of the Company Requisite Approval, no other corporate proceeding on the part of the Company, Pubco or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s, Pubco’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company, Pubco and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, Pubco and Merger Sub, enforceable against the Company, Pubco and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any equity interests of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. The Written Consent, if executed and delivered by the Company Members, would satisfy the Company Requisite Approval and no additional approval or vote from any holders of any equity interests of the Company, Pubco or Merger Sub would then be necessary to adopt this Agreement or approve the Transactions.

Section 4.04 No Conflict. Subject to the receipt of the Company Requisite Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.04, the execution, delivery and performance of this Agreement by the Company, Pubco and Merger Sub and each Ancillary Agreement to which they are a party and the Transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of (or an event which, with notice or lapse of time, or both, would constitute a breach), the Company Organizational Documents, the Pubco Organizational Documents, the Merger Sub Organizational Documents or the certificate of formation, bylaws or other organizational documents of any of the Company’s Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Pubco, Merger Sub, the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, whether or not set forth on Schedule 4.14(a), or any Real Estate Lease Documents, in each case to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or its Subsidiaries or (e) result in the triggering, acceleration, vesting or increase of any equity security of the Company pursuant to any Material Contract, except (in the case of clauses (b), (c), (d) or (e) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

Section 4.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver, authorization, filing, report, registration, Permit, clearance, expiration or termination of waiting periods from any Governmental Authority is required on the part of the Company, Pubco or Merger Sub with respect to the Company’s, Pubco’s or Merger Sub’s respective valid and lawful execution, delivery or performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby or the continuing operation of the business of the Company and its Subsidiaries following the effectiveness of the Acquisition Merger Effective Time, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub, or to have a material adverse effect on the ability of the Company, Pubco or Merger Sub to consummate the Transactions, in each case which are set forth in Schedule 4.05(b), (c) those disclosed on Schedule 4.05(c), (d) the filing with the SEC of (i) the Registration Statement and Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby and (e) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

Section 4.06 Capitalization.

(a) All of the issued and outstanding Company Units have been duly authorized and validly issued in accordance with all applicable Laws, including applicable Securities Law, and the Company Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Set forth on Schedule 4.06(b) is a true, correct and complete list of each record holder of Company Units or other equity interests of the Company and the number of Company Units or other equity interests held by each such holder as of the date hereof. As of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights, restricted stock, conversion rights, equity appreciation rights, redemption rights, repurchase rights, phantom units, profit participation rights, call rights, put rights or other securities convertible into or exchangeable or exercisable for Company Units or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or exchangeable into any equity capital of, other equity interests in or debt or other derivative securities of, the Company, or any board nomination or observer rights therein, and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Unitholders may vote. Except as set forth on Schedule 4.06(b), as of the date hereof the Company is not party to any unitholders agreement, voting agreement or registration rights agreement relating to its equity interests. All Company Units or other equity interests of the Company are free and clear of all Liens other than transfer restriction under applicable Securities Laws and Company Organizational Documents.

(c) As of the date hereof and as of immediately prior to the SPAC Merger Closing Date, the authorized capital stock of Pubco consists of one hundred (100) shares of common stock, par value $0.01 per share, ten (10) shares of which are issued and outstanding as of the date of this Agreement. As of the date hereof and as of immediately prior to the SPAC Merger Closing Date, such shares of the common stock of Pubco (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested.

(d) Subject to approval of the Proposals, the shares of Pubco Common Stock to be issued by Pubco in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Pubco and will be capable of effectively vesting in the Company Unitholders and SPAC Stockholders, respectively, title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(e) As of the date hereof and as of immediately prior to the SPAC Merger Closing Date, the outstanding equity interests of Merger Sub consist solely of limited liability company interests owned by Pubco. All outstanding limited liability company interests of Merger Sub are owned by Pubco, have been duly authorized and validly issued and are fully paid and nonassessable.

(f)   As of the date hereof, the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, options, warrants, rights, restricted stock, conversion rights, equity appreciation rights, redemption rights, repurchase rights, phantom units, profit participation rights, call rights, put rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or exchangeable into any shares of capital stock of, other equity interests in or debt or other derivative securities of, such Subsidiaries, or any board nomination or observer rights therein, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries, in each case of (A) and (B), other than issued to the Company or another Subsidiary of the Company. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(f), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(f), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries are free and clear of all Liens other than transfer restriction under applicable Securities Laws and the Company Organizational Documents. The Company’s Subsidiaries have no issued or outstanding equity interests other than the equity interests of the Joint Ventures and the equity interests of wholly-owned Subsidiaries.

(g) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.06(f), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

Section 4.07 Financial Statements.

(a) (i) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and as of December 31, 2021, and the audited consolidated statement of operations, statements of stockholders’ (deficit) equity and statements of cash flows of the Company and its Subsidiaries for the year then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2022, and the unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries for the three-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), in each case of the foregoing clauses (i) and (ii) when delivered, will have been prepared, in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The PCAOB Audited Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act. The Acquiree Audited Financial Statements, if required to be and when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date. The Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

Section 4.08 Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in Schedule 4.08(c), (d) arising under this Agreement or the performance by the Company of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 2.03 of Form 8-K, as promulgated by the SEC).

Section 4.09 Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no, and since June 30, 2019 there have not been, pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against or by the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers, or, to the knowledge of the Company, any of the Company’s employees (in each case of the foregoing in their capacities as such), or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, seeking material non-monetary relief (including any criminal Actions) or involving an amount in controversy in excess of $300,000 individually or in the aggregate. Neither the Company nor its Subsidiaries, any property, asset or business of the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers or, to the knowledge of the Company, any of the Company’s employees (in each case of the foregoing in their capacities as such), is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, nor are there any unsatisfied judgments or any open injunction binding upon the Company or any of its Subsidiaries, any property, asset or business of the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers or, to the knowledge of the Company, any of the Company’s employees (in each case in their capacities as such).

Section 4.10 Compliance with Laws.

(a) Except as set forth on Schedule 4.10(a) and except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since June 30, 2019, have been, in compliance in all material respects with all applicable Laws. Since June 30, 2019 neither the Company nor any of its Subsidiaries has received any written notice or other written communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation of, or failure to comply with, any applicable Law by the Company or any of its Subsidiaries or (ii) requiring the Company or any of its Subsidiaries to take or omit and action to ensure compliance with any applicable Law, in either case of the foregoing clauses (i) and (ii), which violation or failure to comply would, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.

(b) Since June 30, 2017, (i) there has been no action taken by the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers, employees, or any agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has knowledge of facts indicating that the Company or any of its Subsidiaries have violated at any time or may be in violation of any Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iv) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (v) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Since June 30, 2017, (i) there has been no action taken by the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers or employees of the Company or any of its Subsidiaries, in each case, acting on behalf of or for the Company or any of its Subsidiaries, in violation of any applicable Anti-Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries has knowledge of facts indicating that the Company or any of its Subsidiaries have violated at any time or may be in violation of any Anti-Money Laundering Laws, (iii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Money Laundering Laws, (iv) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Money Laundering Law, (v) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Money Laundering Law, and (vi) neither the Company nor any of its Subsidiaries are required to maintain any licenses or registrations required by Anti-Money Laundering Laws or are subject to anti-money laundering regulations contained within the Bank Secrecy Act, 31 C.F.R. Chapter X, as a financial institution, as that term is defined therein.

(d) The Company and its Subsidiaries have in place and have adopted reasonably designed policies and procedures to promote compliance with, and as may be required by, any applicable Anti-Corruption Law (including by the books and records and internal controls provisions of the U.S. Foreign Corrupt Practices Act), Anti-Money Laundering Law, and Sanctions.

(e) Except as set forth on Schedule 4.10(e), since June 30, 2017, none of the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers, employees or any agent or representative thereof: (i) has been nor is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or any of its Subsidiaries) transacted business or engaged in any transactions with or for the benefit of a Sanctioned Person in each case in violation of applicable Sanctions nor otherwise violated applicable Sanctions, nor (iii) to the Company’s knowledge has violated any applicable Ex-Im Law.

(f)   Except as set forth on Schedule 4.10(f), to the knowledge of the Company, the Company and its Subsidiaries have not been, since June 30, 2017, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws, or the Company’s policies, procedures and controls for compliance with the foregoing Laws.

Section 4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, all Owned Intellectual Property that is registered or issued (the “Registered Intellectual Property”) or the subject of a pending application. Each item of Registered Intellectual Property is valid, subsisting and, to the knowledge of the Company, enforceable.

(b) The Company or one of its Subsidiaries: (i) is the sole and exclusive owner of all Owned Intellectual Property free and clear of all Liens, other than Permitted Liens, and (ii) has a valid and enforceable written license or other valid right to use all other Company Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Intellectual Property shall be available for use by the Surviving Subsidiary Company immediately after the Acquisition Merger Closing Date on identical terms and conditions to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Acquisition Merger Closing Date.

(c) The Company and its Subsidiaries undertake commercially reasonable efforts to maintain all material Owned Intellectual Property, including to protect the confidentiality of any material Trade Secrets included in the Owned Intellectual Property. To the knowledge of the Company, no such Trade Secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement.

(d) Except as set forth on Schedule 4.11(d), (i) the Owned Intellectual Property as used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate and has not in the past three (3) years infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party, and (ii) there are no proceedings pending or threatened in writing (including in the form of offers or invitations to obtain a license), as of the date of this Agreement, against the Company or any Subsidiary by any third party alleging any such infringement, misappropriation, dilution or other violation of Intellectual Property owned by such third party in the conduct of the Company’s business. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) No director, officer or employee of the Company has any ownership interest in any of the material Owned Intellectual Property. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Company or one of its Subsidiaries (or all such right, title, and interest vested in the Company or one of its Subsidiaries by operation of Law). No such Person has asserted in writing or, to the knowledge of the Company, orally, an ownership interest or other rights in or to any Owned Intellectual Property.

(f) Except as set forth on Schedule 4.11(f), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any material Owned Intellectual Property in a manner that would give any such government, university, college, or other educational institution or research center an ownership interest in any such material Owned Intellectual Property.

Section 4.12 Information Technology.

(a) The IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries for the operation of its business as currently conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company and its Subsidiaries and (ii) to the knowledge of the Company, are free from material defects, deficiencies, vulnerabilities, errors, disabling mechanisms, viruses, time locks, Trojan horses, malware or other contaminants or corruptants, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries (i) take commercially reasonable actions designed to protect the confidentiality, integrity, availability, of its IT Systems, and (ii) have in place adequate security controls, incident response plans, and disaster recovery plans and procedures for its IT Systems within their operational control, in each case (i) and (ii), except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of the Company, since June 30, 2020, there has been no material security breach or unauthorized access to the IT Systems that resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein, in each case that has resulted in or is reasonably likely to result in material liability to Company and its Subsidiaries, taken as a whole.

Section 4.13 Data Protection.

(a) To the knowledge of the Company, the Company’s and its Subsidiaries’ comply in all material respects with, and since June 30, 2020, has complied in all material respects with, (i) the provisions relating to data privacy, data protection, or data security of any material Contract to which any of them is a party, (ii) each of their external published privacy policies, (iii) and all applicable Privacy Laws.

(b) Since June 30, 2020, and to the knowledge of the Company, the Company and its Subsidiaries have not received any material: (i) written complaints, (ii) written notices of investigation or regulatory audit, (iii) written claims from any Governmental Authority or (iv) any Actions by consumers or other entities, relating to any Privacy Laws, nor, to the knowledge of the Company, have any such complaints, investigations, regulatory audits, claims or Actions been threatened against them.

(c) The Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that all Personal Information is protected in all material respects against a Security Incident. Since June 30, 2020, and to the knowledge of the Company there have been no material Security Incident that either (i) pursuant to any applicable legal requirement, would require the Company or a Subsidiary to notify customers or employees of such Security Incident or (ii) has resulted in or is reasonably likely to result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 4.14 Contracts; No Defaults.

(a) Schedule 4.14(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xxii) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (those Contracts required to be listed, the “Material Contracts”). True, correct and complete copies of the Material Contracts, including amendments thereto, have been delivered to or made available to SPAC or its agents or representatives. The Material Contracts include:

(i) each Contract with a vendor of the Company or its Subsidiaries that required payment to such vendor by the Company and its Subsidiaries (taken together) for the year ended December 31, 2021 of an aggregate amount exceeding $3,400,000 (the “Vendor Contracts”);

(ii) any Contract providing for the grant by the Company of rights to market or sell the Company’s or its Subsidiaries’ services on behalf of the Company or its Subsidiaries to any other Person, in each case having consideration paid or payable by the Company or its Subsidiaries in an amount exceeding $1,000,000, in the aggregate, the year ended December 31, 2021;

(iii) each collective bargaining agreement or other labor-related Contract with any labor union, labor organization or works council;

(iv) any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from a third party any rights to use Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole (other than (1) click-wrap, shrink-wrap, and off-the-shelf software (including software-as-a-service) licenses or agreements, and any other software licenses that are commercially available on reasonable terms to the public generally (including Open Source Materials), (2) rights to use confidential information in confidentiality and commercial agreements entered in the ordinary course, (3) licenses to use background Intellectual Property of any employee or consultant, (4) licenses to user-generated content and other materials provided by users or customers of the Company’s products and services, and (5) licenses that are incidental to the sale, purchase, or lease of any products or services) or (B) licenses granted by the Company or any of its Subsidiaries to a third party to use Owned Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses granted to customers, suppliers or service providers in the ordinary course of business);

(v) any Contract which (A) expressly restricts in any material respect or contains any express material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory or any period of time in which any of them may engage in any business or to sell or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company or any Subsidiary (or, after the Acquisition Merger Effective Time, the Surviving Corporation or one of its Subsidiaries or successors or assigns);

(vi) any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $1,000,000 of committed credit;

(vii) any guaranty in favor of a third party (other than a Subsidiary of the Company) by the Company or its Subsidiary of any obligation of another in excess of $1,000,000;

(viii) any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of purchase price adjustment, earn-outs, deferred payments or similar obligation, in each case, in connection with the acquisition of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since June 30, 2020, of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(x) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(xi) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.14 pursuant to which the Company recognized or expected to result in revenue or generated expenditures in excess of $300,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;

(xii) any Company Affiliate Agreement that will not be terminated at or prior to the Acquisition Merger Closing;

(xiii) any Contract made other than in the ordinary course of business providing for (i) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary, or (ii) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company and any Subsidiary;

(xiv) any Contract under which the Company has agreed to purchase goods or services for more than $1,000,000 in any fiscal year from a vendor, supplier or other Person on a “most favored nation” basis;

(xv) any Contract with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Material Permits;

(xvi) any Contract entered into outside the ordinary course of business, containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary to pay an amount in excess of $300,000;

(xvii) any Contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing base compensation to any officer, director, employee or consultant in excess of $250,000 per year;

(xviii) any Contract requiring the Company or any of its Subsidiaries to register any equity interests under the applicable Securities Laws;

(xix) any Contract under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries;

(xx) any settlement, conciliation or similar Contract relating to an Action of the Company or its Subsidiaries that has been entered into since June 30, 2020 and (A) contemplates payment by the Company or its Subsidiaries of any amount in excess of $300,000 or (B) were brought by an equityholder or Affiliate of the Company or its Subsidiaries;

(xxi) any Contract establishing or governing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole; and

(xxii) any Contract not otherwise described in any other subsection of this Section 4.14(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) With respect to each Contract of the type described in Section 4.14(a), whether or not set forth on Schedule 4.14(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2020, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), (v) since December 31, 2020, neither the Company nor its Subsidiaries have received written notice from any other party to any Vendor Contract that such party intends to materially reduce or modify its relationship with the Company or any of its Subsidiaries, and (vi) since December 31, 2020, through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.15 Company Benefit Plans.

(a) Schedule 4.15(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but not including any Multiemployer Plan.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to SPAC correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any amendments thereto and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable), (iv) for the most recent year, the actuarial valuations (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) any non-routine correspondence with any Governmental Authority since January 1, 2019.

(c) Each Company Benefit Plan has, in all material respects, complied with, and has been administered in all material respects in compliance with, its terms and all applicable Laws, including ERISA, the PPACA and the Code. All contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, ERISA Affiliates has sponsored, maintained, contributed to, within the six years prior to the date of this Agreement nor was required to contribute to, or has any direct or contingent liability with respect to, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or any plan subject to Title IV of ERISA. No circumstance or condition exists that could result in an obligation of the Company or any of its Subsidiaries to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA or the Pension Benefit Guaranty Corporation. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any obligations to provide any post-employment health, medical or life insurance benefits for any employee or service provider, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any other applicable law, and at the expense of such employee or service provider.

(g) With respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(h) Except as set forth on Schedule 4.15(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Acquisition Merger Effective Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in all material respects in documentary compliance with, and has been operated in all material respects in compliance with Section 409A of the Code and all applicable regulations and notices issued thereunder. No Company Benefit Plan or other arrangement provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

Section 4.16 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) to the knowledge of the Company, no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority, and (iv) to the knowledge of the Company, no union organizing activities have occurred with respect to employees of the Company or any Subsidiary since January 1, 2020.

(b) Each of the Company and its Subsidiaries (i) has complied in all material respects with all applicable Laws regarding labor, employment, employment practices, social security and Tax matters in connection with employees and independent contractors, including all Laws respecting terms and conditions of employment, health and safety, non-discrimination, harassment, wages and hours, immigration, child labor, privacy, disability rights or benefits, equal opportunity, plant closures and layoffs (including, but not limited to, the WARN Act), affirmative action, workers’ compensation, labor relations, right to organize and to bargain collectively, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and unemployment insurance, and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries at the level of senior vice president or above is in violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, restrictive covenant obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information of such former employer.

(e) In the past two (2) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof.

(f) True and complete information as to the name, current job title and compensation of each current director and executive of the Company and its Subsidiaries has been made available to SPAC. As of the date hereof, to the knowledge of the Company, no current executive or key employee with an annual salary in excess of $250,000, has given notice of termination of employment or otherwise disclosed plans to terminate employment or engagement with the Company or its Subsidiaries within the next twelve (12) months.

(g) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

Section 4.17 Taxes.

(a) Except as set forth on Schedule 4.17:

(i) All income and other material Tax Returns required by Law to be filed by the Company and its Subsidiaries and the Joint Ventures have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such material Tax Returns are true, correct and complete in all material respects.

(ii) All material amounts of Taxes owed by the Company and its Subsidiaries and the Joint Ventures have been timely paid.

(iii) Each of the Company and its Subsidiaries has (A) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (B) remitted such Taxes required to have been remitted to the appropriate Governmental Authority.

(iv) Neither the Company nor any of its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to any material Taxes. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any material Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(v) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vi) None of the Company, any of its Subsidiaries, the Surviving Corporation, and the Surviving Subsidiary Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Acquisition Merger Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Acquisition Merger Closing Date and made prior to the Acquisition Merger Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Acquisition Merger Closing; (C) installment sale or open transaction disposition made prior to the Acquisition Merger Closing; or (D) prepaid amount received or deferred revenue realized prior to the Acquisition Merger Closing (other than such amounts received or realized in the ordinary course of business).

(vii) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(viii) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by Contract (except, in each case, for any such contracts that are commercial agreements not primarily relating to Taxes).

(ix) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(x) Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(xi) Each of the Company and its U.S. Subsidiaries is, and has at all times since its formation been, properly classified as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal and applicable state and local income tax purposes. The U.S. federal income tax classification of the Company’s non-U.S. Subsidiaries and the Joint Ventures (and any entity classification election made with respect thereto) are set forth in Schedule 4.17(xi).

(xii) Neither the Company nor any of its Subsidiaries has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to the Company or any of its Subsidiaries (whichever is applicable) at any earlier date than is required by applicable Law.

(xiii) Neither the Company nor any of its Subsidiaries has (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) obtained a loan under 15 U.S.C. 636(a)(36), in each case, that remains outstanding.

(xiv) Neither the Company nor any of its Subsidiaries will be required to pay any Tax after the Acquisition Merger Closing Date as a result of an election made pursuant to Section 965(h) of the Code with respect to the applicable non-U.S. Subsidiaries of the Company.

(xv) None of the Company’s non-U.S. Subsidiaries or Joint Ventures is a “controlled foreign corporation” within the meaning of Section 957 of the Code and none of the Company or any of its U.S. Subsidiaries is a stockholder, directly or indirectly, in a controlled foreign corporation.

(b) Neither the Company nor any of its Subsidiaries has taken any action that, nor are there any facts, circumstances or plans concerning solely the Company, any of its Subsidiaries, Pubco and/or Merger Sub that, either alone or in combination, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 4.18 Brokers’ Fees. Except as described on Schedule 4.18, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

Section 4.19 Real Property; Assets.

(a) Except as set forth on Schedule 4.19(a), neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.

(b) Schedule 4.19(b) contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate payments in excess of $300,000 annually (the “Leased Real Property”). The Company has made available to SPAC true, correct and complete copies of the material leases, subleases, licenses and occupancy agreements (including all amendments thereto and guaranties thereof) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to SPAC and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions by the Company, upon the consummation of the Transactions, will entitle SPAC or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) Except as would not reasonably be material and adverse to the Company and its Subsidiaries, taken as a whole, there has been no default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, that is presently existing under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written notice of material default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(f) The Leased Real Property constitutes all real property currently used in the business of the Company or its Subsidiaries.

(g) Except for Permitted Liens and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and valid title to all tangible assets and intangible assets of the Company and its Subsidiaries for use in the business as currently conducted as of the date hereof, and the assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business after the Acquisition Merger Closing in the ordinary course. As of the date hereof, all such assets are free and clear of all Liens, except for Permitted Liens, and have been maintained in the ordinary course of business, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used, except where such Lien or condition of an asset would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.20 Environmental Matters. Except as had not had and would not reasonably be expected to result in a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, since June 30, 2019, have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying with all material Permits required pursuant to Environmental Law for the operation of the business and the Leased Real Properties. The Company and its Subsidiaries have not, since June 30, 2019, received any written notice from any Governmental Authority related to any actual or alleged violation of any Environmental Law or Environmental Permit or any material liability arising under any Environmental Law or any investigation, remediation or corrective obligation, in each case arising under any Environmental Law, relating to the Company or its Subsidiaries or their facilities, the subject of which is unresolved;

(b) there has been no Release of any Hazardous Materials at, in, on or under any Leased Real Property, and neither the Company nor its Subsidiaries have generated, stored, handled, used, processed, transported, Released or disposed of, or exposed any person to, Hazardous Materials at, in, on or under the Leased Real Property or off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property, except in each case as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries;

(c) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law or any Environmental Permit, nor has the Company or its Subsidiaries received any notice of any remediation or corrective obligation, except in each case as would not reasonably be expected to be material to the Company or any of its Subsidiaries;

(e) neither the Company nor any Subsidiary has assumed by contract or operation of Law any liability of any other Person arising under Environmental Law, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries;

(f) no consent, approval, or authorization of, or any declaration, notice, filing, or registration with, any Governmental Authority is required in connection with the transfer of any Permit issued pursuant to any Environmental Law (“Environmental Permits”) as a result of the consummation of the transactions contemplated under this Agreement. To the knowledge of the Company, there are no pending, proposed, or required changes to any Environmental Permits such that the Company or any of its Subsidiaries is reasonably expected to incur any material costs outside the ordinary course of business (including for capital expenditures, process changes, or changes in materials usage) to achieve or ensure material compliance with any such Environmental Permit; and

(g) the Company has made available to SPAC all material environmental reports (including but not limited to any Phase I or Phase II environmental site assessments), audits, environmental investigations, assessments, sampling, tests, and studies relating to the Leased Real Property or any other location for which the Company is reasonably likely to incur liability pursuant to Environmental Law and are in the Company’s possession or reasonable control.

Section 4.21 Absence of Changes.

(a) Since December 31, 2021, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Except as set forth on Schedule 4.21, from March 31, 2022 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that would have required the prior written consent of SPAC under Section 6.01 if such action had been taken on or after the date hereof and prior to the Acquisition Merger Effective Time.

Section 4.22 Affiliate Agreements. Except as set forth on Schedule 4.22 and except for in the case of any employee, officer or director, any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Company or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”); provided that in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries.

Section 4.23 Internal Controls. Since June 30, 2020, neither the Company nor any of its Subsidiaries has received any written complaint or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company or any of its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company or any of its Subsidiaries or (iii) fraud, regardless of whether material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.23, the Company and its Subsidiaries maintain systems of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.24 Permits. The Company and its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their properties and assets and to conduct their business as currently conducted, except where the failure to obtain the same has not had or would not, individually or in the aggregate, reasonably be material to the Company and its Subsidiaries, taken as a whole. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms and is not subject to any conditions (except for those conditions set forth on the face of the applicable Material Permit), (b) no outstanding notice of revocation, cancellation, termination, suspension or adverse modification of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration will not be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Material Permit and (e) each of the Company and its Subsidiaries is, and since June 30, 2020 has been, in compliance with all Material Permits applicable to the Company or its Subsidiaries. The Company has made available to SPAC all Material Permits.

Section 4.25 Company Financing Agreement. The Company Financing Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and to the knowledge of the Company no withdrawal, termination, amendment or modification is contemplated by Katmandu or the Company. The Company Financing Agreement is a legal, valid and binding obligation of the Company and, to knowledge of the Company, Katmandu, and, to the knowledge of the Company, Katmandu has received irrevocable commitments from investors equal to or greater than the Private Placement Investment Amount, and to the knowledge of the Company, such commitments are legal, valid and enforceable obligations of those investors. As of the date hereof, the Company does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Company Financing Agreement not being satisfied, or the Private Placement Investment Amount not being available to the Company, prior to the consummation of the Acquisition Merger. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any material term or condition of the Company Financing Agreement and, as of the date hereof, the Company has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Company Financing Agreement. The Company Financing Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement or the Ancillary Agreements) to the obligations of Katmandu to contribute to the Company the Private Placement Investment Amount.

Section 4.26 Information Supplied. None of the information relating to the Company or its Subsidiaries supplied by the Company, Pubco or Merger Sub, or by any other Person acting on behalf of the Company, Pubco or Merger Sub, in writing specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of the Special Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company, Pubco or Merger Sub for use therein.

Section 4.27 Insurance. To the knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under any material insurance policies. With respect to each such material insurance policy, except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Acquisition Merger Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.28 COVID-19. Except as set forth in Schedule 4.28, none of the Company or any of its Subsidiaries has sought material benefits or relief from any COVID-19-related programs (including the federal Paycheck Protection Program) or under any other COVID-19-related Laws.

Section 4.29 Customers and Suppliers.

(a) Schedule 4.29(a) sets forth the top ten (10) customers (by revenue) of the Company and its Subsidiaries for the year ended December 31, 2021 (collectively, the “Material Customers”) and the amount of consideration paid to the Company or such Subsidiary by each Material Customer during such periods. To the knowledge of the Company as of the date hereof, no such Material Customer has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contract with any such Material Customer. To the knowledge of the Company as of the date hereof, no Material Customer is asserting or threatening in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contract.

(b) Schedule 4.29(b) sets forth the top ten (10) vendors to and/or suppliers of the Company and its Subsidiaries (by spend amount) for the year ended December 31, 2021 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company or such Subsidiary during such periods. To the knowledge of the Company as of the date hereof, no such Material Supplier has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contract with such Material Supplier. To the knowledge of the Company as of the date hereof, no Material Supplier is asserting or threatening in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contract.

Section 4.30 Business Activities.

(a) Since their organization, neither Pubco nor Merger Sub have conducted any business activities other than activities directed toward the accomplishment of the Transactions. Except as set forth in the Pubco Organizational Documents and the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Pubco or Merger Sub or to which Pubco or Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Pubco or Merger Sub or any acquisition of property by Pubco or Merger Sub or the conduct of business by Pubco or Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Pubco or Merger Sub to enter into and perform its obligations under this Agreement.

(b) Pubco and Merger Sub do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Pubco and Merger Sub were formed solely for the purpose of consummating the Transactions and have not engaged in any business activities or conducted any operations other than in connection with the Transactions and have no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 4.31 No Additional Representations and Warranties; No Outside Reliance. Each of the Company, Pubco and Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of SPAC. In making its determination to proceed with the Transactions (including the Mergers), each of the Company, Pubco and Merger Sub has relied on (a) the results of its own independent investigation and (b) the representations and warranties of SPAC expressly and specifically set forth in this Agreement (as modified by the Schedules) or any certificate delivered in accordance with Section 9.03(c). Each of the Company, Pubco and Merger Sub hereby acknowledges that such representations and warranties by SPAC constitute the sole and exclusive representations and warranties of SPAC to the Company, Pubco and Merger Sub in connection with the Transactions (including the Mergers), and each of the Company, Pubco and Merger Sub understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied, (including but not limited to any representations and warranties as to the condition, value or quality of SPAC or SPAC’s assets or liabilities or prospects, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to SPAC’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent) are specifically disclaimed by the Company, Pubco and Merger Sub; (ii) no Person has been authorized by SPAC to make any representations or warranties relating to any of SPAC, its Subsidiaries or the business of SPAC or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by the Company, Pubco or Merger Sub as having been authorized by SPAC and shall not be deemed to have been made by SPAC; and (iii) except to the extent SPAC may have so represented and warranted expressly and specifically in this Agreement or any certificate delivered in accordance with Section 9.03(c), no representation or warranty whatsoever is or has been made by or on behalf of SPAC in respect of the accuracy or completeness of any information provided to the Company, Pubco, Merger Sub or their respective Representatives by or on behalf of SPAC or its Representatives.

Article V

REPRESENTATIONS AND WARRANTIES
OF SPAC

Except as set forth in the SPAC Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SPAC SEC Reports filed or furnished by SPAC on or after December 30, 2020 (excluding (x) any disclosures in such SPAC SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), SPAC represents and warrants to the Company, Pubco and Merger Sub as follows:

Section 5.01 Corporate Organization.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of SPAC previously made available by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

Section 5.02 Due Authorization.

(a) SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and (subject to SPAC’s receipt of the SPAC Stockholder Approvals (in the case of SPAC)) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by SPAC and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the SPAC Board, and upon receipt by SPAC of the SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such Ancillary Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of a majority of the votes cast by holders of SPAC Common Stock, voting together as a single class, at the Special Meeting shall be required to approve each of the Proposals (including any separate or unbundled advisory proposals as are required to implement the foregoing), with each share of SPAC Common Stock entitling its holder to cast one (1) vote at the Special Meeting (the approval by SPAC Stockholders of all of the foregoing, collectively, the “SPAC Stockholder Approval”) and, assuming a quorum is present at the Special Meeting, the SPAC Stockholder Approval is the only vote of any holders of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC and the consummation of the transactions contemplated hereby, including the Mergers.

(c) At a meeting duly called and held prior to the date hereof, the SPAC Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of SPAC and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and Taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the SPAC Stockholders approval of each of the matters requiring SPAC Stockholder Approval.

Section 5.03 No Conflict. Subject to the receipt of the SPAC Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 5.08, the execution, delivery and performance of this Agreement by SPAC and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the SPAC Organizational Documents, any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract to which SPAC or any its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or (e) result in the triggering, acceleration, vesting or increase of any equity security of SPAC pursuant to any SPAC Material Contract, except in the case of clauses (b), (c), (d) or (e) above, for such violations, conflicts, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

Section 5.04 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC, or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon SPAC which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

Section 5.05 Compliance with Laws.

(a) SPAC and its Subsidiaries are, and since their incorporation or organization, as applicable, have been, in compliance in all material respects with all applicable Laws. Neither SPAC nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by SPAC or its Subsidiaries at any time since their incorporation or organization, as applicable.

(b) Since December 30, 2020, (i) there has been no action taken by SPAC, its Subsidiaries, or, to the knowledge of SPAC, any officer, director, manager, employee, agent or representative of SPAC or its Subsidiaries, in each case, acting on behalf of SPAC or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither SPAC nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither SPAC nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither SPAC nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 5.06 Employee Benefit Plans. None of SPAC, or its Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC or its Subsidiaries have no remaining obligations or liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of SPAC or its Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of SPAC or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 5.07 Employees. Other than any officers as described in the SPAC SEC Reports and consultants and advisors in the ordinary course of business or in connection with SPAC’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, SPAC has never employed any employees or retained any contractors.

Section 5.08 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws and Nasdaq, (b) the filing with the Secretary of State of the State of Delaware of the Certificates of Merger and (c) those disclosed on Schedule 4.05.

Section 5.09 Financial Ability; Trust Account.

(a) There is at least $222,300,000 invested in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 11, 2021, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Except as disclosed in the SPAC SEC Reports, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than (x) any SPAC Stockholder who is a Redeeming Stockholder and (y) deferred underwriting fees payable upon consummation of a Business Combination to the underwriters of SPAC’s initial public offering) to any portion of the proceeds in the Trust Account. Prior to Acquisition Merger Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus dated March 15, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. Since March 15, 2021, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Following the Acquisition Merger Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, and other than any amounts that may be due to a Redeeming Stockholder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Acquisition Merger Closing Date after the Acquisition Merger Effective Time.

(c) Except as set forth on SPAC Schedule 5.09(c), as of the date hereof, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.10 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by SPAC have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such material Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes owed by SPAC have been timely paid.

(c) SPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such Taxes required to have been remitted to the appropriate Governmental Authority.

(d) SPAC is not currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to any material Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of SPAC, and no written request for any such waiver or extension is currently pending.

(e) SPAC (or any predecessor thereof) has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(f) SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Acquisition Merger Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Acquisition Merger Closing Date and made prior to the Acquisition Merger Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Acquisition Merger Closing; (C) installment sale or open transaction disposition made prior to the Acquisition Merger Closing; (D) prepaid amount received or deferred revenue realized prior to the Acquisition Merger Closing; or (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Acquisition Merger Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the SPAC, other than Permitted Liens.

(i) SPAC has no liability for the Taxes of any Person (other than SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such contracts that are commercial agreements not primarily relating to Taxes).

(j) SPAC is not a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(k) SPAC has at all times since the date of its formation been classified as a corporation for U.S. federal income tax purposes.

(l) SPAC does not have a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(m) SPAC has not taken any action that, nor are there any facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 5.11 Brokers’ Fees. Except for fees previously disclosed by SPAC to the Company to be paid to the Persons described on SPAC Schedule 5.11, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including the Sponsor.

Section 5.12 SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 18, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SPAC SEC Reports”). None of the SPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the SPAC Merger Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established, including timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as set forth on SPAC Schedule 5.12(e), neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Notwithstanding anything in this Section 5.12 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants, the classification of some SPAC Class A Common Stock as temporary or permanent equity, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or the classification of SPAC Class A Common Stock as permanent equity rather than temporary equity in SPAC’s financial statements.

Section 5.13 Business Activities; Absence of Changes.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract obligating it to consummate a transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on SPAC Schedule 5.13(c) and (iii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of one hundred thousand dollars ($100,000) monthly, two million dollars ($2,000,000) in the aggregate with respect to any individual Contract or more than three million dollars ($3,000,000) in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on SPAC Schedule 5.13(c)).

(d) There is no liability, debt or obligation (including any accrued and unpaid expenses), in each case that would be required to be set forth or reserved for on a balance sheet of SPAC and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet for the quarterly period ended March 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole) or (ii) disclosed in SPAC Schedule 5.13(d).

(e) Since March 31, 2022, there has not been any change, development, condition, occurrence, event or effect relating to SPAC or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions and from March 31, 2022, through the date of this Agreement, SPAC and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date hereof.

Section 5.14 Information Supplied. None of the information relating to SPAC or its Subsidiaries supplied by SPAC, or by any other Person acting on behalf of SPAC, in writing specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of the Special Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.14, no representation or warranty is made by SPAC with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of SPAC for use therein.

Section 5.15 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SPAC consists of 401,000,000 shares of capital stock, divided into (i) 380,000,000 shares of SPAC Class A Common Stock, 22,233,687 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of SPAC Class B Common Stock, 5,558,422 of which are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 shares of SPAC preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the date of this Agreement. 9,856,247 SPAC Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and, in the case of SPAC Common Stock, nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SPAC SEC Reports with respect to certain SPAC Common Stock held by the Sponsor.

(b) Except for this Agreement, the SPAC Warrants and as set forth on SPAC Schedule 5.15(b), as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SPAC SEC Reports or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SPAC SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any Person and does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c) Except as set forth in the SPAC Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.16 SPAC’s NYSE Stock Market Quotation. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FZT.” SPAC is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or terminate the listing of SPAC Class A Common Stock on the NYSE. Neither SPAC nor the Sponsor has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.17 Contracts; No Defaults.

(a) SPAC Schedule 5.17(a) contains a listing of (i) every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) and (ii) any Contract under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of SPAC or one or more of its Subsidiaries, in each case, to which, as of the date of this Agreement, SPAC or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (the “SPAC Material Contracts”). True, correct and complete copies of the SPAC Material Contracts listed on SPAC Schedule 5.17(a) have been delivered to or made available to the Company or its agents or representatives.

(b) Except for any SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Acquisition Merger Closing Date, with respect to any Contract of the type described in SPAC Schedule 5.17(a), whether or not set forth on SPAC Schedule 5.17(a), (i) such Contracts are in full force and effect and represents the legal, valid and binding obligations of SPAC or its Subsidiaries party thereto and, to the knowledge of SPAC, represents the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of SPAC, is enforceable by SPAC or its Subsidiaries to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case except as would not be material and adverse to SPAC, (ii) SPAC is not, nor has SPAC received written notice that any other party to such SPAC Material Contract is, in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any SPAC Material Contract to which it is a party, (iii) since March 16, 2021, SPAC has not received any written notice to terminate any SPAC Material Contract, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of SPAC, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any SPAC Material Contract by SPAC or, to the knowledge of SPAC, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since October 5, 2020, through the date hereof, neither the SPAC nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.18 Title to Property. Except as set forth on SPAC Schedule 5.18, SPAC (a) does not own or lease any real or personal property and (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.19 Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.20 Affiliate Agreements. Except as set forth on SPAC Schedule 5.20 or as described in the SPAC SEC Reports, SPAC is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of SPAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “SPAC Affiliate Agreement”).

Section 5.21 No Additional Representations and Warranties; No Outside Reliance. SPAC acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Company. In making its determination to proceed with the Transactions (including the Mergers), SPAC has relied on (i) the results of its own independent investigation and (ii) the representations and warranties of the Company expressly and specifically set forth in this Agreement (as modified by the SPAC Schedules) or any certificate delivered in accordance with Section 9.02(c). SPAC hereby acknowledges that such representations and warranties by the Company, Pubco and Merger Sub in Article IV constitute the sole and exclusive representations and warranties of the Company, Pubco and Merger Sub to SPAC in connection with the Transactions (including the Mergers), and SPAC understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied, (including but not limited to any representations and warranties as to the condition, value or quality of the Company, Pubco and Merger Sub or the Company’s, Pubco’s or Merger Sub’s assets or liabilities or prospects, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s, Pubco’s or Merger Sub’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent) are specifically disclaimed by SPAC; (ii) no Person has been authorized by the Company, Pubco or Merger Sub to make any representations or warranties relating to any of the Company, Pubco, Merger Sub, or their respective Subsidiaries or the business of the Company, Pubco, Merger Sub or their respective Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by SPAC as having been authorized by the Company, Pubco or Merger Sub and shall not be deemed to have been made by the Company, Pubco or Merger Sub; and (iii) except to the extent the Company, Pubco or Merger Sub may have so represented and warranted expressly and specifically in Article IV or any certificate delivered in accordance with Section 9.02(c), no representation or warranty whatsoever is or has been made by or on behalf of the Company, Pubco or Merger Sub in respect of the accuracy or completeness of any information provided to SPAC or its Representatives by or on behalf of the Company, Pubco, Merger Sub or its Representatives.

Article VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Acquisition Merger Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause such Joint Venture to), except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by SPAC in writing (including email) (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the current business organization, assets and ongoing business of the Company and its Subsidiaries and maintain the existing relations and goodwill of the Company and its Subsidiaries with third parties with which the Company or its Subsidiaries have material business dealings, whether they are customers, suppliers, joint venture partners, distributors, creditors, licensors or licensees, (iii) use commercially reasonable efforts to keep available the services of their present officers and key employees, and (iv) use commercially reasonable efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor; provided that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by clauses (a) through (y) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (a) through (y) below. Except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or in connection with the Private Placement Investment or as consented to by SPAC in writing (which consent, except in regards to clauses (a), (b), (d), (j), (p), or (x) (or (y) to the extent it relates to an agreement, undertaking or commitment to take an action prohibited by such clauses) below, shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries, Merger Sub and Pubco not to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause such Joint Venture not to), during the Interim Period:

(a) change or amend the articles of organization, bylaws or other organizational documents of the Company, its Subsidiaries, Merger Sub or Pubco other than in accordance with this Agreement;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, except (A) dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary, (B) dividends and distributions required under joint venture agreements with third-parties not affiliated with the Company Members and (C) any distributions required to be made by the Company pursuant to Section 6.8 of the Company Operating Agreement as in effect as of the date hereof, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional units of its equity capital or securities convertible into or exchangeable for units of its equity capital, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or promise to grant the foregoing or other commitment for the issuance of units of its equity capital, or split, combine or reclassify any units of its equity capital, except for (A) any Company Financing Units issuable pursuant to any subscription agreement with the Company entered into after the date of this Agreement; provided, however, that (x) the terms, including purchase price, of any subscription agreement for Company Financing Units entered into pursuant to this clause (A) shall be substantially the same as the Company Financing Agreement, (y) prior to the issuance of such Company Financing Units pursuant to this clause (A), the subscriber shall be required to sign a support agreement substantially in the form of the Support Agreement, and (z) the Company shall not issue any Company Financing Units if such issuance would be reasonably likely to prevent or delay the consummation of the Transactions, or (B) any transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any units of its equity capital or other equity interests, except for any transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company;

(c) enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms or termination for cause), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.14(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.14(a)) or any Real Estate Lease Document (subject to subclause (o) below), other than amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d) sell, assign, lease, license, sublicense, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, terminate, waive let lapse, transfer, convey or dispose of any assets, properties or business of the Company and its Subsidiaries (including any Owned Intellectual Property) that are material to the Company and its Subsidiaries, taken as a whole, except for (i) transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, (ii) dispositions of obsolete or worthless assets, (iii) in the ordinary course of business and (iv) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $2,000,000 in the aggregate;

(e) except in the ordinary course of business consistent with past practice, or as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law, (i) grant any severance, retention, change-of-control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or amend any material Company Benefit Plan, or (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider with aggregate annual compensation exceeding $250,000;

(f) grant any equity or equity-type award to any employee or other service provider;

(g) enter into, amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(h) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of the Company under the federal Worker Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(i) terminate (other than for cause) any employee with base annual compensation in excess of $250,000 or hire any employee with base annual compensation in excess of $250,000 other than to fill an open position as of the date hereof

(j) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt, recommend, propose or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other reorganization involving the Company or its Subsidiaries (other than the Transactions);

(k) make any capital expenditures (or binding commitment to make any capital expenditures) that in the aggregate exceed $2,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to SPAC prior to the date hereof or any capital expenditure that is required in the Company’s good faith determination in response to any emergency situations;

(l) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than a wholly-owned Subsidiary of the Company, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person other than a wholly-owned Subsidiary of the Company, except travel or similar advances to employees, directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business and extended payment terms for customers in the ordinary course of business;

(m) revoke or change any material Tax election, make any material Tax election other than in the ordinary course of business consistent with past practice, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes;

(n) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(o) (i) acquire any fee interest in real property for an amount above $2,000,000 or (ii) lease any real property except for leases where the Company or its Subsidiaries are required to make aggregate payments not to exceed $300,000 annually;

(p) enter into, renew or amend in any material respect any Company Affiliate Agreement (other than entering into an agreement permitted by Section 6.01(b)(iii)(A));

(q) voluntarily waive, release, assign, pay, discharge, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action, whether or not commenced prior to the date of this Agreement) or compromise or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than where such waiver, release, assignment, payment, discharge, compromise, settlement or satisfaction solely involves monetary damages or payment amount not to exceed $1,000,000 in the aggregate;

(r) incur, create, assume, refinance or guarantee (whether directly, contingently or otherwise) any Indebtedness of borrowed money in excess of $2,000,000 in the aggregate, other than (i) solely between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (ii) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness to the extent in existence as of the date of this Agreement and, in any event, in an aggregate amount of no more than $2,000,000, or (iii) Financial Derivative/Hedging Arrangements entered into in the ordinary course of business consistent with past practice; provided, that any action permitted under this Section 6.01(r) shall be deemed not to violate Section 6.01(c);

(s) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(t) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(u) voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any material insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(v) fail to maintain policies and procedures in any material respect to promote compliance with, and as may be required by, any applicable Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions;

(w) waive the benefits of, agree to modify in any material manner, terminate or release any Person from any confidentiality agreement to which the Company or its Subsidiaries is a party or of which the Company or its Subsidiaries is a beneficiary, in each case, other than (i) with customers and other counterparties in the ordinary course of business consistent with past practice or (ii) such waivers, modifications, or releases that would not be material to the Company and its Subsidiaries, taken as a whole;

(x) enter into any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would prohibit, materially restrict or materially inhibit the Company’s ability to consummate the Transactions; and

(y) enter into any agreement or undertaking or otherwise agree or commit to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary contained herein, (A) any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 6.01 and (B) any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries to protect the business of the Company or any of its Subsidiaries that is responsive to any pandemic, epidemic or disease outbreak, including any interruptions in supply chain or services in connection therewith, shall in no event be deemed to constitute a breach of this Section 6.01.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Acquisition Merger Effective Time.

Section 6.03 HSR Act and Antitrust Approvals.

(a) In connection with the Transactions, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof or such other date mutually agreed by the parties with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to SPAC as promptly as reasonably practicable all information required for any application or other filing required to be made by SPAC pursuant to any Antitrust Law.

(b) The Company shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and the Company and its Subsidiaries and Affiliates shall not, without the prior written consent of SPAC, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein.

(d) The Company shall promptly notify SPAC of any substantive communication with any Governmental Authority or third party with respect to the Transactions, and furnish to SPAC upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the Transactions, and the Company shall permit counsel to SPAC an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions; provided that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent practicable and permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or by electronic means, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that the Company may, as it deems advisable and necessary, designate any materials provided to SPAC under this Section 6.03 as “outside counsel only.”

(e) SPAC and the Company shall each pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

Section 6.04 No SPAC Common Stock Transactions. From and after the date of this Agreement until the Acquisition Merger Effective Time, except as otherwise contemplated by this Agreement (including Section 8.09(b)), none of the Company or any of its Subsidiaries shall engage in any transactions involving the securities of SPAC.

Section 6.05 No Claim Against the Trust Account. The Company acknowledges that SPAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read SPAC’s final prospectus, dated March 15, 2021, and other SPAC SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that SPAC’s sole assets currently consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated within the requisite period set forth in the SPAC Organizational Documents or such later date as approved by the stockholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.05 shall survive the termination of this Agreement for any reason.

Section 6.06 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Pubco and SPAC, as soon as reasonably practicable after the date hereof (and no later than August 15, 2022 in the case of the PCAOB Audited Financial Statements) (or after the end of each interim period in the case of the Unaudited Interim Financial Statements) (i) audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company and its Subsidiaries as of and for each of the years ended December 31, 2020 and December 31, 2021, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “PCAOB Audited Financial Statements”), (ii) audited financial statements, including combined balance sheet, statement of operation, statement of cash flows and statement of stockholders equity, of Falcon’s Treehouse LLC and its Subsidiaries and Falcon’s Treehouse National, LLC (the “Acquiree”) as of and for the year ended December 31, 2019 prepared in accordance with GAAP and Regulation S-X and containing an unqualified report of the Acquiree’s auditors (the “Acquiree Audited Financial Statements”); provided that the Company shall only be required to provide the Acquiree Audited Financial Statements if required to be presented in the Registration Statement, (iii) unaudited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company and its Subsidiaries as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Unaudited Interim Financial Statements”). The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (A) the drafting of the Registration Statement and (B) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company and Pubco shall reasonably cooperate with SPAC in connection with preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4; provided that the Company shall pay all expenses in connection with the preparation of PCAOB Audited Financial Statements and Acquiree Audited Financial Statements.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Pubco, SPAC and the Company shall reasonably cooperate to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Pubco or SPAC pursuant to this Section 6.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

(c) Prior to the Closing, the Company shall cause the agreements listed on Schedule 6.06(c) to be assigned from Katmandu Collections, LLLP to the Company or a wholly-owned Subsidiary of the Company.

Section 6.07 Non-Solicitation by Company; Company Acquisition Proposals. During the Interim Period, the Company shall not, shall cause its Subsidiaries not to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause its Joint Ventures not to), and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause its Joint Ventures to), and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal and shall terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). The Company shall promptly (and in any event within one (1) Business Day) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its Subsidiaries or their respective Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.07 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.07 by the Company.

Section 6.08 Conversion to Delaware LLC. At least one (1) Business Day prior to the Closing Date, the Company shall convert from a Florida limited liability company to a Delaware limited liability company (the “Redomestication”). The Company shall provide SPAC reasonable time to review all documents necessary to effectuate the Redomestication, and all such documents used in the Redomestication shall be in a form reasonably acceptable to SPAC.

Section 6.09 Compliance Policies. As soon as reasonably practicable after the date hereof, the Company shall use reasonable best efforts to implement and maintain reasonable policies, procedures, and controls to ensure compliance with applicable Privacy Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, which shall include, but not be limited to, sanctions screening and accounting and procurement controls to ensure accurate books and records, in each case to the extent not already implemented or maintained.

Article VII

COVENANTS OF SPAC

Section 7.01 HSR Act and Antitrust Approvals.

(a) In connection with the Transactions, SPAC shall comply promptly but in no event later than ten (10) Business Days after the date hereof or such other date mutually agreed by the parties with the notification and reporting requirements of the HSR Act. SPAC shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law.

(b) SPAC shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) SPAC shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect SPAC’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of SPAC or the Company and its Subsidiaries; provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate SPAC or any other Person to take any actions with respect to SPAC’s Affiliates, the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, SPAC’s Affiliates, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d) SPAC shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, SPAC and any Governmental Authority with respect to the Transactions, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC to any Governmental Authority concerning the Transactions; provided that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC agrees to provide, to the extent practicable and permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or by electronic means, between SPAC or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of SPAC, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that SPAC may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e) SPAC and the Company shall each pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

(f) SPAC shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 7.01(f) shall not apply to or be binding upon SPAC’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, SPAC’s Affiliates, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC’s Affiliates, the Sponsor or of any such investment fund or investment vehicle.

Section 7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on SPAC Schedule 7.02, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the SPAC Organizational Documents or the organizational documents of Merger Sub;

(ii) create or form any Subsidiary;

(iii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding shares or other equity interests; (B) split, combine, reclassify or otherwise change any of its shares or other equity interests; or (C) other than the redemption of any shares of SPAC Common Stock required by the Offer or as otherwise required by SPAC Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, SPAC;

(iv) (A) make, revoke or change any material Tax election, (B) adopt or change any material Tax accounting method, (C) file any amendment to a material Tax Return, (D) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, (E) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or (F) enter into any material Tax sharing or similar agreement (excluding any commercial agreements not primarily related to Taxes);

(v) take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(vi) other than as set forth on SPAC Schedule 7.02(a)(vi) or as permitted pursuant to clause (vii) or (viii), enter into, renew or amend in any material respect, any SPAC Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a SPAC Affiliate Agreement);

(vii) enter into any arrangement to provide compensation or management or consultancy fees to any officer or director of SPAC, provided that SPAC shall be permitted to enter into arrangements with a substitute director of SPAC following the departure of an incumbent director of SPAC to the extent required to comply with NYSE rules on substantially the same terms as arrangements with officers or directors of SPAC as of the date hereof; provided, further, that the annual compensation provided to such substitute director shall not exceed $150,000;

(viii) enter into, or amend or modify any material term of (in a manner adverse to SPAC or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on SPAC Schedule 5.17(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on SPAC Schedule 5.17(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which SPAC or its Subsidiaries is a party or by which it is bound; provided SPAC shall be permitted to borrow up to $1,000,000 from Sponsor subsequent to the date hereof in the form of working capital loans, with terms as described in the SPAC SEC Reports;

(ix) waive, release, assign, pay, discharge, compromise or settle any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action, whether or not commenced prior to the date of this Agreement) or compromise or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of the amount set forth in SPAC Schedule 7.02(a)(vi);

(x) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any aggregate Indebtedness in excess of $500,000, other than in respect of and/or to fund fees and expenses incurred in connection with the Transactions, provided SPAC shall be permitted to borrow up to $1,000,000 from Sponsor subsequent to the date hereof in the form of working capital loans, with terms as described in the SPAC SEC Reports;

(xi) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares or equity interests other than in connection with an Alternative Financing or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(xii) except as contemplated by this Agreement or the Transactions, adopt or amend any SPAC Benefit Plan, or enter into any employment contract or collective bargaining agreement;

(xiii) except as contemplated by this Agreement, enter into, renew or amend, in any material respect, any transaction or Contract with Sponsor or any of its other Affiliates;

(xiv) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt, recommend, propose or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation restructuring, recapitalization or other reorganization involving SPAC or its Subsidiaries (other than the Transactions);

(xv) make any capital expenditures;

(xvi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except travel or similar advances to employees, directors or officers of SPAC in the ordinary course of business consistent with past practice;

(xvii) enter into any new line of business outside of the business currently conducted by SPAC and its Subsidiaries as of the date of this Agreement;

(xviii) revalue any of its assets in any manner or make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xix) voluntarily fail to maintain, cancel or materially change coverage, in a manner materially detrimental to SPAC, under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to SPAC and its Subsidiaries and their assets and properties; or

(xx) enter into any agreement or undertaking or otherwise agree or commit to do any action prohibited under this Section 7.02.

(b) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.

(c) Notwithstanding anything to the contrary contained herein, any action taken, or omitted to be taken, by SPAC or any of its Subsidiaries pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 7.02.

Section 7.03 Trust Account. Prior to or at Acquisition Merger Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SPAC Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding SPAC Expenses pursuant to Section 3.07; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC. SPAC shall keep the Company reasonably informed of all updates, developments and results of the redemption of any shares of SPAC Common Stock received by SPAC in connection with the Offer and shall not change the deadline for such redemption without the Company’s prior written consent.

Section 7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which SPAC or any of its Subsidiaries is bound, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Acquisition Merger Effective Time.

Section 7.05 SPAC Exchange Listing. From the date hereof through the SPAC Merger Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock to be listed on, the NYSE.

Section 7.06 SPAC Public Filings. From the date hereof through the SPAC Merger Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.07 Exclusivity. During the Interim Period, SPAC shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Business Combination, (b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Business Combination, (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination, (d) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination or (e) resolve or agree to do any of the foregoing. SPAC also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. SPAC shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Business Combination (other than with the Company or any of its Subsidiaries), which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”), and thereafter promptly (and in any event within one (1) Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal; provided that SPAC’s notice obligations under this Section 7.07 shall not apply to Business Combination Proposals received by Sponsor, its Affiliates (other than SPAC and its Subsidiaries) or any of their respective Representatives or that do not disclose the identity of the proposed counterparty.

Article VIII

JOINT COVENANTS

Section 8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information), in cooperation and consultation with each other, as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties and Governmental Authorities that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable, in each case, subject to applicable fiduciary duties. Notwithstanding the foregoing, in no event shall SPAC, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions. SPAC and the Company shall each pay 50% of all filing fees required by a Governmental Authority in connection with any approval required under clause (a) above.

Section 8.02 Preparation of Registration Statement; Special Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement and the receipt by Pubco and SPAC of the PCAOB Audited Financial Statements, the Acquiree Audited Financial Statements (if required) and the Unaudited Interim Financial Statements, Pubco and SPAC shall prepare, with the assistance of the Company, and cause to be filed with the SEC by Pubco a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Class A Common Stock and Pubco Preferred Stock to be issued under this Agreement, the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), which Registration Statement will also contain the Proxy Statement. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, SPAC will cause the Proxy Statement to be mailed to stockholders of SPAC. SPAC and the Company shall each pay 50% of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Pubco Class A Common Stock and the Pubco Preferred Stock to be issued under this Agreement (including the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock) and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), other than fees and expenses of advisors (which shall be borne by the party incurring such fees).

(b) Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If SPAC or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) SPAC, on the one hand, and the Company, on the other hand, shall reasonably cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. SPAC and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of SPAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of the Company and SPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that SPAC receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) SPAC and Pubco agree to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the SPAC Organizational Documents) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) to the extent required by applicable Laws or Nasdaq listing rules, approval, on an advisory basis, of each material change to the Pubco Organizational Documents effected by the Pubco Delaware Charter and the Pubco Delaware Bylaws that is required to be separately approved (the “Pubco Organizational Documents Advisory Proposal”), (iii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (iv) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal, the Pubco Organizational Documents Advisory Proposal, and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be voted on by the SPAC Stockholders at the Special Meeting.

(d) SPAC shall establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the applicable Laws. SPAC shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) in any event within five (5) Business Days cause the Proxy Statement to be disseminated to SPAC Stockholders in compliance with applicable Law, (ii) solicit proxies from the holders of SPAC Common Stock to vote in accordance with the recommendation of the SPAC Board with respect to each of the Proposals and (iii) in any event within twenty (20) Business Days hold the Special Meeting. SPAC shall, through the SPAC Board, recommend to its stockholders that they approve the Proposals (the “SPAC Board Recommendation”) and shall include the SPAC Board Recommendation in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (any of the foregoing actions, a “SPAC Board Change in Recommendation”), other than in the event that the SPAC Board determines in good faith, after consultation with its outside legal counsel, that an Intervening Event has occurred and that, as a result thereof, a failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach by the SPAC Board of its fiduciary obligations to the SPAC Stockholders under applicable Law; provided that the SPAC Board will not be entitled to make, or agree or resolve to make, a SPAC Board Change in Recommendation unless (x) SPAC delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that an Intervening Event has occurred and that a failure to make a SPAC Board Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (it being acknowledged that any Intervening Event Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the Intervening Event Notice Period, offered to SPAC, the SPAC Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach of its fiduciary duties under applicable Law; provided, further, that, if requested by the Company, during the Intervening Event Notice Period and prior to making a SPAC Board Change in Recommendation, SPAC will, and will cause its Representatives to, negotiate in good faith with the Company and its Representatives during the Intervening Event Notice Period to make such revisions or adjustments to the terms and conditions of this Agreement so as to obviate the need for a SPAC Board Change in Recommendation. SPAC may postpone, suspend or adjourn the Special Meeting on one or more occasions after the date for which the Special Meeting was originally scheduled upon the good faith determination by the SPAC Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the SPAC Stockholder Approval, (ii) obtain a quorum if one is not present at any then scheduled Special Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is provided to the SPAC Stockholders with adequate time for review prior to the Special Meeting, or (iv) with the Company’s prior written consent; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii) above, the Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved.

Section 8.03 Solicitation of Company Requisite Approval.

(a) The Company shall, in a manner in compliance with applicable Law, solicit the Company Requisite Approval via written consent (the “Written Consent”) as soon as practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective.

(b) The Company shall, through the Company Board, recommend to the Company Unitholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 8.03. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (i) or (ii), a “Company Change in Recommendation”). The Company will provide SPAC with copies of all stockholder consents it receives within one (1) Business Day of receipt.

Section 8.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by SPAC and fifty percent (50%) by the Company. Unless otherwise required by applicable Law, SPAC shall prepare and file, or shall cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to Transfer Taxes (after providing the other parties a reasonable opportunity to review and comment on such Tax Returns), and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns or other documentation. The Company and SPAC agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Intended Tax Treatments. Each of the parties hereto intend for the relevant portions of the Transactions to qualify for their respective Intended Tax Treatments. Pubco and SPAC hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the SPAC Merger. None of the Company or its Affiliates, on the one hand, or SPAC or its Affiliates, on the other hand, shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. Each party shall, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law, cause all applicable Tax Returns to be filed on a basis consistent with the Intended Tax Treatments. Each of the parties hereto agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in the event there is any Tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, the parties hereto shall, and shall cause their controlled Affiliates, to reasonably cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires in connection with the Registration Statement, including providing to Gibson, Dunn & Crutcher LLP (or other legal counsel), to the extent reasonably requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that nothing in this Agreement shall require counsel to the Company or its tax advisors (legal counsel or otherwise) to provide an opinion that the SPAC Merger qualifies for its Intended Tax Treatment.

(c) Cooperating on Tax Matters. Pubco and the Company and its Subsidiaries shall (or, in the case of Joint Ventures, the Company shall use its reasonable best efforts to cause its Joint Ventures to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns. The Company and Pubco shall retain all books and records with respect to Tax matters pertinent to the Transactions relating to any taxable period beginning before the Acquisition Merger Closing Date until sixty (60) days after the expiration of the statute of limitations (and, to the extent notified by Pubco or the Company, any extensions thereof) of the respective taxable periods, and shall not dispose of such items until it offers the items to Pubco, and to abide by all record retention agreements entered into with any Governmental Authority.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Acquisition Merger Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by SPAC or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make non-public announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto so long as such information is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.05(b); provided, further, that subject to Section 6.02 and this Section 8.05(b), the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 8.06 Transaction Litigation. From and after the date of this Agreement until the earlier of the Acquisition Merger Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands, other stockholder Actions (including derivative claims) or Actions brought by any third-party relating to this Agreement, any related agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of SPAC or its Subsidiaries or any of their respective Representatives (in their capacity as a Representative of SPAC or any of its Subsidiaries), or, in the case of the Company, any of the Company or its Subsidiaries or any of their respective Representatives (in their capacity as a Representative of the Company or any of its Subsidiaries). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) SPAC or any of its Subsidiaries or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) the Company or any of its Subsidiaries any or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

Section 8.07 Indemnification and Insurance.

(a) From and after the Acquisition Merger Effective Time, the Surviving Corporation and the Surviving Subsidiary Company shall indemnify and hold harmless each present and former director and officer of the Company, SPAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that the Company or its Subsidiaries, on the one hand, or SPAC or its Subsidiaries, on the other hand, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation shall, and shall cause the Surviving Subsidiary Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Acquisition Merger Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement and reimbursement) of officers, directors and managers that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Corporation shall assume, and be liable for, and shall cause the Surviving Subsidiary Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.07.

(b) For a period of six years from the Acquisition Merger Effective Time, the Surviving Corporation shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true and correct copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation or its Subsidiaries be required to pay an annual premium for such insurance in excess of the lower of (x) $2.25 million and (y) an annual premium amount for such insurance that is reasonably obtainable from a reputable insurance carrier; provided, however, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Acquisition Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.07 shall be continued in respect of such claim until the final disposition thereof.

(c) Prior to the Acquisition Merger Effective Time, SPAC shall purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies. If SPAC elects to purchase such SPAC Tail Policy prior to the Acquisition Merger Effective Time, the Surviving Corporation will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor SPAC’s obligations thereunder.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC and the Surviving Subsidiary Company and all successors and assigns of SPAC and the Surviving Subsidiary Company. In the event that SPAC, the Surviving Subsidiary Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, SPAC and the Surviving Subsidiary Company shall ensure that proper provision shall be made so that the successors and assigns of SPAC or the Surviving Subsidiary Company, as the case may be, shall succeed to the obligations set forth in this Section 8.07. The obligations of SPAC and the Surviving Subsidiary Company under this Section 8.07 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 8.07 applies without the consent of the affected Person.

(e) Prior to the Acquisition Merger Closing, Pubco, in consultation with and subject to the review and approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed), shall obtain directors’ and officers’ liability insurance that shall be effective as of the Acquisition Merger Closing and will cover those Persons who will be the directors and officers of the Surviving Corporation and its Subsidiaries (including the applicable current directors and officers of the Company and its Subsidiaries) at and after the Acquisition Merger Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Surviving Corporation and its Subsidiaries (including the Surviving Subsidiary Company and its Subsidiaries from and after the Acquisition Merger Effective Time).

Section 8.08 Stock Exchange Listing. Each of SPAC, the Company and Pubco shall use its reasonable best efforts to cause the Pubco Class A Common Stock and the Pubco Preferred Stock to be issued in connection with the Transactions, including the shares of Pubco Class A Common Stock to be issued under this Agreement as Per Unit Consideration or SPAC Merger Consideration, the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof) to be approved for listing on Nasdaq, as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

Section 8.09 Financing.

(a) The Company shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Company Financing Agreement), on or prior to the Acquisition Merger Closing Date, to consummate the transactions contemplated by the Company Financing Agreement on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Company Financing Agreement to cause Katmandu to pay the Private Placement Investment Amount in accordance with its terms; provided that the Company shall not be required to bring legal proceedings against Katmandu. Unless otherwise approved in writing by SPAC, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the Company Financing Agreement.

(b) If all or any portion of the Private Placement Investment Amount becomes unavailable, SPAC may seek to obtain the Private Placement Investment Amount or such portion of the Private Placement Investment Amount from alternative sources consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) in an amount, when added to any portion of the Private Placement Investment that is available, equal to the Private Placement Investment Amount (any alternative source(s) of financing, “Alternative Financing”). Such Alternative Financing shall be on terms determined by SPAC and consented to by the Company.

Section 8.10 Section 16 Matters. Prior to the SPAC Merger Closing, the parties hereto and their respective boards of directors, or appropriate committees of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, as applicable, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the acquisition of Pubco Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Pubco following the Acquisition Merger Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.11 Director and Officer Appointments. SPAC and Pubco shall take all such action within their power as may be necessary or appropriate such that immediately following the Acquisition Merger Effective Time:

(a) The board of directors of the Surviving Corporation shall initially consist of seven (7) directors, as follows:

(i) two (2) directors, each of whom shall be designated by SPAC pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement and who shall qualify as “independent directors” under Nasdaq rules, and each of whom shall be designated as a Class II Director; and

(ii) five (5) director nominees, each of whom shall be designated by the Company pursuant to written notice to be delivered to SPAC as soon as reasonably practicable following the date of this Agreement (it being understood that such designees shall be placed into classes in a manner that distributes all directors (including those designated by SPAC) as equally as possible among the three classes).

(b) If any Person nominated pursuant to Section 8.11(a) is not duly elected at the Special Meeting, the parties shall take all necessary action to fill any such vacancy on board of directors of the Surviving Corporation with such Person or an alternative Person designated by the Company or SPAC pursuant to Section 8.11(a).

(c) On the Acquisition Merger Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals who will be directors or officers of the Surviving Corporation following the Acquisition Merger Effective Time, which indemnification agreements shall continue to be effective following the Acquisition Merger Closing.

Section 8.12 Employee Matters.

(a) Equity Plans. Prior to the Acquisition Merger Effective Time, Pubco shall approve and adopt (x) an incentive award plan providing for awards in the form of stock options, restricted stock, restricted stock units, performance units, stock appreciation rights, and other equity-based awards (the “Pubco Equity Incentive Plan”) and (y) an employee stock purchase plan (the “Pubco ESPP”), in each case in a form to be mutually agreed upon by SPAC and the Company (each acting reasonably) consistent with this Section 8.12. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco shall use its reasonable best efforts to file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Pubco Common Stock issuable under the Pubco Equity Incentive Plan and/or the Pubco ESPP, and Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Pubco Equity Incentive Plan or acquired under the Pubco ESPP remain outstanding. The Pubco Equity Incentive Plan and Pubco ESPP shall each include an initial share reserve and annual evergreen increase in customary amounts to be mutually agreed upon by SPAC and the Company.

(b) Employment Agreements. During the Interim Period, the Company shall use reasonable best efforts to enter into employment agreements (including invention assignment agreements and restrictive covenants) with such key employees of the Company as mutually determined by the Company and SPAC (provided, for the avoidance of doubt, that failure to enter into any such agreements shall not be a breach of this Agreement or result in the failure of any closing condition in Article IX), the effectiveness of which shall be conditioned on the Acquisition Merger Closing (collectively, the “Employment Agreements”). The Company shall consult with SPAC and consider in good faith the views of SPAC prior to entering into the Employment Agreements. For the avoidance of doubt, the Company shall obtain the approval of SPAC (not to be unreasonably conditioned, withheld or delayed) prior to entering into the Employment Agreements to the extent such approval is required pursuant to Section 6.01.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each party to this Agreement acknowledges and agrees that all provisions contained in this Section 8.12 are included for the sole benefit of Pubco and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the Surviving Corporation, the Surviving Subsidiary Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Acquisition Merger Closing or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.13 Escrow Agreement. The parties hereto shall mutually agree to, and the Company and SPAC shall enter into, an escrow agreement with an escrow agent to be mutually agreed between SPAC and the Company (the “Escrow Agent”), Sponsor and the Seller Earnout Participants (the “Escrow Agreement”) that governs (a) the escrow of the Sponsor Earnout Shares, the Seller Earnout Shares and the Seller Earnout Units (collectively, the “Earnout Shares”) until such Earnout Shares vest in accordance with this Agreement and the Sponsor Agreement and (b) the escrow of dividends in respect of such Earnout Shares and the potential forfeiture of such dividends should any such Earnout Shares fail to vest in accordance with this Agreement and the Sponsor Agreement.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have been enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Mergers.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Net Tangible Assets. As of immediately prior to the SPAC Merger Effective Time, SPAC shall have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of not less than five million one dollars ($5,000,001) remaining upon the consummation of the SPAC Merger Closing.

(f) SPAC Stockholder Approval. The SPAC Stockholder Approval, other than any precatory approvals, shall have been obtained.

(g) Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(h) Listing. The Pubco Class A Common Stock (including the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock) and Pubco Preferred Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

Section 9.02 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company, Pubco and Merger Sub contained in Section 4.06(a)-(e) (Capitalization), to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all but de minimis respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the date hereof and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii) Each of the representations and warranties of the Company, Pubco and Merger Sub contained in Section 4.01(a) (Corporate Organization of the Company and Pubco), Section 4.03 (Due Authorization), Section 4.06(f)-(g) (Capitalization), Section 4.18 (Brokers’ Fees) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the date hereof and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iii) The representations and warranties of the Company contained in Section 4.21(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement.

(iv) Each of the representations and warranties of the Company, Pubco and Merger Sub contained in this Agreement other than the representations and warranties of the Company, Pubco and Merger Sub described in Section 9.02(a)(i), Section 9.02(a)(ii) and Section 9.02(a)(iii), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein but giving effect to the use of the defined terms “Material Contract”) as of the date hereof and as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants of the Company, Pubco and Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) have been fulfilled.

(d) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e) Ancillary Agreements. The Company shall have delivered to SPAC executed counterparts of each Ancillary Agreement to which the Company, Pubco, Merger Sub or any Company Member is a party.

(f) Good Standing Certificates. The Company shall have delivered to SPAC certificates of good standing for each of the Company, Merger Sub and Pubco that are dated no later than ten (10) days prior to the Closing.

Section 9.03 Additional Conditions to the Obligations of the Company, Pubco and Merger Sub. The obligations of the Company, Pubco and Merger Sub to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of SPAC contained in the first sentence of Section 5.09(a) (Financial Ability; Trust Account) and Section 5.15(a) (Capitalization), to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all but de minimis respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the date hereof and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii) Each of the representations and warranties of SPAC contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.11 (Brokers’ Fees) and Section 5.15(b)-(c) (Capitalization) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the date hereof and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iii) Each of the representations and warranties of SPAC contained in this Agreement (other than the representations and warranties of SPAC described in Section 9.03(a)(i) or Section 9.03(a)(ii)), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on SPAC or its ability to consummate the Transactions.

(b) Agreements and Covenants. The covenants of SPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Ancillary Agreements. SPAC shall have delivered to the Company executed counterparts of each Ancillary Agreement to which SPAC or the Sponsor is a party.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned only as follows:

(a) by written consent of the Company and SPAC;

(b) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before April 11, 2023, (the “Termination Date”); or (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if SPAC’s material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further that the right to terminate this Agreement under Section 10.01(b)(iii) shall not be available if SPAC’s material breach of this Agreement has been the primary cause of, or primarily resulted in, such Governmental Order or other Law; provided, further, that the right to terminate this Agreement under Section 10.01(b)(i) or Section 10.01(b)(ii) shall not be available if SPAC is in breach of its obligations under this Agreement on such date such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied as of the proposed termination date;

(c) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period; (ii) the Closing has not occurred on or before (A) the Termination Date or (B) two (2) days after the Special Meeting; or (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further that the right to terminate this Agreement under Section 10.01(c)(iii) shall not be available if the Company’s material breach of this Agreement has been the primary cause of, or primarily resulted in, such Governmental Order or other Law; provided, further, that the right to terminate this Agreement under Section 10.01(c)(i) or Section 10.01(c)(ii) shall not be available if the Company is in breach of its obligations under this Agreement on such date such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied as of the proposed termination date;

(d) by written notice from either the Company or SPAC to the other if the SPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting);

(e) by written notice from the Company to SPAC prior to SPAC obtaining the SPAC Stockholder Approval if the SPAC Board shall have (i) failed to include the SPAC Board Recommendation in the Proxy Statement distributed to its stockholders or (ii) made a SPAC Board Change in Recommendation; provided that in the case of this clause (e), the Company exercises its termination right within ten (10) Business Days after such SPAC Board Change in Recommendation or failure to include the SPAC Board Recommendation in the Proxy Statement;

(f) by written notice from SPAC to the Company prior to obtaining the Company Requisite Approval if the Company Board shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to its stockholders;

(g) by written notice from SPAC to the Company if the Company has not delivered the PCAOB Audited Financial Statements to SPAC by September 14, 2022;

(h) by written notice from SPAC to the Company if the Company Requisite Approval has not been obtained within twenty-four (24) hours following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Unitholders pursuant to Section 8.03(a); or

(i) prior to the Closing, by written notice from SPAC to the Company if (i) all the conditions set forth in Section 9.01 and Section 9.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the SPAC Merger Closing and/or the Acquisition Merger Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Acquisition Merger on or prior to the day when the Acquisition Merger is required to occur pursuant to Section 2.02, (iii) SPAC shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

Section 10.02 Termination Fee.

(a) In the event this Agreement is terminated by the Company pursuant to Section 10.01(c)(ii)(A) (if at the time of such termination the SPAC then has the right to terminate this Agreement pursuant to Section 10.01(b)(i) or Section 10.01(i)) or Section 10.01(c)(ii)(B) or by SPAC pursuant to Section 10.01(b)(i) or Section 10.01(i), then if (i) the SPAC Redeemed Share Percentage is less than 90% or is unknown, the Company shall pay or cause to be paid to SPAC a fee equal to twelve million five hundred thousand dollars ($12,500,000) (the “Tier I Termination Fee”) or (ii) the SPAC Redeemed Share Percentage is known and is equal to or greater than 90%, the Company shall pay or cause to be paid to SPAC a fee equal to six million two hundred fifty thousand dollars ($6,250,000) (the “Tier II Termination Fee” and together with the Tier I Termination Fee, as applicable, the “Termination Fee”), , in each case within two (2) Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by SPAC; provided that, in no event shall the Company be required to pay the Termination Fee more than once.

(b) The parties acknowledge that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. In addition, if the Company fails to pay in a timely manner any amount due to SPAC pursuant to this Section 10.02, then (i) the Company shall reimburse SPAC for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts and (ii) the Company shall pay to SPAC interest on the amounts payable pursuant to this Section 10.02 from and including the date payment of such amounts was due to but excluding the date of actual payment at a rate equal to three percent (3%) plus the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(c) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated in accordance with its terms and the Termination Fee is due and payable under the terms hereof then, the SPAC’s sole and exclusive remedy shall be to receive the applicable Termination Fee (and any interest and other amounts payable pursuant to Section 10.02(b) (collectively, “Interests and Reimbursements”)) from the Company, and upon SPAC’s receipt of the Termination Fee (and any Interests and Reimbursements), none of SPAC or any SPAC Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Ancillary Agreement, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto. Notwithstanding anything to the contrary herein, SPAC’s rights (i) to receive payment of the applicable Termination Fee and any Interests and Reimbursements shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of SPAC and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “SPAC Related Parties”) against the Company, Pubco and Merger Sub, and any of their respective former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Company Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby or any conduct relating hereto or thereto (including any breach by the Company for Actual Fraud), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by the Company (whether willfully, intentionally, unintentionally or otherwise (including, for the avoidance of doubt, Actual Fraud)), and none of the Company Related Parties shall have any liability or obligation to SPAC, its Affiliates or the other SPAC Related Parties under any theory relating to or arising out of this Agreement, any Ancillary Agreements, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto or any claims or actions under applicable Law arising out of any such breach, termination or failure. In no event will SPAC be entitled to payment of monetary damages (including in connection with a Willful Breach or Actual Fraud) other than the Termination Fee and any Interests and Reimbursements after the termination of this Agreement.

Section 10.03 Effect of Termination. Subject to the right to receive the Termination Fee and any Interest and Reimbursements pursuant to Section 10.02 hereof and subject to the next sentence of this Section 10.03, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders whatsoever. The provisions of Section 4.31 (No Additional Representations and Warranties; No Outside Reliance), Section 5.21 (No Additional Representations and Warranties; No Outside Reliance), Section 6.05 (No Claim Against the Trust Account), Section 8.05(b) (Confidentiality; Publicity), Section 10.02 (Termination Fee), this Section 10.03 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed (without any “bounce back” or similar error message) addressed as follows:

(a) If to SPAC, to:

FAST Acquisition Corp. II

109 Old Branchville Road

Ridgefield, CT 06877

Attn: Doug Jacob

Garett Schreiber

E-mail: [Redacted]

[Redacted]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Stefan G. dePozsgay

   Evan M. D’Amico

   Andrew Fabens

Email: [Redacted]

   [Redacted]

   [Redacted]

(b) If to the Company, Merger Sub or Pubco to:

Falcon’s Beyond

6996 Piazza Grande Avenue, Suite 301

Orlando, Florida 32835

Attn: Scott Demerau

   Cecil Magpuri

E-mail: notices@falconsbeyond.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Matthew Kautz

  James Hu

E-mail: [Redacted]

    [Redacted]

or to such other address or addresses as the parties may from time to time designate in writing.

Section 11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 (Non-Recourse) and Section 11.17 (Acknowledgements).

Section 11.05 Expenses. Except as otherwise provided herein (including Section 3.07 (Payment of Expenses), Section 6.03 (HSR Act and Antitrust Approvals), Section 7.01(e) (HSR Act and Antitrust Approvals), Section 8.01 (Support of Transaction), Section 8.02(a) (Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval) or Section 8.04(a) (Tax Matters)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules, SPAC Schedules and Exhibits. Any disclosure made by a party in the Schedules or the SPAC Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules (in each case, of the Schedules or the SPAC Schedules, as applicable) to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule or SPAC Schedule, as applicable. Certain information set forth in the Schedules and SPAC Schedules is included solely for informational purposes.

Section 11.09 Entire Agreement. This Agreement, the Schedules, the SPAC Schedules, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall, to the extent permitted by Law, not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.12 Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby (whether in contract, tort or otherwise), shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. Notwithstanding anything to the contrary, SPAC shall not be entitled to any specific performance or any other equitable remedy against the Company, Pubco or Merger Sub to cause the Closing to occur pursuant to Section 2.02.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim, obligation, liability or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) based upon, in respect of, arising under, out or by reason of, be connected with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto in the preamble to this Agreement, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, lender, attorney, advisor or representative, or any of their respective assignees or successors, of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, attorney, lender, advisor or representative, or any of their respective assignees or successors, of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in contract, tort, law, equity, granted by statute or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Pubco or Merger Sub under this Agreement of or for any claim or cause of action based on, in respect of, arising under, out or by reason of, be connected with, or related in any manner to this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby. To the maximum extent permitted by applicable Law, each of the entities expressly named as parties hereto, on behalf of itself and its controlled Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Notwithstanding anything to the contrary contained herein, nothing in this Section 11.14 shall limit any of the rights of the parties to the Ancillary Agreements to enforce, or to bring any claim or cause of action based upon, arising out of or related to, any Ancillary Agreement against Non-Recourse Party to the extent such Non-Recourse Party is a party to such Ancillary Agreement.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof other than in the event of Actual Fraud), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Section 4.31 and Section 5.21 and (c) this Article XI.

Section 11.16 Legal Representation.

(a) SPAC, the Company, Pubco and Merger Sub on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Merger Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC) (collectively, the “Fast Group”), on the one hand, and (ii) SPAC and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), that represented SPAC or a member of the Fast Group prior to the Acquisition Merger Closing may represent any member of the Fast Group in such dispute even though the interests of such Persons may be directly adverse to SPAC, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or a member of the Fast Group. Neither SPAC nor the Company shall seek to or have Gibson Dunn disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Fast Group by Gibson Dunn. The parties to this Agreement hereby waive any potential conflict of interest arising from such prior representation and each party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Acquisition Merger Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the Fast Group, on the one hand, and Gibson Dunn, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Fast Group after the Acquisition Merger Closing, and shall not pass to or be claimed or controlled by SPAC.

(b) SPAC, the Company, Pubco and Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Merger Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC) (collectively, the “Company Group”), on the one hand, and (ii) SPAC and/or any member of the Fast Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”) that represented the Company prior to the Acquisition Merger Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to SPAC, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC. Neither SPAC nor the Company shall seek to or have White & Case disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by White & Case. The parties to this Agreement hereby waive any potential conflict of interest arising from such prior representation and each party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Acquisition Merger Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and White & Case, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Acquisition Merger Closing, and shall not pass to or be claimed or controlled by SPAC.

(c) The covenants, consents and waivers contained in this Section 11.16 shall not be deemed exclusive of any other rights to which Gibson Dunn or White & Case are entitled whether pursuant to law, contract or otherwise.

(d) This Section 11.16 is intended for the benefit of, and shall be enforceable by, the Fast Group and the Company Group. This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived, or modified without the prior written consent of Gibson Dunn or White & Case, as applicable.

Section 11.17 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company, Pubco and Merger Sub Representations constitute the sole and exclusive representations and warranties of the Company, Pubco and Merger Sub in connection with the transactions contemplated hereby; (iii) the SPAC Representations constitute the sole and exclusive representations and warranties of SPAC; (iv) except for the Company, Pubco and Merger Sub Representations by the Company, Pubco and Merger Sub, and the SPAC Representations by SPAC, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company, Pubco and Merger Sub Representations by the Company, Pubco and Merger Sub, the SPAC Representations by SPAC and the other representations expressly made by a Person in any Ancillary Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FAST ACQUISITION CORP. II

By:	/s/ Garrett Schreiber
	Name:	Garrett Schreiber
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FALCON’S BEYOND GLOBAL, LLC

By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PALM HOLDCO, INC.

By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PALM MERGER SUB, LLC

By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit D
Tax Receivable Agreement

TAX RECEIVABLE AGREEMENT

by and among

FALCON’S BEYOND GLOBAL, INC.

FALCON’S BEYOND GLOBAL, LLC

THE TRA HOLDER REPRESENTATIVE (as defined herein),

the several TRA HOLDERS (as defined herein)

and

OTHER TRA HOLDERS

FROM TIME TO TIME PARTY HERETO

Dated as of [  ]

Exhibits

Exhibit A	-	Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [·], is entered into by and among Falcon’s Beyond Global, Inc., a Delaware corporation (the “Corporation”), Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “LLC”), the TRA Holder Representative (as defined below), and each of the Exchange TRA Holders (as defined below) from time to time made party hereto (collectively, the “TRA Holders”).

RECITALS

WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the LLC other than the Corporation (such members who are parties hereto), and their respective assignees who become parties hereto by satisfying the Joinder Requirement, directly or indirectly owns limited liability company interests in the LLC (the “Units”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among the LLC, the Corporation, Palm Merger Sub, LLC, a Delaware limited liability company, and the other parties thereto, the Corporation , among other things, became a Member and, pursuant to the LLC Agreement, the Manager of the LLC (in each case as such term is defined in the LLC Agreement) (such agreement the “Transaction Agreement,” and the foregoing transactions, the “Business Combination”);

WHEREAS, in connection with the Business Combination, the LLC will revalue its property for U.S. federal income tax purposes (and any corresponding U.S. state or local tax purposes) pursuant to Section 1.704-1 of the Treasury Regulations;

WHEREAS, pursuant to and subject to the terms of the LLC Agreement, from time to time, each holder of Units (other than the Corporation) has the right to require the LLC to redeem (a “Redemption”) all or a portion of such holder’s Units for cash or, at the Corporation’s election, Class A common stock, par value $[●] per share, of the Corporation (“Class A Common Stock”), in either case contributed to the LLC by the Corporation; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a Direct Exchange (as defined below) of such cash or shares of Class A Common Stock for such Units (holders with Units subject to a Redemption or Direct Exchange, the “Exchange TRA Holders”);

WHEREAS, the LLC and any direct or indirect subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a partnership for U.S. federal income tax purposes (together with the LLC and any direct or indirect subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a disregarded entity for U.S. federal income tax purposes, the “LLC Group”) will, to the extent such direct or indirect subsidiary is treated as a partnership for U.S. federal income tax purposes and the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return, have in effect an election under Section 754 of the Code (as defined below) for the Taxable Year (as defined below) in which any Exchange (as defined below) occurs, which election should result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by the LLC Group as of the date of the Exchange; and

WHEREAS, the parties to this Agreement desire to provide for certain payments to the TRA Holders and make certain arrangements with respect to certain tax benefits to be derived by the Corporation as a result of the Business Combination or any Exchanges and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation, provided that such Advisory Firm that is used by the Corporation shall be selected by the Corporation and be reasonably acceptable to the TRA Holder Representative.

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the liability of the Corporation for Covered Taxes (a) as reflected on the relevant Tax Returns of the Corporation filed for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes determining the Actual Tax Liability, (x) the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal or non-U.S. Covered Taxes) shall be the Assumed State and Local Tax Rate, (y) the calculation of the Actual Tax Liability shall take into account, in lieu of the actual U.S. federal income tax benefit realized by the Corporation with respect to state and local jurisdiction income and franchise taxes, the U.S. federal income tax benefit realizable by the Corporation with respect to state and local jurisdiction income and franchise taxes determined using the Corporation’s actual U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income or franchise taxes of the Corporation, in each case, for the relevant Taxable Year and (z) all other relevant principles of this Agreement shall apply.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means SOFR plus 200 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, a tax rate equal to the sum of the products of (x) the Corporation’s income and franchise tax apportionment factor for each state and local jurisdiction in which the Corporation files income or franchise tax returns for such Taxable Year, in each case, as shown on the relevant Tax Return filed by the Corporation and (y) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporation files income or franchise tax returns for such Taxable Year. Notwithstanding the foregoing, on or prior to the first day of any relevant Taxable Year, the Corporation and the TRA Holder Representative may agree on an Assumed State and Local Tax Rate that will be used for the relevant Taxable Year, which rate shall be based on good faith estimates of expected apportionment rates for such Taxable Year and on the Tax rates in effect in relevant jurisdictions as of the first day of the relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Bankruptcy Code” is defined in Section 4.1(c) of this Agreement.

“Basis Adjustment” means the increase or decrease to the tax basis of the Corporation’s share of the tax basis of the Reference Assets (i) under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and (ii) under Sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. As relevant, Basis Adjustments are to be calculated pursuant to Treasury Regulations Section 1.743-1. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred and further, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i) voting power, which includes the power to vote, or to direct the voting of, such security and/or

(ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporation.

“Breach” is defined in Section 4.1(c) of this Agreement.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Date” means the closing of the Business Combination.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the date of this Agreement, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity 50% or more of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition;

(iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation, or if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the date of this Agreement or any new director whose appointment or election to the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iv).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” is defined in the recitals to this Agreement.

“Class B Common Stock” means the Class B common stock, par value $[●] per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the TRA Holder Representative, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the TRA Holder Representative.

“Covered Person” is defined in Section 7.16 of this Agreement.

“Covered Tax Benefit” is defined in Section 3.3(a) of this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local, and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related thereto.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means SOFR plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(viii) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local or non-U.S. tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” means any exchange or deemed exchange of Units for cash or shares of Class A Common Stock between the Corporation and a holder of Units pursuant to the LLC Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.50% and (ii) SOFR plus 100 basis points.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

“Exchange” means any Direct Exchange or Redemption.

“Exchange Date” means the date of any Exchange.

“Exchange TRA Holders” is defined in the recitals to this Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“franchise tax” as used in this agreement shall mean franchise taxes based on or measured with respect to net income or profits and franchise taxes imposed in lieu of income Taxes (including any tax in the nature of minimum taxes, tax preference items and alternative minimum taxes).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in calculating the actual liability of the Corporation for Covered Taxes with respect to the relevant Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Corporation’s proportionate share of the Non-Adjusted Tax Basis as reflected on the applicable Basis Schedule, including amendments thereto, for the Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year; provided, that for purposes determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal or non-U.S. Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, (A) the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to any of the items described in clauses (i) and (ii) of the previous sentence, and, for the avoidance of doubt, Imputed Interest or Basis Adjustments (or portions thereof) and (B) the calculation of the Hypothetical Tax Liability shall take into account any U.S. federal income tax benefit realizable by the Corporation with respect to state and local jurisdiction income and franchise taxes (with such benefit determined by taking into account the Corporation’s marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income or franchise taxes of the Corporation, in each case, for the relevant Taxable Year).

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“Involved Parties” is defined in Section 7.8(b) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means that certain Amended and Restated Operating Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” is defined in the recitals to this Agreement.

“Market Value” shall mean the Common Unit Redemption Price, as defined in the LLC Agreement, determined as of the Early Termination Effective Date (treating such Early Termination Effective Date as a Redemption Date, as defined in the LLC Agreement).

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means with respect to any Reference Asset at any time the tax basis for purposes of U.S. federal income tax law that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(i) of this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Permitted TRA Holder” is defined in Section 7.6(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a TRA Holder) (i) that occurs after the Business Combination but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(vi) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.4(a) of this Agreement.

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns, whether held directly by the LLC or indirectly by the LLC through any entity in which the LLC now holds or may subsequently hold an ownership interest (but only if such entity is treated as a partnership or disregarded entity for U.S. federal income tax purposes and for purposes of state or local income tax law, and with respect to any such entity that is indirectly held by the LLC, such entity is held through one or more entities treated as a partnership or disregarded entity for U.S. federal, state and local income tax purposes), at the time of an Exchange or other applicable transaction. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules or other attachments thereto), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Business Combination Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2(i) of this Agreement.

“TRA Holders” is defined in the preamble to this Agreement.

“TRA Holder Representative” means the Person selected by the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the date of this Agreement, and any successor TRA Holder Representative that may be appointed pursuant to Section 7.16 of this Agreement.

“Transaction Agreement” is defined in the recitals to this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4 of this Agreement.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, taking into account clause (4) below;

(2) (i) the U.S. federal income and non-U.S. tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, and (ii) the combined U.S. state and local income and franchise tax rates (but not, for the avoidance of doubt, U.S. federal income or non-U.S. tax rates) for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

(3) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, the combined tax rate for U.S. state and local income taxes (but not, for the avoidance of doubt, U.S. federal income or non-U.S. taxes) shall be the Assumed State and Local Tax Rate, and, for the avoidance of doubt, the applicable calculations shall take into account any U.S. federal income tax benefit realizable by the Corporation with respect to state and local jurisdiction income and franchise taxes (with such benefit taking into account the Corporation’s applicable marginal U.S. federal income tax rate as determined in this clause (3), the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income and franchise taxes);

(4) any loss or disallowed interest or other loss carryovers or carryforwards generated by any Basis Adjustments or Imputed Interest (including any such Basis Adjustments, and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Effective Date, or up through their scheduled expiration under applicable law (if earlier); provided that in any year in which the Corporation is unable to use the full amount of a net operating loss because of Sections 382, 383, or 384 of the Code (or any successor provision or other similar limitation under applicable law) that it otherwise would be deemed to use, the amount deemed to be used for purposes of this paragraph shall equal the amount permitted to be used in such year under Sections 382, 383, or 384 of the Code, or any successor provision or similar limitation;

(5) any non-amortizable or non-depreciable assets will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date) and (ii) the fifteenth anniversary of the Early Termination Effective Date; provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary);

(6) if, on the Early Termination Effective Date, any TRA Holder has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value, and such TRA Holder shall be deemed to receive the amount of cash (or Class A Common stock) such TRA Holder would have been entitled to had such Units actually been Exchanged on the Early Termination Effective Date; and

(8) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed under applicable law as of the Early Termination Effective Date excluding any extensions.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit”, “Annex”, “clause” or “subclause” refer to the specified Article, Section, Schedule, Exhibit, Annex, clause or subclause of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(b) Unless the context of this Agreement otherwise requires, references to agreements (including the LLC Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)  Unless the context of this Agreement otherwise requires, references to statutes (including the Code and the Treasury Regulations) shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(g) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

Article II.
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; LLC 754 Election; Revaluation.

(a) Basis Adjustments. The Parties acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (B) to the fullest extent permitted by law each Redemption using cash or Class A Common Stock contributed to the LLC by the Corporation as a direct purchase of Units by the Corporation from the applicable Exchange TRA Holder pursuant to Section 707(a)(2)(B) of the Code as giving rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest pursuant to the Code.

(b) Section 754 Election. The Corporation shall ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the LLC and each other member of the LLC Group that is treated as a partnership for U.S. federal income tax purposes (and for which the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return) will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year, in each case, to the extent that such election would result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by the LLC Group as of the date of the relevant Exchange.

Section 2.2 Basis Schedules. Within one hundred twenty (120) days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holder Representative a schedule developed in consultation with the Advisory Firm (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, and (c) the Non-Adjusted Tax Basis with respect to the Reference Assets described in clause (a) as of each relevant Exchange. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within one hundred twenty (120) days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year ending after the date of the first Exchange, the Corporation shall provide to the TRA Holder Representative either (i) a schedule developed in consultation with the Advisory Firm showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment, and components thereof, for such Taxable Year (a “Tax Benefit Schedule”) or, (ii) if there is no Realized Tax Benefit or Realized Tax Detriment for that Taxable Year, notice to that effect. The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability of the Corporation for Covered Taxes for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology. Carryovers, carryforwards, or carrybacks, of any tax item attributable to any Basis Adjustment or Imputed Interest or any other tax item in respect thereof shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local or non-U.S. tax law, as applicable, governing the use, limitation, and expiration of carryovers, carryforwards, carrybacks, or other tax items of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Basis Adjustments or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (calculated by taking into account the provisions of Section 3.3(a) to the extent applicable); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree to treat (x) all Tax Benefit Payments (other than Imputed Interest) solely to the extent attributable to an Exchange and to the extent permitted by applicable law (A) as subsequent upward purchase price adjustments that give rise to further Basis Adjustments in respect of an applicable Exchange and (B) have the effect of creating additional Basis Adjustments arising in the Taxable Year in which the applicable Tax Benefit Payment is made and (y) as a result, to the extent permitted by applicable law, any additional Basis Adjustments arising from such a Tax Benefit Payment shall be treated as giving rise to a Basis Adjustment in the Taxable Year in which the Tax Benefit Payment is made on an iterative basis continuing until any incremental Basis Adjustment is immaterial as reasonably determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Holder Representative, under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (x) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm, a Corporation Letter, and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm in connection with its review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporation for Covered Taxes (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations for such Taxable Year. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) days from the date on which the TRA Holder Representative first receives the applicable Schedule or amendment thereto unless:

(i) the TRA Holder Representative within thirty (30) days after receiving the applicable Schedule or amendment thereto, or any TRA Holder impacted by the applicable Schedule or amendment thereto, provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder Representative or TRA Holder’s material objection (an “Objection Notice”) or

(ii) the TRA Holder Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the TRA Representative is received by the Corporation.

In the event that the TRA Holder Representative or any TRA Holder timely delivers an Objection Notice pursuant to clause (i) above, and if the Corporation and the TRA Holder Representative or applicable TRA Holder(s), for any reason, are unable to successfully resolve the issues raised in the Objection Notice through good faith discussions within thirty (30) days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Holder Representative or applicable TRA Holders shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder Representative; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”); provided for the avoidance of doubt, however, that such a change under clause (i) shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the TRA Holder Representative (A) within one hundred twenty (120) days after the occurrence of an event described in clauses (i) through (v) and (B) together with the delivery of the Tax Benefit Schedule for the year following the occurrence of an event described in clause (vi), and, in each case, the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a).

Article III.
TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Except as provided in Section 3.4, and subject to Section 3.2 and Section 3.3, within five (5) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the TRA Holder Representative pursuant to Section 2.3(a) of this Agreement becomes final in accordance with Section 2.4(a) (or, if applicable, Section 7.9) of this Agreement, the Corporation shall pay to each relevant TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Holder. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder. For the avoidance of doubt, (i) no Tax Benefit Payment shall be required to be made in respect of estimated tax payments, including, without limitation, any optional Estimated Tax Benefit Payments that the Corporation may be permitted to make in accordance with Section 3.4 of this Agreement, and (ii) without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, the TRA Holders shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment). Notwithstanding anything to the contrary, in no event will the aggregate of the portions of the Tax Benefit Payment that are payable to the TRA Holders pursuant to this Section 3.1(a) exceed 100% of the Tax Benefit Payment.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Holder means an amount, not less than zero, equal to the sum of: (i) the portion of the Net Tax Benefit that is Attributable to such TRA Holder (including Imputed Interest, if any, calculated in respect of such amount); and (ii) the Actual Interest Amount and any Default Rate Interest, if applicable, with respect to the Net Tax Benefit described in (i).

(i) Attributable. A Net Tax Benefit is “Attributable” to an Exchange TRA Holder to the extent that it is derived from any Basis Adjustment or Imputed Interest, that is attributable to such Exchange TRA Holder (whether through an Exchange or otherwise).

(ii) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such TRA Holder.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. The computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of (a) the Hypothetical Tax Liability over (b) the Actual Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the Actual Tax Liability shall take into account any U.S. federal income tax benefit, if any, deemed received (taking into account the applicable assumptions hereunder) by the Corporation with respect to state and local jurisdiction income and franchise taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes, in each case, for the relevant Taxable Year). If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such Tax liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of (a) the Actual Tax Liability for such Taxable Year over (b) the Hypothetical Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the Actual Tax Liability shall take into account any U.S. federal income tax benefit, if any, deemed received (taking into account the applicable assumptions hereunder) by the Corporation with respect to state and local jurisdiction income and franchise taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income and franchise taxes, in each case, for the relevant Taxable Year). If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The Parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local tax law, may, as applicable, apply to cause a portion of any payments by the Corporation to a TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest, if any, as determined with respect to any payments made by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Actual Interest Amount. Subject to Section 3.4, the “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year, will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(viii) Default Rate Interest. In accordance with Section 5.2, in the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of any “Default Rate Interest” calculated and payable in accordance with Section 5.2 in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such TRA Holder.

(ix) The Corporation and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any TRA Holder, if such TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3 Pro-Ration of Payments as Between the TRA Holders.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential depreciation, amortization or other tax benefit in respect of the Basis Adjustments, Imputed Interest, Actual Interest Amounts, and Default Rate Interest for purposes of determining the Corporation’s liability for Covered Taxes (the “Covered Tax Benefit”) is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, then the available Covered Tax Benefit for the Corporation shall be allocated among the TRA Holders in proportion to the respective Tax Benefit Payments that would have been payable if the Corporation had in fact had sufficient taxable income and there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if the Corporation had $200 of aggregate potential Covered Tax Benefits in a particular Taxable Year (with $50 of such Covered Tax Benefits being attributable to TRA Holder 1 and $150 of such Covered Tax Benefits being attributable to TRA Holder 2), such that TRA Holder 1 would have potentially been entitled to a Tax Benefit Payment of $10.62 and TRA Holder 2 would have been entitled to a Tax Benefit Payment of $31.87 if the Corporation had $200 of actual taxable income (assuming for purposes of this illustration a 25% tax rate), and if the Corporation in fact (for purposes of this illustration) only had $100 of Covered Tax Benefits in such Taxable Year, then $25 of the aggregate $100 actual Covered Tax Benefit for the Corporation for such Taxable Year would be allocated to TRA Holder 1 and $75 of the aggregate $100 actual Covered Tax benefit for the Corporation would be allocated to TRA Holder 2, such that TRA Holder 1 would receive a Tax Benefit Payment of $5.31 and TRA Holder 2 would receive a Tax Benefit Payment of $15.94.

(b) Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Holder pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Holders in respect of all prior Taxable Years have been made in full. Notwithstanding the preceding sentence, for the avoidance of doubt, the Default Rate shall not apply (and the Agreed Rate shall apply) in such certain circumstances described in second to last sentence of Section 4.1(c) and Section 5.2.

Section 3.4 Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each TRA Holder pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any TRA Holder, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the TRA Holders in respect of any reasonably anticipated amounts to be owed with respect to a Taxable Year to the TRA Holders pursuant to Section 3.1 of this Agreement (any such estimated payment referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a TRA Holder pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to all other TRA Holders then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the TRA Holders and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the TRA Holders pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.4. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, if any, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.4, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the TRA Holders along with an appropriate Actual Interest Amount (and any Default Rate Interest, if applicable) in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment to a TRA Holder for a Taxable Year exceeds the finally determined Tax Benefit Payment to the TRA Holder for such Taxable Year, such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments the Corporation may elect to make pursuant to this Section 3.4, if any) to be paid by the Corporation to such TRA Holder. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the TRA Holders pursuant to Section 3.1, the Parties intend to treat the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange in part as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made (exclusive of any amounts treated as Imputed Interest); provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative basis continuing until any incremental Basis Adjustment is immaterial as determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

Section 3.5 Overpayments. To the extent the Corporation makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent Tax Benefit Payments (including optional Estimated Tax Benefit Payments that may be made pursuant to Section 3.4 of this Agreement, if any) to be paid by the Corporation to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments (including optional Estimated Tax Benefit Payments under Section 3.4 of this Agreement, if any) until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Corporation to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates for purposes of determining the Actual Interest Amount to which such relevant TRA Holders shall be entitled. For the avoidance of doubt, the TRA Holders shall not be required to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

Article IV.
TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. The Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Holders pursuant to this Agreement by paying to the TRA Holders the Early Termination Payments; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all TRA Holders that are entitled to such a payment, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payments, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice and that remain unpaid as of the payment of the Early Termination Payments (which Tax Benefit Payments shall not be included in the Early Termination Payments); and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payments or is included in clause (i)) that remain unpaid as of the payment of the Early Termination Payments.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Holder Representative shall be entitled to, at the option of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders upon such Change of Control and by written notice to the Corporation, cause the acceleration of all unpaid payment obligations of the Corporation hereunder as calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by the Corporation and the TRA Holders as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments, and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payments or are included in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. For the avoidance of doubt, Section 4.2 and Section 4.3 shall apply to a Change of Control, mutadis mutandis.

(c) Acceleration Upon Breach of Agreement. In the event that the Corporation (1) materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise or (2)(A) commences any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (II) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) has commenced against it any case, proceeding or other action of the nature referred to in the foregoing clause (2)(A) that remains undismissed or undischarged for a period of sixty (60) days (such breach, rejection or commencement as described in the foregoing clauses (1) or (2), a “Breach”), then, the TRA Holder Representative shall be entitled to, at the option of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders upon such Breach, cause all obligations of the Corporation hereunder to be accelerated and become immediately due and payable upon notice of acceleration from the TRA Holder Representative (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute or any other event described in clause (2) above, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute or any other event described in clause (2) above, on the date of such Breach) and shall include, but not be limited to: (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments; and (iii) any current Tax Benefit Payments due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payments or in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, the TRA Holder Representative and each TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking or otherwise obtaining an acceleration of amounts payable under this Agreement pursuant to this Section 4.1(c). For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within ninety (90) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within ninety (90) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within ninety (90) days of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments after taking commercially reasonable actions or would become insolvent as a result of making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Holders and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment. For the avoidance of doubt, a Reconciliation Dispute (including any delay in payment as a result thereof) will not constitute a material breach of a material obligation of this Agreement.

(d) In case of a termination pursuant to any of Section 4.1(a), Section 4.1(b) or Section 4.1(c), if an Exchange subsequently occurs with respect to Units for which the Corporation has paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, the Corporation shall deliver to the TRA Holder Representative a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b) or Section 4.1(c), the Corporation shall deliver a schedule developed in consultation with the Advisory Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm, a Corporation Letter, and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm as determined by the Corporation or as reasonably requested by the TRA Holder Representative in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party sixty (60) days from the first date on which the TRA Holder Representative received such Early Termination Schedule unless:

(i) the TRA Holder Representative within sixty (60) days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder Representative’s material objection (a “Termination Objection Notice”); or

(ii) the TRA Holder Representative provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder Representative is received by the Corporation.

In the event that the TRA Holder Representative timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Holder Representative shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within five (5) Business Days after the Early Termination Reference Date, the Corporation shall pay to each TRA Holder an amount equal to the Early Termination Payment for such TRA Holder. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid (and which have not yet been paid prior to the Early Termination Effective Date) by the Corporation to such TRA Holder, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions.

Article V.
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments or Early Termination Payments required to be made by the Corporation to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporation shall make any such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporation or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporation shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

Section 5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment of such Tax Benefit Payment or Early Termination Payment; provided that if any Tax Benefit Payment or Early Termination Payment is not made to the TRA Holders when due under the terms of this Agreement as a result of Section 5.1 and the terms of the agreements governing Senior Obligations, any such interest shall be computed at the Agreed Rate and not the Default Rate.

Article VI.
TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any audit, contest, or other proceeding pertaining to Taxes; . The Corporation shall notify the TRA Holder Representative of, and keep it reasonably informed with respect to, the any tax audit or other tax contest of the Corporation the outcome of which is reasonably expected to affect the Tax Benefit Payments payable to any TRA Holder under this Agreement.

Section 6.2 Consistency. Except as otherwise required by applicable law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the Schedules or the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the LLC on their respective Tax Returns. Each TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement and any related calculations or determinations that are made hereunder, including, without limitation, the Schedules provided under this Agreement, unless otherwise required by applicable law. In the event that an Advisory Firm or Expert is used and is replaced with another Advisory Firm or Expert, such replacement Advisory Firm or Expert shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm or Expert, unless otherwise required by applicable law or unless the Corporation and the TRA Holder Representative agree to the use of other procedures and methodologies.

Section 6.3 Cooperation. The TRA Holder Representative and each TRA Holder, on the one hand, and the Corporation, on the other hand, shall (i) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making, reviewing, or approving any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return or contesting or defending any audit, examination, controversy or other proceeding with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder, (ii) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. Subject to Section 6.1, the Corporation shall provide assistance as reasonably requested by any TRA Holder or the TRA Holder Representative on behalf of any TRA Holder in connection with such TRA Holder’s tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation. The requesting Party shall reimburse the other Party for any reasonable and documented out-of-pocket costs and expenses incurred by such other Party pursuant to this Section 6.3.

Article VII.
MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed (without any “bounce back” or similar error message) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

Falcon’s Beyond Global, LLC

6996 Piazza Grande Avenue, Suite 301

Orlando, Florida 32835

Attn: Scott Demerau

          Cecil Magpuri

E-mail: notices@falconsbeyond.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Stefan G. dePozsgay

Evan M. D’Amico

Andrew Fabens

Email: [Redacted]

[Redacted]

[Redacted]

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:	Joel Rubinstein
Matthew Kautz
James Hu

Email:	[Redacted]
[Redacted]
[Redacted]

If to the TRA Holder Representative:

[●]

with a copy (which shall not constitute notice to the TRA Holder Representative) to:

[●]

or to such other address or addresses as the parties may from time to time designate in writing.

Section 7.2 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 7.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No TRA Holder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement to any Person without the consent of the Corporation (such consent not to be unreasonably withheld, conditioned or delayed), except that, to the extent that a TRA Holder (i) transfers Units to any of such TRA Holder’s Permitted Transferees (as such term is defined in the LLC Agreement) in accordance with the terms of the LLC Agreement, the transferring TRA Holder shall have the option to assign, without the approval of the Corporation, to the Permitted Transferee (as such term is defined in the LLC Agreement) of such Units the transferring TRA Holder’s rights and obligations under this Agreement with respect to such transferred Units and (ii) is an original signatory to this Agreement and transfers its rights and obligations under this Agreement, in whole or in part, to its direct or indirect owners (if such TRA Holder is not a natural Person), such consent by the Corporation shall be required (a transferee described in clause (i) or (ii), a “Permitted TRA Holder”); provided, however, that the Corporation may withhold, condition, or delay its consent in its sole discretion to any transfer by a TRA Holder (other than to a Permitted TRA Holder) (i) if the TRA Holder is an original signatory to this Agreement and that TRA Holder seeks to transfer a portion of its rights, in the aggregate, to more than three transferees, (ii) if the TRA Holder is not an original signatory to this Agreement and that TRA Holder seeks to transfer less than all of its rights and (iii) if the TRA Holder seeks to transfer any of its rights to a Person who is a competitor to the Corporation (as determined by the Corporation) or to a Person who holds a majority or Controlling interest in an entity that is competitor to the Corporation (as determined by the Corporation). Each transferee or assignee shall execute and deliver a Joinder agreeing to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a Party and TRA Holder for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the TRA Holders (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by (i) the Corporation and (ii) the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the later of the most recent Exchange Date, in which case such amendment shall be permitted. Notwithstanding the foregoing, no such amendment shall be effective if such amendment would have a disproportionate adverse impact on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately impacted TRA Holders consent in writing to such amendment (such consent not to be unreasonably withheld, conditioned or delayed). No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to (i) assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place and (ii) become a Party to this Agreement.

(d) Waiver. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.7 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 7.8 Consent to Jurisdiction.

(a) Except as otherwise expressly provided in this Agreement and subject to Section 7.8(b) and Section 7.9 below, each Party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware (each, a “Chosen Court”) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by any such Chosen Court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof (an “Action”) other than before one of the above-named Chosen Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the Chosen Courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any Chosen Court in any court of competent jurisdiction. Each Party hereby consents to service of process in any such proceeding in any manner permitted by applicable Delaware Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.1 hereof is reasonably calculated to give actual notice.

(b) If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the Parties agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the parties to the Arbitration Action (the parties to the Arbitration Action, collectively, the “Involved Parties”). If the Involved Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Involved Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Involved Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 7.8(b) shall prevent any Involved Party from seeking interim injunctive relief in a Chosen Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 7.8(b).

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 7.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(d) In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9 Reconciliation. In the event that the Corporation and the TRA Holder Representative (or any applicable TRA Holder) are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Holder Representative (or any applicable TRA Holder) agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation, the TRA Holder Representative (or any applicable TRA Holder) or other actual or potential conflict of interest. If the disputing Parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation, the TRA Holder Representative (or any applicable TRA Holder) or other actual or potential conflict of interest. The Expert shall resolve any disputed matter relating to any Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the applicable TRA Holder(s) shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts the TRA Holder Representative or applicable TRA Holder(s)’s position, in which case the Corporation shall reimburse the TRA Holder Representative or applicable TRA Holder(s) for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the TRA Holder Representative or any applicable TRA Holder(s) relating to the engagement of the Expert or amending any applicable Tax Return), or (ii) the Expert substantially adopts the Corporation’s position, in which case the applicable TRA Holder(s) (or the TRA Holder Representative on behalf of such TRA Holder(s)) shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt costs and expenses incurred by the Corporation relating to the engagement of the Expert or amending any applicable Tax Return). The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation, the TRA Holder Representative and the TRA Holders and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment that is payable to any TRA Holder (or other applicable person) pursuant to this Agreement any taxes or other amounts as the Corporation is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of U.S. state, local or foreign tax law; provided, however, that the Corporation shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Holder prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. Any such deducted or withheld taxes or other amounts, to the extent paid over to the appropriate Taxing Authority or other governmental entity shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Holder (or other applicable person) in respect of which such deduction or withholding was made. Each TRA Holder (or recipient of payments hereunder) shall provide the Corporation, or other applicable withholding agent, with any applicable tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated Covered Taxes of the group as a whole.

(b) If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) or any member of the LLC Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Asset as determined by a valuation expert mutually agreed upon by the Corporation and the TRA Holder Representative plus, without duplication, (i) the amount of debt to which any such Reference Assets is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of an interest in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporation takes actions to ensure that the amount to be received by the TRA Holders hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporation, include the payment of an additional amount to a TRA Holder), would be the same amount and timing as if such transfer described in the first sentence of Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation and the TRA Holder Representative) and to the extent specified therein by such TRA Holder, this Agreement either (i) shall cease to have further effect and shall not apply to such TRA Holder after a date specified by such TRA Holder or (ii) may be amended by the Parties in a manner reasonably determined by such TRA Holder, provided that such amendment shall not result in an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Holder exceeds the Maximum Rate, such TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.14 Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.15 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.16 TRA Holder Representative. The TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the date of this Agreement shall appoint the Person to serve as the TRA Holder Representative. By executing this Agreement, each of the TRA Holders shall be deemed to have irrevocably constituted and appointed the TRA Holder Representative (in the capacity described in this Section 7.16 and each successor as provided below, the “TRA Holder Representative”) as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to, and, for the avoidance of doubt, unless otherwise provided by this Agreement: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of such TRA Holders, any and all consents, waivers, amendments or modifications deemed by the TRA Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Holder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such TRA Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Holders, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. If the TRA Holder Representative is unwilling to so serve, then the person then-serving as the TRA Holder Representative shall be entitled to appoint its successor which such successor shall be subject to the approval of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the most recent Exchange Date. To the fullest extent permitted by law, none of the TRA Holder Representative, any of its Affiliates, or any of the TRA Holder Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Holder, the LLC, or the Corporation for damages arising from any action taken or omitted to be taken by the TRA Holder Representative or any other Person with respect to the LLC or the Corporation, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the LLC or the Corporation or in furtherance of the interests of the LLC or the Corporation in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the LLC, the Corporation or the TRA Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. For the avoidance of doubt, notwithstanding the foregoing, if a provision of this Agreement provides a right or entitlement of any kind to a TRA Holder, this Section 7.16 shall not override the TRA Holder’s ability to exercise or enforce such right or enjoy such entitlement.

Section 7.17 Non-Effect of Other Tax Receivable Agreements. If the Corporation enters into any other agreement after the date hereof that obligates the Corporation to make payments to another party in exchange for tax benefits conferred upon the Corporation, the LLC, or any of their respective Subsidiaries, unless otherwise agreed by the TRA Holder Representative, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the Actual Tax Liability of the Corporation hereunder).

Section 7.18 Bank Account Information. The Corporation may require each TRA Holder to provide its bank account information to facilitate wire transfers. The Corporation shall be entitled to rely on the bank account information provided by a TRA Holder absent actual knowledge that such bank account information is incorrect.

Section 7.19 Confidentiality.

(a) General Rule. Each TRA Holder and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters or information of the Corporation, its Affiliates and successors and the other TRA Holders acquired pursuant to this Agreement, including marketing, investment, performance data, credit and financial information and other business affairs of the Corporation, its Affiliates and successors and the other TRA Holders.

(b) Exceptions. This Section 7.19 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary in connection with preparation and filing of such TRA Holder’s Tax Returns and for the TRA Holder to respond to or address any inquiries regarding any Tax Returns or Tax matters from any Taxing Authority or to prosecute, defend or settle or compromise any action, proceeding or audit by any Taxing Authority with respect to any Tax Returns or Tax matters. Notwithstanding anything to the contrary in this Section 7.19, each TRA Holder and assignee (and each employee, representative or other agent of such TRA Holder or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the LLC, the TRA Holders and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Holders relating to such tax treatment and tax structure.

(c) Enforcement. If a TRA Holder or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.19, the Corporation shall have the right and remedy to have the provisions of this Section 7.19 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates or the other TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.20 Survival. If this Agreement is terminated pursuant to Article IV, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 7.4 (Governing Law), Section 7.8 (Consent to Jurisdiction), Section 7.9 (Reconciliation), Section 7.19 (Confidentiality), and this Section 7.20 (Survival).

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

[●]

By:
Name:
Title:

THE LLC:

[●]

By:
Name:
Title:

TRA HOLDER REPRESENTATIVE:

By:
Name:
Title:

TRA HOLDER:

By:
Name:
Title:

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Falcon’s Beyond Global, Inc., a Delaware corporation (the “Corporation”), Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “LLC”), the TRA Holder Representative (as defined in the Tax Receivable Agreement), and each of the Exchange TRA Holders (as defined in the Tax Receivable Agreement and, collectively, the “TRA Holders,” from time to time party thereto). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.	Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

[●]

By:
Name:
Title:

Exhibit E
Registration Rights Agreement

Execution Version

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2022 (the “Effective Date”), by and among FAST Acquisition Corp. II, a Delaware corporation (the “SPAC”), [New Pubco] a Delaware corporation (“Pubco”), FAST Sponsor II LLC, a Delaware limited company (the “Sponsor”) and each of the persons listed under the heading “Holders” on the signature pages attached hereto (together with the Sponsor, the “Holders,” and each (including the Sponsor) individually, a “Holder”).

RECITALS

WHEREAS, certain of the Holders previously entered into that certain Registration Rights Agreement dated as of March 15, 2021 (the “Initial Agreement”);

WHEREAS, pursuant to the Initial Agreement, the SPAC granted certain registration rights with respect to, among other things, certain shares of the SPAC’s Class A common stock, par value $0.0001 per share;

WHEREAS, the Pubco has entered into that certain Agreement and Plan of Merger, dated as July 11, 2022 (the “Business Combination Agreement”), by and among the SPAC, Pubco, Falcon’s Beyond Global, LLC, a Florida limited liability company (“Falcon’s Beyond”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”), pursuant to which, (i) on the SPAC Merger Closing Date (as defined in the Business Combination Agreement), the SPAC will merge with and into Pubco, with Pubco surviving as the sole owner of Merger Sub, (ii) immediately prior to the Acquisition Merger Closing (as defined in the Business Combination Agreement), Pubco shall make the Closing Cash Consideration (as defined in the Business Combination Agreement) to Merger Sub and (iii) on the Acquisition Merger Closing Date (as defined in the Business Combination Agreement), Merger Sub will merge with and into Falcon’s Beyond, with Falcon’s Beyond as the surviving entity of such merger;

WHEREAS, in connection with the closing of the transactions described above (the “Transactions”) and upon entry into this Agreement, the parties to the Initial Agreement desire to terminate the Initial Agreement and all rights and obligations created pursuant thereto will be terminated; and

WHEREAS, in connection with the foregoing, Pubco and the Holders now desire to execute this Agreement, with effect as of the Effective Date, to replace the Initial Agreement and to set forth the further rights and obligations created hereby.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.3.

“Block Trade Notice” has the meaning set forth in Section 2.3.

“Block Trade Offer Notice” has the meaning set forth in Section 2.3.

“Board” means the board of directors of Pubco.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Class B Shares” means shares of Pubco’s Class B common stock, par value $0.0001 per share.”$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Falcon’s Units” means the limited liability company units of Falcon’s Beyond.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1 Shelf” has the meaning set forth in Section 2.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 2.1(a).

“General Disclosure Package” has the meaning set forth in Section 7.1(i).

“Holder” or “Holders” has the meaning set forth in the Preamble.

“Immediate Family Member” shall mean each Person that is related by blood or current or former marriage, domestic partnership or adoption (including parents, children, legally adoptive relationships, in-laws and step relations), in each case that is not more remote than a first cousin.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Agreement” has the meaning set forth in the recitals to this Agreement.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“Merger Sub” has the meaning set forth in the Preamble.

“Opt-Out Notice” has the meaning set forth in Section 4.1.

“Permitted Transferee” shall mean, with respect to any Person, (i) any Affiliate, limited partner, member or stockholder of such Person, (ii) with respect to any Person that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor, (iii) in the case of any Person who is an individual, (w) by gift to an Immediate Family Member of such individual, (x) any successor by death or pursuant to any qualified domestic relations order, (y) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Registrable Shares or (z) a nominee or custodian of a Person to whom a transfer would be permissible under this clause (iii), (iv) to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangement between such third parties (or their Affiliates or designees) and such Person and/or its Affiliates or any similar arrangement relating to a financing arrangement for the benefit of such Person and/or its Affiliates, and (v) pursuant to a bona fide loan or pledge or as a grant or maintenance of a bona fide lien, security interests, pledge or other similar encumbrance of any such securities owned by such Person and/or its Affiliates to a nationally or internationally recognized financial institution in connection with a loan or such Person and/or its Affiliates.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Pubco” has the meaning set forth in the Preamble.

“Registrable Shares” shall mean, with respect to any Holder, the Shares held by such Holder in Pubco or any successor to Pubco (including Shares acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor, including, for the avoidance of doubt, any Shares issuable pursuant to the amended and restated operating agreement of Falcon’s Beyond, dated as of [ ], upon an exchange of Falcon’s Units for Shares, along with an equal number of Class B Shares), excluding any such Shares that (i) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 (“Rule 144”) or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of Pubco to be bound by the terms and conditions of this Agreement, (iii) have ceased to be outstanding or (iv) have ceased to be of a class of securities of Pubco that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Shares shall not constitute Registrable Shares if all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). Notwithstanding anything to the contrary hereunder, if a Holder and/or its Affiliates then hold Class B Shares, then each Class B Share shall be deemed to have a value equal to the value of one Share for all purposes under this Agreement, including for purposes of determining compliance with the various value thresholds set forth in Section 2 and Section 4 of this Agreement.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by Pubco of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange or market; (iii) fees and expenses with respect to filings required to be made with the Nasdaq stock exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iv) fees and expenses of compliance with securities or “blue sky” laws; (v) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (vi) fees and disbursements of counsel for Pubco and fees and expenses for independent certified public accountants retained by Pubco (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (vii) all internal expenses of Pubco (including all salaries and expenses of its officers and employees performing legal or accounting duties); (viii) the fees and expenses of any Person, including special experts, retained by Pubco in connection with the preparation of any Registration Statement; (ix) printer, messenger, telephone and delivery expenses; and (x) the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration (not to exceed $40,000 without the consent of the Company).

“Registration Statement” and “Prospectus” refer, as applicable, to any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Pubco’s Class A common stock, par value $0.0001 per share.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“SPAC” has the meaning set forth in the Preamble.

“Sponsor” has the meaning set forth in the Preamble.

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.1(c).

“Takedown Offer Notice” has the meaning set forth in Section 2.1(d).

“Takedown Request Notice” has the meaning set forth in Section 2.1(d).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.1(c).

SECTION 2. REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration. (a) Pubco shall file within 30 days of the Acquisition Merger Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if Pubco is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder therein. Pubco shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including pot-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event Pubco files a Form S-1 Shelf, Pubco shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after Pubco is eligible to use Form S-3.

(b) If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Pubco shall, subject to Section 5, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspecting the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, Pubco shall use commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if Pubco is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that Pubco is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(c) At any time and from time to time after the effectiveness of a Shelf Registration, any Holder with Registrable Shares included on such Shelf Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Shares included thereon in an underwritten offering that is registered pursuant to such Shelf Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million. Notwithstanding the foregoing, Pubco is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d) Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to Pubco (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Shares to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, Pubco shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 2.1(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Shares with respect to which Pubco has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(e) Notwithstanding any other provision of this Section 2.1, if the underwriter advises Pubco that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) Pubco shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Holders electing to sell their Registrable Shares, on a pro rata basis based on the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other Persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Shares to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.2 Selection of Underwriter. A Takedown Holder shall have the right to select the underwriter or underwriters to administer any Underwritten Shelf Takedown, including any Shelf Registration; provided that such underwriter or underwriters shall be reasonably acceptable to Pubco.

2.3 Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Shares in an underwritten transaction requiring the involvement of Pubco but not involving (i) any “road show” or (ii) a lock-up agreement of more than sixty (60) days to which Pubco is a party, and which is commonly known as a “block trade” (a “Block Trade”), (1) the Takedown Holder shall (i) give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to Pubco and (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and (2) Pubco shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. Pubco shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Shares as soon as practicable (but in no event more than two (2) Business Days following Pubco’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $25 million in expected gross proceeds. Pubco shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Shares being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to Pubco.

SECTION 3. INCIDENTAL OR “PIGGY-BACK” REGISTRATION.

3.1 Piggy-Back Rights. If Pubco proposes to file a registration statement under the Securities Act with respect to an offering of its Shares, whether to be sold by Pubco or by one or more selling security holders, other than  a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of Pubco or its subsidiaries or (iii) relating to a transaction pursuant to Rule 145 under the Securities Act, Pubco shall give written notice of the proposed registration to all Holders holding Registrable Shares at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Shares shall have the right to request that all or any part of its Registrable Shares be included in the Registration Statement by giving written notice to Pubco within three (3) calendar days after receipt of the foregoing notice by Pubco. Subject to the provisions of Sections 3.2, 3.3 and 6.2, Pubco will include all such Registrable Shares requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of Pubco in which Registrable Shares are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

3.2 Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, Pubco or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, Pubco may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3 Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises Pubco in writing that, in its opinion, the number of securities which Pubco and the holders of the Registrable Shares and any other Persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and Pubco will include in such registration such maximum number of securities as follows: (i) first, all of the securities Pubco proposes to sell for its own account, if any; provided that the registration of such securities was initiated by Pubco with respect to securities intended to be registered for sale for its own account; (ii) second, such number of Registrable Shares requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Shares shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (iii) third, the securities any other selling stockholders propose to sell in such registration.

3.4 Selection of Underwriter. Except to the extent Section 2.1 applies, Registrable Shares proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Shares shall be sold to prospective underwriters selected by Pubco; provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between Pubco, the Holders participating in such offering and any other holders demanding registration and the prospective underwriters.

SECTION 4. opt-out notices

4.1 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to Pubco requesting that such Holder not receive notice from Pubco of the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.1 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), (i) Pubco shall not deliver any such notice to such Holder pursuant to Section 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify Pubco in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.1 and the related suspension period remains in effect, Pubco will so notify such Holder, within one (1) Business Day of such Holder’s notification to Pubco, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

SECTION 5. Suspension of Offering

5.1 Suspension of Offering. Notwithstanding the provisions of Section 2 or 3, Pubco shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by Pubco in a Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in a Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that Pubco may not delay or suspend a Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days in each case during any twelve-month period. Upon receipt of any written notice from Pubco of the occurrence of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of a Prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pubco in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by Pubco, each Holder will deliver to Pubco or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Shares in such Holder’s possession. For the avoidance of doubt, Pubco may in any event delay or suspend the effectiveness of a Registration Statement, and from time to time require Holders not to sell under a Registration Statement or to suspend the effectiveness thereof in the case of an event described under Section 6.1(vi) to enable it to comply with its obligations set forth in Section 6.1(vii).

SECTION 6. Registration Procedures

6.1 Obligations of Pubco. When Pubco is required to effect the registration of Registrable Shares under the Securities Act pursuant to this Agreement, Pubco shall:

(i) use commercially reasonable efforts to register or qualify the Registrable Shares by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Shares owned by the Holders in each such jurisdiction; provided, however, that Pubco shall not be required to (A) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (C) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(ii) prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (A) to keep such Registration Statement effective and (B) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(iii) promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Holders;

(iv) promptly notify the Holders: (A) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (C) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (D) of the receipt by Pubco of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(v) use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(vi) until the expiration of the period during which Pubco is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (A) of the existence of any fact of which Pubco is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (B) of Pubco’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(vii) if any event or occurrence giving rise to an obligation of Pubco to notify the Holders pursuant to Section 6.1(vi) takes place, subject to Section 5.1, Pubco shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (A) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(viii) use commercially reasonable efforts to cause all such Registrable Shares to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Shares is then permitted under the rules of such national securities exchange or market;

(ix) if requested by any Holder participating in an offering of Registrable Shares, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Shares pursuant to the Registration Statement, including information with respect to the number of Registrable Shares being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Shares to be sold in such offering; provided, however, that Pubco shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with Pubco’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by Pubco;

(x) in connection with the preparation and filing of any Registration Statement, Pubco will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to Pubco) (provided that Pubco shall not file any such Registration Statement including Registrable Shares or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of Pubco and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(xi) provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Shares not later than the effective date of the first Registration Statement filed hereunder;

(xii) cooperate with the Holders who hold Registrable Shares being offered to facilitate the timely preparation and delivery of certificates for the Registrable Shares to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Shares to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Shares is ordered effective by the SEC, Pubco shall deliver, or shall cause legal counsel selected by Pubco to deliver, to the transfer agent for the Registrable Shares (with copies to the Holders whose Registrable Shares are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(xiii) enter into an underwriting agreement in customary form and substance reasonably satisfactory to Pubco, the Holders and the managing underwriter or underwriters of the public offering of Registrable Shares, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with Pubco or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. Pubco shall cooperate and participate in the marketing of Registrable Shares, including participating in customary “roadshow” presentations, as the managing underwriters may reasonably request; provided that Pubco shall not be required to participate in any such presentation in connection with an offering of Registrable Shares for anticipated aggregate gross proceeds of less than $100 million; provided further that Pubco and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Shares (including any Block Trade) reasonably requested by the managing underwriters without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(xiv) furnish, at the request of a Holder on the date that any Registrable Shares are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (A) an opinion, dated such date, of the counsel representing Pubco for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (B) a letter dated such date, from the independent certified public accountants of Pubco who have certified Pubco’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(xv) make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if Pubco timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(xvi) take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Shares pursuant to the applicable Registration Statement.

6.2 Obligations of the Holders. In connection with any Registration Statement utilized by Pubco to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with Pubco in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within five (5) Business Days to any written request by Pubco to provide or verify information regarding the Holder or the Holder’s Registrable Shares (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Shares and such other information as may be requested by Pubco from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (i) agrees to sell his or its Registrable Shares on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, Pubco to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (i) and (ii) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other Person or entity that is party to such underwriting arrangements, then Pubco shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other Person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to Pubco and the underwriter.

6.4 Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Shares under the Registration Statement. If directed in writing by Pubco, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5 Lockup. In connection with any underwritten public offering of securities of Pubco, each Holder agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of Pubco or of any securities convertible into or exchangeable or exercisable for any other securities of Pubco (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by Pubco or the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto)) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of Pubco are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such Holders, officers and directors are released, then all Holders shall also be released to the same extent on a pro rata basis. In the event that all or any portion of the provisions of this Section 6.5 is waived with respect to the Sponsor, such provisions of this Section 6.5 shall also be waived with respect to all such Holders.

SECTION 7. INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by Pubco. Pubco agrees to indemnify and hold harmless each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Shares at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any violation or alleged violation by Pubco of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law;

(iii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of Pubco (which consent shall not be unreasonably withheld or delayed); and

(iv) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (i), (ii) or (iii) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to Pubco by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by Pubco, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2 Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless Pubco, and each of its directors and officers (including each director and officer of Pubco who signed a Registration Statement), and each Person, if any, who controls Pubco within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(iii) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to Pubco by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by Pubco, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify Pubco, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3 Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (ii) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4 Contribution.

(i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(ii) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

(iii) Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of Pubco, each officer of Pubco who signed a Registration Statement and each Person, if any, who controls Pubco within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as Pubco.

SECTION 8. EXPENSES

8.1 Expenses. Pubco will pay all Registration Expenses in connection with each registration of Registrable Shares pursuant to Section 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales discounts, commissions and marketing costs, fees and disbursements of the Holder’s counsel, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Shares by such Holder pursuant to any Registration Statement or otherwise.

SECTION 9. RULE 144 REPORTING

9.1 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Pubco to the public without registration or pursuant to a registration statement, if the Shares of Pubco are registered under the Exchange Act, Pubco agrees to:

(i) make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by Pubco;

(ii) file with the SEC in a timely manner all reports and other documents required of Pubco under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(iii) furnish to any Holder, so long as the Holder owns any Registrable Shares, upon request, (A) a written statement by Pubco that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by Pubco), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (B) a copy of the most recent annual or quarterly report of Pubco and such other reports and documents so filed by Pubco, and (C) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(iv) provide notice in writing to each Holder that then has one or more designees on the Board of the beginning and ending of any “blackout period” in connection with Pubco’s public issuances from time to time of earnings releases for fiscal quarter or fiscal years.

SECTION 10. CONFIDENTIALITY

10.1 Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of Pubco or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such Persons), and other authorized representatives, in each case, so long as such Person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or Pubco may disclose or deliver any information or other material disclosed to or received by it should such Holder or Pubco be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or Pubco, as the case may be, making such disclosure shall use reasonable efforts to consult with Pubco prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a Person who by breach of this Agreement has caused such information to become publicly available).

SECTION 11. MISCELLANEOUS

11.1 Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2 Notices. Notices to Pubco and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. Pubco or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3 Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of Pubco, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with Pubco prior to making any such disclosure.

11.4 Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5 Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Effective Date, the provisions of the Initial Agreement granting registration rights to the Holders party thereto are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by Pubco and the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Shares; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

11.6 Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of Pubco; provided, however, that the rights to cause Pubco to register Registrable Shares pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Shares; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7 Saving Clause. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9 Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all Persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without application of the conflict of laws principles thereof.

11.11 Service of Process and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court of the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of New York and (iv) consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and Pubco shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.13 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no Person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(ii) references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(iii) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(v) the term “include”, includes” or “including” shall be deemed to be followed by the words “without limitation”.

11.15 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Shares remain outstanding.

11.16 Restriction on Transfer After Transactions. Each Holder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of Pubco or of any securities convertible into or exchangeable or exercisable for any other securities of Pubco, in each case, until the date that is six (6) months after the Effective Date. Further, each Holder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of Pubco or of any securities convertible into or exchangeable or exercisable for any other securities of Pubco, in each case for so long as this Agreement remains in effect with respect to such Holder, if such sale or distribution would or would reasonably be expected to constitute or result in a “change of control” or similar event, as defined under Pubco’s or its subsidiaries’ loan, credit or other debt facilities in place on the Effective Date or that may be entered into from time to time, provided that any such future loan, credit or other debt facilities contain substantially similar change of control definitions as those in the loan, credit or other debt facilities in place on the Effective Date. In the event that all or any portion of the provisions of this Section 11.16 is waived with respect to the Sponsor, such provisions of this Section 11.16 shall also be waived with respect to all such Holders.

11.17 No Inconsistent Agreements; Additional Rights. Pubco shall not hereafter enter into, and is not currently a party to, any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of Pubco or such other party pursuant to this Agreement, if Pubco enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by Pubco or any of the Holders of Registrable Shares so that such Holders of such Registrable Shares shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPAC:

FAST Acquisition Corp. II

By:
Name:
Title:

PUBCO:

[NEW PUBCO]

By:
Name:
Title:

HOLDERS:

FAST Sponsor II LLC

By: FAST Sponsor II Manager LLC, its sole member

By:
Name:
Title:

[●]

By:
Name:
Title:

Signature Page to

Registration Rights Agreement

SCHEDULE I

PUBCO:

6996 Piazza Grande Avenue, Suite 301

Orlando, FL 32835

Attn: Scott Demerau
           Cecil Magpuri
Email: notices@falconsbeyond.com

with a required copy to (which copy shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020

Attn: Joel L. Rubinstein; Marie Elena Angulo

Email: [Redacted]

SPONSOR:

FAST Sponsor II LLC
109 Old Branchville Road

Ridgefield, CT 06877

Attn: Doug Jacob
                          Garett Schreiber

Email: [Redacted]
            [Redacted]

with a required copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Stefan dePozsgay; Andrew Fabens

Email: [Redacted]

HOLDERS:

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

Exhibit F
Pubco Delaware Charter

FORM OF CERTIFICATE OF INCORPORATION

OF

[New Pubco]

Article I
NAME

The name of the Corporation is [New Pubco] (the “Corporation”).

Article II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

Article III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.

Article IV
CAPITALIZATION

Section 4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●], consisting of (i) [●] shares of common stock, divided into (a) [●] shares of Class A common stock, par value $[●] per share (the “Class A Common Stock”) and (b) [●] shares of Class B common stock, par value $[●] per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (ii) [●] shares of preferred stock, par value $[●] per share (“Preferred Stock”).

Section 4.2 Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (a) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding Common Units (as defined in the Amended and Restated Operating Agreement of Falcon’s Beyond Global, LLC, a Delaware limited liability company (“Falcon’s”), as such agreement may be amended from time to time (the “Falcon’s A&R Operating Agreement”)), pursuant to the Falcon’s A&R Operating Agreement and (b) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

Section 4.3 Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.4 Common Stock.

(a)	Voting Rights.

(1)	Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 4.4(a)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2)	(a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock and (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

(3)	Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)	Dividends; Stock Splits or Combinations.

(1)	Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(2)	Except as provided in Section 4.4(b)(3) with respect to stock dividends, dividends of cash or property shall not be declared or paid on shares of Class B Common Stock.

(3)	In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock.  Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding Common Units, for shares of Class A Common Stock in accordance with a Redemption (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Cancellation of Class B Common Stock. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of Common Units in accordance with the provisions of the Falcon’s A&R Operating Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Common Unit, including any share of Class B Common Stock exchanged for a share of Class A Common Stock in accordance with a Redemption, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and retired and restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

(e) Further Issuances of Class B Common Stock. No shares of Class B Common Stock shall be issued at any time after the completion of the Corporation’s initial public offering, except (a) to one or more new or existing members of Falcon’s to whom Common Units are also issued, (b) to a member of Falcon’s holding Common Units in a number necessary to maintain a one-to-one ratio between the number of Common Units and the number of shares of Class B Common Stock outstanding or (c) for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

Article V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI
STOCKHOLDERS

Section 1. For so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and if the holders of shares of Class B Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, that for so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation representing a majority of the total voting power of stock entitled to vote generally in election of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII
LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officer, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article VIII
EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Article IX
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, and X of this Certificate of Incorporation and this Article IX.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Article X
DGCL SECTION 203 and business combinations

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which time the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.	at or subsequent to such time, the business combination is approved by the Board and authorized or approved at an annual or special meeting of stockholders (and, notwithstanding anything to the contrary herein, not by written consent) by the affirmative vote of at least two-thirds of the then-outstanding voting stock of the Corporation that is not owned by the interested stockholder.

Solely for purposes of this Article X only, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.	“associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article X is not applicable to the surviving entity;

b.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.	any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.	“Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from a Principal Stockholder or any of its affiliates or successors ownership of 15% or more of the voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X.

6.	“Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act, (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

7.	“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) any Principal Stockholder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

9.	“owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.	beneficially owns such stock, directly or indirectly; or

b.	has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

11.	“Principal Stockholder” means [●] and [●].

12.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

13.	“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

Article XI
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Article XII
DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

IN WITNESS WHEREOF, [New Pubco] has caused this Certificate of Incorporation to be executed on this day     of    , 2022.

[NEW PUBCO]

By:
Name:
Title:	Sole Incorporator
Address:

[[New Pubco] — Signature Page to Certificate of Incorporation]

Exhibit G
Pubco Delaware Bylaws

Form of Bylaws of

[New Pubco]

(a Delaware corporation)

Article VI - Records		20

Article VII - General Matters		21

7.1	Execution of Corporate Contracts and Instruments	21
7.2	Stock Certificates	21
7.3	Lost Certificates	21
7.4	Shares Without Certificates	22
7.5	Dividends	22
7.6	Fiscal Year	22
7.7	Seal	22
7.8	Transfer of Stock	22
7.9	Stock Transfer Agreements	22
7.10	Registered Stockholders	23
7.11	Waiver of Notice	23

Article VIII - Notice by Electronic Transmission		23

8.1	Notice by Electronic Transmission	23
8.2	Definition of Electronic Transmission	24

Article IX - Indemnification		24

9.1	Indemnification of Directors and Officers	24
9.2	Indemnification of Others	25
9.3	Prepayment of Expenses	25
9.4	Determination; Claim	25
9.5	Non-Exclusivity of Rights	26
9.6	Insurance	26
9.7	Other Indemnification	26
9.8	Continuation of Indemnification	26
9.9	Amendment or Repeal; Interpretation	26

Article X - Definitions		27

Bylaws of
[New PubCo]

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of [New PubCo] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain Agreement and Plan of Merger dated as of July 11, 2022, by and between Fast Acquisition Corp. II, Falcon’s Beyond Global, LLC, and Palm Merger Sub, LLC and Palm Holdco, Inc. (the “Business Combination”), be deemed to have occurred on [●], 2022); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least 67% of voting power of all of the shares of capital stock of the Corporation; and

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).

(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board (or, if applicable, a stockholder exercising its right to call a special meeting) has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee(s). Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(e) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any nomination was not made in accordance with the provisions of this Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III– Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12 Chairperson, Vice Chairperson.

The Board may appoint a chairperson of the Board from its members, who shall have all the customary duties and responsibilities of such office. The chairperson may be (but shall not be required to be) the chief executive officer or another executive officer of the Corporation. The Board also may appoint a vice chairperson of the Board from its members and prescribe his or her powers and duties. The chairperson shall preside over all meetings of the Board and of the Corporation’s stockholders and shall exercise such powers and perform such duties as shall be assigned to or required of the chairperson of the Board from time to time by the Board or these Bylaws. If the chairperson is unable to so preside over any meetings of the Board or the Corporation’s stockholders, or is absent, then the vice chairperson of the Board, if one is appointed, shall preside over all meetings of the Board. If the chairperson of the Board, and the vice chairperson of the Board, if one is appointed, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

(v) Section 3.12 (chairperson, vice chairperson); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a president, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends, subject to any restrictions included in the DGCL or the Certificate of Incorporation, and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)	for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)	initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Definitions

As used in these Bylaws, unless the context otherwise requires, the term:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

Exhibit H
A&R Operating Agreement

FORM OF

AMENDED AND RESTATED

OPERATING AGREEMENT

of

FALCON’S BEYOND GLOBAL, LLC

Dated as of [●], 2022

THE UNITS AND OTHER INTERESTS IN FALCON’S BEYOND GLOBAL, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY SUCH OTHER SECURITIES LAWS.  SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGER AND ANY HOLDER OF SUCH UNITS AND OTHER INTERESTS.

		Page

Section 13.15	Creditors	62
Section 13.16	Right of Offset	62
Section 13.17	Confidentiality	62

Schedules

Schedule A	–	Schedule of Pre-Closing Members
Schedule B	–	Schedule of Members

Exhibits

Exhibit A	–	Form of Agreement and Consent of Spouse
Exhibit B	–	Form of Spouse’s Confirmation of Separate Property

AMENDED AND RESTATED OPERATING AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware1 limited liability company (the “Company”), dated as of [●], 2022 (the “Effective Date”), by and among the Company, [New PubCo], a Delaware corporation, as a member and as the manager of the Company (“PubCo”), and each of the other Members (as defined below).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under the Florida Act (as defined below) pursuant to articles of organization (as amended and restated, the “Articles”) which were executed and filed with the Secretary of State of the State of Florida on April 22, 2021 and made effective on April 23, 2021;

WHEREAS, the Company and its Pre-Closing Members re-domiciled the Company as a limited liability company under the Delaware Limited Liability Company Act pursuant to a certificate of conversion and certificate of formation (the “Certificate”) executed and filed with the Secretary of State of the State of Delaware on [●], 2022 and made effective as of [●], 2022, and the Company is intended to be treated as a continuation of the limited liability company prior to the re-domicile under Section 708 of the Code (and any similar provision of U.S. state or local applicable Law);

WHEREAS, prior to the effectiveness of this Agreement, the Company was subject to that certain Operating Agreement of the Company, dated as of April 30, 2021, by and among the Company and its members from time to time parties thereto (the “Prior Agreement”);

WHEREAS, prior to the effectiveness of this Agreement, the Company, Palm Holdco, Inc., Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of PubCo (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of the date thereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Transaction Agreement”), pursuant to which, among other things, (i) SPAC merged with and into PubCo (the “SPAC Merger”), with PubCo surviving as the sole owner of Merger Sub, (ii) on the date hereof, Merger Sub merged with and into the Company (the “Acquisition Merger”), with the Company as the surviving entity of such merger, and (iii) PubCo acquired certain Common Units, Warrants and Preferred Units of the Company (each as defined below) (the “Transactions”);

WHEREAS, contemporaneously with the execution and delivery of the Transaction Agreement the Company and Katmandu Collections, LLLP entered into a subscription agreement, dated as of the date thereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Company Financing Agreement”) for a private placement of Original Units of the Company prior to the consummation of the Acquisition Merger;

WHEREAS, in connection with the Transactions, PubCo and the Pre-Closing Members (defined below) desire to recapitalize all of the Original Units (as defined below) into Common Units (such transaction, the “Recapitalization”); and

WHEREAS, in connection with the foregoing matters, the Pre-Closing Members and the Company are amending and restating the Prior Agreement to provide for, among other things, the Recapitalization, the addition of PubCo as a Member and its designation as the Manager of the Company and the other rights and obligations of the Members, the Company, the Manager and PubCo, in each case, as provided and agreed upon in the terms of this Agreement.

1 Note to Draft: Agreement takes into account the redomestication of the Company to a Delaware entity prior to closing of the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:

Article I
DEFINITIONS

Section 1.01 Definitions

.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Accrued Distribution” means Distributions which have accrued as of any applicable date with respect to a Preferred Unit and remain unpaid pursuant to Sections 4.01(a)(ii)(A)(1) and 4.01(a)(ii)(B)(1).

“Acquisition Merger” has the meaning set forth in the recitals.

“Action” has the meaning set forth in Section 13.05(a).

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in any of such Member’s Capital Accounts as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is, or is deemed to be, obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, (i) any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person who is a general partner, managing member, managing director, manager, officer, director or principal of the specified Person or (iii) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person. “Affiliated” and “Affiliation” shall have correlative meanings. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Indemnitors” has the meaning set forth in Section 11.02(a)(ii)(A).

“Agreement” has the meaning set forth in the preamble.

“Arbitration Action” has the meaning set forth in Section 13.05(b).

“Articles” has the meaning set forth in the recitals.

“As-Converted Income Allocation” has the meaning set forth in the definition of “Assumed Tax Liability.”

“Assignee” has the meaning set forth in Section 8.01(c).

“Assignor” has the meaning set forth in Section 8.01(b).

“Assumed Tax Liability” means, with respect to any Member, (1) with respect to the Common Units, an amount equal to the excess of (i) the product of (A) the Common Units Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for a Fiscal Year (or portion thereof), less any net taxable losses or deductions of the Company allocated to such Member for prior taxable periods or portions thereof to the extent that such losses, deductions or credits (x) are of a type or character (e.g., in the case of losses, ordinary or capital) that would permit such losses or deductions to be deducted or utilized by such Member against the current taxable income of the Company allocable to the Member for such Fiscal Year and (y) have not previously been taken into account in determining such Member’s Assumed Tax Liability, over (ii) the sum of the cumulative Distributions made to such Member during such Fiscal Year and the cumulative Tax Distributions made to such Member pursuant to Sections 4.01(b)(i), Section 4.01(b)(ii) and 4.01(b)(iii) with respect to such Fiscal Year and (2) with respect to the Preferred Units, an amount equal to the excess of (i) the sum of (I) the product of (A) the Common Units Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for a Fiscal Year (or portion thereof) with respect to its Preferred Units assuming, solely for this purpose, that the Preferred Units converted into Common Units at the beginning of such Fiscal Year, less any net taxable losses or deductions of the Company allocated to such Member with respect to its Preferred Units for prior taxable periods or portions thereof to the extent that such losses or deductions (x) are of a type or character (e.g., in the case of losses, ordinary or capital) that would permit such losses, deductions or credits to be deducted or utilized by such Member against the current taxable income of the Company allocable to the Member with respect to its Preferred Units for such Fiscal Year and (y) have not previously been taken into account in determining such Member’s Assumed Tax Liability with respect to its Preferred Units (“As-Converted Income Allocation”), plus (II) Incremental Preferred Tax over (ii) the sum of the cumulative Distributions made to such Member with respect to its Preferred Units (other than cash distributions pursuant to Section 4.01(a)(ii)(A)(1)) during such Fiscal Year and the cumulative Tax Distributions made to such Member with respect to its Preferred Units pursuant to Section 4.01(b)(i), Section 4.01(b)(ii) and Section 4.01(b)(iii) with respect to such Fiscal Year; provided that such Assumed Tax Liability shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code; provided further that, for the avoidance of doubt, in the case of each Member, such Assumed Tax Liability shall take into account any Code Section 704(c) allocations (including “reverse” 704(c) allocations) to the Member; provided further that no amount of income, gain, deduction, loss, credit or distribution that is allocable to or made in or with respect to a Pre-Closing Tax Period (as defined in the Transaction Agreement) shall be taken into account in determining the Assumed Tax Liability of any Member.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided that commercial banks shall not be deemed to be authorized or required by Law to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property at the time of contribution, as determined by the Manager; and

(b) the Carrying Values of all such assets may, as determined by the Manager, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (v) the issuance of additional amount of Preferred Units pursuant to Section 4.01(a)(ii)(A)(1) in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and (vi) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s) (including the exercise of Warrants); provided, however, that adjustments pursuant to clauses (i), (ii), or (iv) of this paragraph need not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members.

If any assets of the Company have a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Settlement” means, with respect to any applicable Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals.

“Certificate of Designation” means the Certificate of Designation of the 8% Series A Cumulative Convertible Preferred Stock of PubCo.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement.

“Change of Control Exchange Date” has the meaning set forth in Section 10.01(a).

“Chosen Court” has the meaning set forth in Section 13.05(a).

“Class A Common Stock” means Class A common stock, $[●] par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $[●] par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. Notwithstanding the foregoing, with respect to any Redemption that occurs in connection a Qualifying Offering, the Common Unit Redemption Price shall be equal to the price per share for which shares of Class A Common Stock are sold to the public in a Qualifying Offering, as applicable, after taking into account the Discount. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the “Common Unit Redemption Price” shall mean an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Settlement had not been elected and (ii) the fair market value of one share of Class A Common Stock, as determined by the Manager in good faith (through at least two (2) of its independent directors (within the meaning of the rules of the Stock Exchange), who are disinterested), that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, and without regard to the particular circumstances of the buyer and without any discounts for liquidity or minority discount.

“Common Units Distribution Tax Rate” means, with respect to any Member, a rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year (or portion thereof) applicable to corporate or individual taxpayers (whichever is higher) resident in the jurisdiction of such Member (or, if such Member is a flow-through entity for U.S. federal income tax purposes, its beneficial owner(s)) for such Fiscal Year (or portion thereof), taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local taxes to the extent applicable. Once the highest effective marginal combined rate of each Member is determined for a Fiscal Year (or portion thereof), the Common Units Distribution Tax Rate shall be the highest combined rate among the Members and shall be the same for all Members for that Fiscal Year (or portion thereof), regardless of the actual combined income tax rate of any particular Member or its direct or indirect owners; provided, that the Manager may adjust the Common Units Distribution Tax Rate for a Fiscal Year (as determined in accordance with this definition) to a lower rate after obtaining prior written consent of each Member whose unadjusted Common Units Distribution Tax Rate for such Fiscal Year (as determined in accordance with the first sentence of this definition) is higher than such adjusted lower rate.

“Company” has the meaning set forth in the preamble.

“Company Financing Agreement” has the meaning set forth in the recitals.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods during the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods before the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Confidential Information” has the meaning set forth in Section 13.17(a).

“Corporate Board” means the board of directors of PubCo.

“Corporate Incentive Plan” means the [Incentive Plan of PubCo], as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Deemed Liquidation Event” has the meaning ascribed to “Deemed Liquidation Event” in the Certificate of Designation, replacing “Corporation” and “Stock” with the Company and Units, respectively.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Manager.

“DGCL” means the Delaware General Corporation Law, as amended from time to time (or any corresponding provisions of succeeding law).

“Direct Exchange” has the meaning set forth in Section 9.03(a).

“Discount” has the meaning set forth in Section 7.07.

“Dissolution Event” has the meaning set forth in Section 12.01(c).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements, if any (and without otherwise violating any applicable provisions of any of the Credit Agreements, if any).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (i) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (ii) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Payment Date” has the meaning set forth in Section 4.01(a)(ii).

“Distribution Payment Period” means, in respect of any Preferred Unit, the period from (and including) the Original Issuance Date of such Unit to (but excluding) the next Distribution Payment Date and, subsequently, in each case the period from (and including) any Distribution Payment Date to (but excluding) the next Distribution Payment Date.

“Distribution Record Date” has the meaning set forth in Section 4.01(a)(ii).

“Draft Tax Statements” has the meaning set forth in Section 3.13(d).

“Earnout Common Unit” means a Common Unit to be issued to Pre-Closing Members by the Company pursuant to Section 3.01(c) of the Transaction Agreement.

“Earnout Distribution Amount” has the meaning set forth in Section 4.01(c).

“Effective Date” has the meaning set forth in the preamble.

“Election Notice” has the meaning set forth in Section 9.01(b).

“Equity Plan” means the Corporate Incentive Plan and any equity-based compensation plan now or hereafter adopted by the Company or PubCo, including any employee stock purchase plan or any other plan entered into by the Company, PubCo or any of their Affiliates that is effective on or after the date hereof pursuant to which stock options, stock appreciation rights, restricted stock, restricted stock units and similar equity-based compensation awards are granted from time to time.

“Equity Securities” means with respect to any Person, any and all units, interests, shares, participations or other equivalents (however designated) of corporate stock (including all common stock and preferred stock), rights to purchase, warrants, options, voting or profits interests or other equivalents thereof, or other ownership interests in, any such Person, as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, shares, rights or other ownership interests.

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the Manager to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 9.03(b).

“Exempted Person” means [●]2, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, excluding in each case PubCo and the Company and any of their respective Subsidiaries and any such Person that would qualify as an Exempted Person solely by reason of its Affiliation or service relationship with the Company, or any of its respective Subsidiaries; provided, that no Person who is an employee of PubCo, the Company or any of their respective Subsidiaries shall be an Exempted Person.

“Fair Market Value” means, as of any date, as to any Unit, the fair market value of such Unit as reasonably determined in good faith by the Manager as of the applicable reference date and which shall be calculated by reference to the closing sale price of a share of Class A Common Stock as of the applicable reference date (or, if the applicable reference date is not a Trading Day, the last Trading Day preceding the applicable reference date).

“Final Tax Statements” has the meaning set forth in Section 3.13(d).

“Fiscal Year” means (i) any twelve (12) month period commencing on January 1 and ending on December 31 or (ii) any portion of the period described in clause (i) of this sentence for which the Company is required to allocate items of Company income, gain, loss or deduction pursuant to this Agreement, subject to, in either case for applicable tax matters, Section 706 of the Code.

“Florida Act” means the Florida Revised Limited Liability Company Act, as amended from time to time.

“Flow-Thru Tax Returns” means income tax returns of the Company or any of its Subsidiaries for which the items of income, deductions, credits, gains and losses are passed through to the direct or indirect equityholders of the applicable entity under applicable tax Law (including, for the avoidance of doubt, any Form 1065 of the Company or any relevant Subsidiary).

“Governmental Authority” means any national, federal, state or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal, mediator, arbitrator or arbitral body, or any governmental bureau, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Incremental Preferred Tax” means the product of (i) the excess of (x) the As-Converted Income Allocation, but assuming that the Preferred Units did not convert into Common Units at the beginning of the applicable Fiscal Year over (y) the As-Converted Income Allocation, multiplied by (ii) the Preferred Units Distribution Tax Rate.

“Indemnified Person” has the meaning set forth in Section 11.02(a)(i).

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the Effective Date, the amount of which is set forth on the Schedule of Members.

2 Note to Draft: To capture all Members who will be carved out of the corporate opportunities doctrine under Sections 7.04 and 11.02(e).

“Interest” means, with respect to any Person as of any time, such Person’s membership interest in the Company as represented by the ownership of Units in accordance with the terms of this Agreement, which includes the number of Units such Person holds and such Person’s Capital Account balance and all of such Person’s rights, powers and privileges under this Agreement and the Delaware Act.

“Involved Parties” has the meaning set forth in Section 13.05(b).

“Law” means any foreign or domestic, national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, order, or permit, in each case having the force and effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority, or any similar form of binding decision or approval of, or binding determination by, or binding interpretation or administration of any of the foregoing by, any Governmental Authority.

“Liquidation” means a liquidation or winding up of the Company.

“LLC Service Provider” means any individual who is providing services to the Company or any of its Subsidiaries, including as an employee, consultant or director and including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax.

“Lockup Agreements” means each of the Company Member Lock-Up Agreement and the Sponsor Lock-Up Agreement, in each case as defined in the Transaction Agreement.

“Manager” means (i) PubCo so long as PubCo has not withdrawn as the Manager pursuant to Section 7.02 and (ii) any successor thereof appointed as Manager in accordance with Section 7.02. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, any Person named as a Member of the Company on Schedule B (the “Schedule of Members”) and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member of the Immediate Family” means, with respect to any natural Person, (i) each Person that is related by blood or current or former marriage, domestic partnership or adoption (including parents, children, legally adoptive relationships, in-laws and step relations), in each case that is not more remote than a first cousin, and (ii) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Manager, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

“Member Representative” means [●].

“Merger Sub” has the meaning set forth in the recitals.

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated expenditures as described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.03(b), Section 5.03(c) or Section 5.03(d) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.03(b), Section 5.03(c) or Section 5.03(d) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Non-Foreign Person Certificate” has the meaning set forth in Section 9.06(a).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Officers” has the meaning set forth in Section 7.05(a).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Issuance Date” of any Preferred Unit means the date on which such Preferred Unit was issued.

“Original Issue Price” means $10.00 per Unit.

“Original Units” means the limited liability company interests of the Company having the rights and obligations specified with respect to “Membership Units” in the Prior Agreement, prior to the Effective Date.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any final or temporary Treasury Regulations, revenue rulings and other published administrative guidance, and case law interpreting Sections 6221 through 6241 of the Code, as so amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Common Units by the total number of Common Units of all Members of such class at such time. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Permitted Transfer” has the meaning set forth in Section 8.02.

“Permitted Transferee” has the meaning set forth in Section 8.02.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Members” means the Persons listed on Schedule A hereto, in their capacity as members of the Company prior to the Effective Date.

“Pre-Closing Returns” has the meaning set forth in Section 3.13(d)(iv).

“Pre-Closing Tax Period” means any taxable period ending on or before the Effective Date and the portion of any Straddle Period ending on and including the Effective Date.

“Preferred Stock” means the 8% Series A Cumulative Convertible Preferred Stock of PubCo.

“Preferred Unit” means a limited liability company interest in the Company, designated herein as a “Preferred Unit” and having the rights and obligations specified with respect to the Preferred Units in this Agreement.

“Preferred Units Distribution Tax Rate” means, with respect to PubCo, a rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year (or portion thereof) applicable to corporate taxpayers resident in the jurisdiction of PubCo, taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local taxes to the extent applicable; provided, that the Manager may in its discretion adjust the Preferred Units Distribution Tax Rate for a Fiscal Year (as determined in accordance with this definition) to a lower rate.

“Prior Agreement” has the meaning set forth in the recitals.

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo” has the meaning set forth in the preamble.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (a) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (b) the terms of such Change of Control provide for the consideration for the Units (or shares of Class A Common Stock into which such Units are or may be exchanged) in such Change of Control to consist solely of (1) common equity securities of an issuer listed on a national securities exchange in the United States and/or (2) cash, and (c) if such common equity securities, if any, would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“PubCo Approved Recap Transaction” has the meaning set forth in Section 10.01(b).

“Qualifying Member” has the meaning set forth in Section 3.13(c)(ii).

“Qualifying Offering” means an underwritten offering and sale of Class A Common Stock to the public pursuant to a registration statement following the Effective Date.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Recapitalization” has the meaning set forth in the recitals.

“Redeemed Units” has the meaning set forth in Section 9.01(a).

“Redeemed Units Equivalent” means the product of (i) the applicable number of Redeemed Units, multiplied by (ii) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 9.01(a).

“Redemption” has the meaning set forth in Section 9.01(a).

“Redemption Date” has the meaning set forth in Section 9.01(a).

“Redemption Notice” has the meaning set forth in Section 9.01(a).

“Redemption Right” has the meaning set forth in Section 9.01(a).

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated on or about the date hereof, by and among PubCo and the other Persons from time to time parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.03(c).

“Relative Percentage Interest” means, with respect to any Member relative to another Member or group of Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or group of Members.

“Required Members” means, collectively, the Members holding not less than [67]% of the Units outstanding as of the applicable date of determination (on a fully diluted, as-converted basis but excluding, for purposes of such calculation, PubCo and all Units held directly or indirectly by it).

“Restatement Date” has the meaning set forth in the recitals.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“SEC” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

“SPAC” has the meaning set forth in the recitals.

“Stock Exchange” means the New York Stock Exchange or other stock exchange on which common equity securities of PubCo are listed for trading from time to time.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Effective Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or board of managers of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 8.03 in connection with the Transfer of all then-existing Units of a current Member to such Person.

“Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the Effective Date, by and among PubCo, the Company and the other Persons from time to time parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transactions” has the meaning set forth in the recitals.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the Transaction Agreement, the Escrow Agreement (as defined in the Transaction Agreement), the Company Financing Agreement, the Registration Rights Agreement, the Sponsor Agreement (as defined in the Transaction Agreement), the Support Agreement, the Tax Receivable Agreement, the Warrant Agreements, the Warrant Assumption Agreement, the Lockup Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or PubCo in connection with the Transactions or that are contemplated by the Transaction Agreement.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment, or any other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach, or otherwise transfer (including by creating any derivative or synthetic interest or any lien or encumbrance) or any other similar participation or interest, in any case, whether by operation of Law or otherwise, and shall include any transaction that is treated as a “transfer” within the meaning of Treasury Regulations Section 1.7704-1; and “Transferred,” “Transferee” and “Transferor” shall each have a correlative meaning; provided, that “Transfer” shall be deemed not to include any redemption of any Units pursuant to Article IX hereof or any issuance or other transfer of Equity Securities issued by PubCo for so long as PubCo is treated as a corporation for U.S. federal income tax purposes.

“Transferor Member” has the meaning set forth in Section 5.02(b).

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” means Common Units, Preferred Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unpaid Preferred Liquidation Amount” means an amount per Preferred Unit equal to the greater of (A) the Original Issue Price of a corresponding share of Preferred Stock plus (i) an amount per Preferred Unit equal to eight percent (8%) per annum of the Original Issue Price and (ii) any Accrued Distributions with respect to prior Fiscal Years and (B) such amount per Unit as would have been payable had all Preferred Units been converted into Common Units immediately prior to the relevant Deemed Liquidation Event in accordance with this Agreement.

“Unvested Class A Share” means an unvested Sponsor Earnout Share (as defined in the Transaction Agreement).

“Unvested Common Unit” means a Common Unit issued to PubCo by the Company pursuant to Section 3.01(b)(iv) of the Transaction Agreement that corresponds to an Unvested Class A Share.

“Unvested Distribution Amount” has the meaning set forth in Section 4.01(c)

“Upstairs Preferred Share” has the meaning set forth in Section 3.05.

“Upstairs Warrant” has the meaning set forth in Section 3.04.

“Value” means for any Equity Plan, the Market Price for the Trading Day immediately preceding (i) the date of exercise in the case of a stock option or stock appreciation right or (ii) the Vesting Date for any other award.

“Vesting Date” has the meaning set forth in Section 3.11(b)(ii).

“Warrant Agreements” has the meaning set forth in Section 3.04.

“Warrant Assumption Agreement” has the meaning set forth in the Transaction Agreement.

“Warrants” has the meaning set forth in Section 3.04.

“Withholding Advances” has the meaning set forth in Section 5.05(b).

Section 1.02 Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes and any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

Article II
THE COMPANY

Section 2.01 Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized representative” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide the Manager with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the laws of their applicable jurisdiction of formation.

Section 2.02 Name. The name of the Company shall be Falcon’s Beyond Global, LLC. The Manager may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03 Term. The term of the Company began on April 23, 2021, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04 Registered Agent and Registered Office. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Delaware Act will initially be the office and the agent so designated on the Certificate. The Company may, upon compliance with the applicable provisions of the Delaware Act, change its registered office or registered agent from time to time in the determination of the Manager.

Section 2.05 Purposes. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The Company shall have all powers permitted under applicable Laws to do any and all things deemed by the Manager to be necessary or desirable in furtherance of the purposes of the Company.

Section 2.06 Powers of the Company. The Company will possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other Law together with such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.07 Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for U.S. federal, and applicable state and local, income tax purposes, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Section 2.08 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Delaware Act.

Section 2.09 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

Article III
UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of (i) a single class of Common Units and (ii) a single class of Preferred Units.

(b) In connection with the Transactions, PubCo acquired newly issued Common Units, Preferred Units and Warrants from the Company pursuant to the Transaction Agreement and Warrant Agreements and was admitted as a Member.

(c) The Company shall maintain the Schedule of Members setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member. The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Recapitalization is set forth as Schedule B to this Agreement. The Company shall also maintain a record of (1) the Capital Account of each Member on the Effective Date, (2) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (3) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act. The Manager may from time to time redact the Schedule of Members in its sole discretion and no Person other than the Manager shall have a right to review the unredacted Schedule of Members, unless otherwise required by applicable Law. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein. Fractional Units are hereby expressly permitted.

(d) Subject to Section 3.06(a), the Manager may cause the Company to (i) issue additional Common Units (but no additional Preferred Units) at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of PubCo or class or series of preferred stock of PubCo, respectively, which may be subject to vesting and other terms and conditions as determined by the Manager and as may be set forth in any Equity Plan from time to time. When any such other Units or other Equity Securities are authorized and issued, the Schedule of Members and this Agreement shall be amended by the Manager to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Common Units.

(e) Subject to Section 13.09(b), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Section 3.01(d), Section 3.06(a) or Section 3.11.

(f) Unless the Manager otherwise directs, Units will not be represented by certificates.

Section 3.02 Substitute Members and Additional Members. No Transferee of any Units or any Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Manager deems necessary or desirable, in its sole and reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor Member; provided, that such Transferor Member shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member.

Section 3.03 Recapitalization; PubCo’s Capital Contribution.

(a) In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Closing Members prior to the Effective Date as set forth opposite their respective names on Schedule A are hereby recapitalized, as of the Effective Date, and after giving effect to such recapitalization and the other transactions related to the Recapitalization, into the number of Common Units set forth opposite the name of the respective Pre-Closing Members on the Schedule of Pre-Closing Members attached hereto as Schedule A and such Common Units are hereby issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

(b) In connection with the closing of the Transactions, PubCo will acquire [●] newly issued Common Units, [●] newly issued Preferred Units and [●] newly issued Warrants from the Company.

Section 3.04 Warrants. On the Effective Date, in connection with the Transactions, the Company has issued warrants to purchase Common Units (the “Warrants”) to PubCo as set forth on Schedule B hereto pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and PubCo as of the Effective Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to PubCo the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. In the event any holder of a warrant to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then PubCo agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Common Units issued by the Company pursuant to the Warrant Agreements. PubCo agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by PubCo.

Section 3.05 Preferred Units. On the Effective Date, in connection with the Transactions, the Company has issued Preferred Units to PubCo as set forth on Schedule B hereto pursuant to the Transaction Agreement. Upon the valid conversion of a Preferred Unit in accordance with the Certificate of Designation, the Company shall issue to PubCo the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such conversion. In the event any holder of a share of convertible Preferred Stock (the “Upstairs Preferred Share”) converts an Upstairs Preferred Share into shares of Class A Common Stock, then PubCo agrees that it shall cause a corresponding conversion (including by effecting such conversion in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Preferred Unit with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the conversion of such Upstairs Preferred Share shall match with a corresponding number of Common Units issued by the Company pursuant to the Certificate of Designation. PubCo agrees that it will not convert any Preferred Units other than in connection with the corresponding conversion of an Upstairs Preferred Share.

Section 3.06 Authorization and Issuance of Additional Units.

(a) Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, the Company and PubCo shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, the Preferred Units, the Class A Common Stock, the Class B Common Stock and the Preferred Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, in the aggregate, (ii) a one-to-one ratio between the number of Common Units owned by each Member (other than PubCo and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member, directly or indirectly, and (iii) a one-to-one ratio between the number of Preferred Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Preferred Stock, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) treasury stock or (B) preferred stock or other debt or equity securities (other than the Preferred Stock but including, without limitation, warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock or Class B Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by PubCo to the equity capital of the Company). Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock in a transaction not contemplated in this Agreement, the Manager and PubCo shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager in its reasonable discretion, the Company and PubCo shall not undertake any subdivision (by any Common Unit or Preferred Unit split, stock split, distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit or Preferred Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock, Class B Common Stock or Preferred Units, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock, Common Units or Preferred Stock, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock, in the aggregate, (y) a one-to-one ratio between the number of Common Units owned by each Member (other than PubCo and its Subsidiaries) and the number of outstanding shares of Class B Common Stock or (z) a one-to-one ratio between the number of Preferred Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Preferred Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock, the number of Common Units owned by Members (other than PubCo and its Subsidiaries) and the number of outstanding shares of Class B Common Stock or the number of Preferred Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Preferred Stock as contemplated by the first sentence of this Section 3.06(a). For the avoidance of doubt, nothing in this Section 3.06(a) requires a one-to-one ratio between the number of Common Units owned by a Member and the number of votes to which such Member is entitled on matters submitted to a vote of PubCo stockholders.

(b) The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.01, this Section 3.06, Section 3.11 and Section 2. Subject to the foregoing and the terms and conditions of Section 3.01(d), the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend or otherwise modify this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.06 without the requirement of any consent or acknowledgement of any other Member.

Section 3.07 Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by PubCo, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by PubCo for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.08 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.09 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.10 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 5.01(a), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.11 Equity Plans.

(a) Options Granted to LLC Service Providers. If at any time or from time to time, a stock option to purchase shares of Class A Common Stock that was granted under an Equity Plan to an LLC Service Provider is duly exercised:

(i) PubCo shall sell to the Optionee, and the Optionee shall purchase from PubCo, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise. Notwithstanding the foregoing, PubCo may determine in its discretion to permit a cashless exercise of such stock option.

(ii) PubCo shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, PubCo shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from PubCo, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold (or withheld in a cashless exercise) pursuant to Section 3.11(a)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Service Provider (and not a distribution) to such LLC Service Provider, the number of shares of Class A Common Stock described in Section 3.11(a)(ii).

(iv) PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by PubCo in connection with the exercise of such stock option. PubCo shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b) Restricted Stock Granted to LLC Service Providers. If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to an LLC Service Provider (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Service Provider terminates his or her service with the Company or any Subsidiary), other than in connection with the exercise of a stock option, then, in consideration for services performed for the Company or any Subsidiary:

(i) PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Service Provider in accordance with the Equity Plan;

(ii) On the date that the Value of such shares is includible in taxable income (the “Vesting Date”) with respect to the applicable LLC Service Provider, the following events will be deemed to have occurred: (1) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Service Provider is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock on the Vesting Date, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Service Provider, (3) PubCo shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Service Provider is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary;

(iii) The Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.11(b)(i) in consideration for a Capital Contribution that PubCo is deemed to make to the Company pursuant to clause (3) of Section 3.11(b)(ii) above; and

(iv) In the event that shares of Class A Common Stock described in this Section 3.11(b) are forfeited after a Vesting Date has occurred, the Common Units issued to PubCo pursuant to Section 3.11(b)(iii) with respect to such Class A Common Stock shall also be forfeited.

(c) Restricted Stock Units and Other Stock Based Awards Granted to LLC Service Providers. To the extent PubCo grants any restricted stock units or similar awards that are to be settled in shares of Class A Common Stock, the provisions of Section 3.11(b) shall apply mutatis mutandis with respect to such awards.

(d) Future Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, amending or otherwise modifying or terminating any Equity Plan for the benefit of employees, directors, consultants or other business associates of PubCo, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, amended or otherwise modified or terminated by PubCo, amendments or other modifications to this Section 3.11 may become necessary or advisable and that any approval or consent to any such amendments requested by PubCo shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-Dilution Adjustments. For all purposes of this Section 3.11, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.12 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by PubCo in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by PubCo to effect open market purchases of shares of Class A Common Stock, or (b) if PubCo elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by PubCo to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to PubCo a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Section 3.13 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters of the Company, except as otherwise specifically set forth herein, shall be made by the Manager in accordance with Law and with accounting methods followed for U.S. federal, or where necessary for applicable state or local, income tax purposes. In making such decisions, the Manager may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For all applicable tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and, to the extent permitted by applicable Law, for U.S. federal, and applicable state and local, income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Manager).

(ii) In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member holding not less than 5% of the Units (each such Member, a “Qualifying Member”):

(A) not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B) not later than forty-five (45) days or such later time as permitted under applicable securities Law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Manager shall arrange for the preparation and filing of all tax returns required to be filed by the Company in accordance with the procedures set forth in this Section 3.13(d) and applicable Law.

(ii) Before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equityholders are modified after the Effective Date, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that the Manager reasonably determines, or as any such Person may reasonably request in writing that, each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

(iii) As soon as reasonably practicable after the end of a Fiscal Year, the Manager shall cause the Company to provide to the Member Representative, on behalf of each Member, an IRS Schedule K-1 (and to the extent required, an IRS Schedule K-2 and an IRS Schedule K-3) for each Member with respect to such Fiscal Year, together with corresponding forms for state and local income tax purposes, setting forth such Member’s distributive share of share of income, gain, loss, deduction, and credit for the Fiscal Year, if any, and such other financial information and documents respecting the Company and its business as the Manager reasonably deems appropriate, or as a Member may reasonably require and request in writing, to enable such Member to prepare its U.S. federal, state and local income and other required tax returns (the statements referred to in this sentence, collectively, the “Draft Tax Statements”). Upon delivery of any Draft Tax Statements to the Member Representative, the Member Representative shall have thirty (30) days to review the applicable Draft Tax Statements and provide any comments to the Manager on such Draft Tax Statements. The Manager shall consider in good faith all reasonable comments received from the Member Representative during the thirty (30) day review period and shall revise and finalize the Draft Tax Statements after the expiration of such review period (such finalized statements, the “Final Tax Statements”). The Manager shall cause the Company to deliver Final Tax Statements to each applicable Member within five (5) Business Days of such statements becoming Final Tax Statements.

(iv) At least thirty (30) days prior to the due date (taking into account any applicable extensions) for the filing of any income or franchise tax return of the Company or any Company Subsidiary, the Manager shall send a draft of such income or franchise tax return, which shall be prepared consistently with any applicable Final Tax Statements, to the Member Representative for the Member Representative’s review and comment. The Manager shall consider in good faith all reasonable comments received from the Member Representative at least five (5) Business Days prior to the due date (taking into account any applicable extensions) for the filing of any such income or franchise tax return.

(v) Notwithstanding anything to the contrary in this Agreement, the Manager shall cause the Company to prepare and file all Flow-Thru Tax Returns of the Company and its applicable Subsidiaries for any taxable period ending on or prior to the Effective Date and any Straddle Period that are due after the date hereof (collectively, the “Pre-Closing Returns”) in a manner consistent with the Company’s or the relevant Subsidiary’s past practice except as otherwise required by applicable Law. Each Pre-Closing Return filed after the date hereof (taking into account applicable extensions) shall be submitted to the Pre-Closing Members for review and comment in accordance with the procedures set forth in Section 3.13(d)(iv). The Manager shall cause no Pre-Closing Return to be filed without the consent of the Pre-Closing Members, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that if the parties are unable to resolve a dispute with respect to any such Pre-Closing Return, the Pre-Closing Return may be filed in the manner prepared by the Manager (but reflecting all undisputed changes as agreed pursuant to the procedures set forth in Section 3.13(d)(iv)) without the consent of the Pre-Closing Members, the dispute will be submitted to a nationally-recognized accounting firm, and, if necessary, an amended Pre-Closing Return will be filed. Notwithstanding the foregoing, each Pre-Closing Return for a Straddle Period (A) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. tax Law) is available shall be prepared in accordance with such method, (B) shall be prepared in accordance with Section 706(d)(3) of the Code to the extent applicable, (C) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. tax Law) may be made shall make such election, and (D) shall be prepared in a manner such that any and all deductions, losses, or credits of the Company and its Subsidiaries resulting from, attributable to, or accelerated by the payment of expenses in connection with the Transactions are allocated to the Pre-Closing Tax Period to the extent permitted by applicable tax Law. Without the prior written consent of the Pre-Closing Members (in each case not to be unreasonably withheld, conditioned or delayed), the Manager shall not, and shall not permit the Company, its Subsidiaries or any Affiliates of the Manager, the Company or its Subsidiaries to file, re-file or amend any Pre-Closing Returns or any other tax returns of the Company or its Subsidiaries for Pre-Closing Tax Periods.

Section 3.14 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. The Company shall permit each Member and each of its designated representatives, at such Member’s sole cost and expense, to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Manager shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units; provided, that Manager has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Delaware Act.

Article IV
DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions.

(i) To the extent permitted by the Delaware Act, other applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01 shall be made to the Members as of the close of business on such record date in accordance with this Section 4.01; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 12.02; provided, further, that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable PubCo to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).

(ii) Subject to any Distributions made in accordance with Section 4.01(b) or Section 12.02, Distributions shall be (x) computed in respect of the quarterly periods ending March 31, June 30, September 30 and December 31, or if any such date for payment is not a Business Day, on the next Business Day succeeding such day (each such date being a “Distribution Record Date”) and (y) paid in arrears on or prior to the day that is fifteen (15) days after each such Distribution Record Date, regardless of whether any Distributions have been paid or declared and set aside for payment on such date (each such payment date being a “Distribution Payment Date”):

(A) Distributions of Distributable Cash made other than in connection with a Deemed Liquidation Event shall be made to Members as follows:

(1) first, to the holders of Preferred Units an amount per Preferred Unit equal to eight percent (8%) per annum of the Original Issue Price (provided, however, that the Company shall, prior to [●], 2024, pay any such Distributions by issuing an additional amount of Preferred Units in respect of such Preferred Unit equal to (x) the Accrued Distributions of such Preferred Unit as of such date; divided by (y) the Original Issue Price; provided further that each holder of Preferred Units shall receive cash in lieu of fractional Preferred Units; and provided further that the Company may, with notice to the holders of Preferred Units no later than two (2) Business Days prior to the applicable Distribution Record Date, pay the Accrued Distribution on account of such Preferred Unit for such Distribution Payment Period in cash); and

(2) thereafter, to all other holders of Units (on an as-converted basis), pro rata in proportion to their respective Percentage Interests (determined on an as-converted basis).

(B) Distributions of Distributable Cash made in connection with a Deemed Liquidation Event shall be made to Members as follows:

(1) first, to the holders of Preferred Units in proportion to their respective Unpaid Preferred Liquidation Amount as of such date, until the Unpaid Preferred Liquidation Amount with respect to the Preferred Units is Zero Dollars ($0); and

(2) thereafter, to all holders of Common Units (excluding, for the avoidance of doubt, Preferred Units), pro rata in proportion to their respective Percentage Interests.

(iii) Furthermore, in the event that any holder of Units is obligated to return to the Company any distributions made in respect of such Units, including by reason of the violation of any restrictive covenant in favor of the Company or any of its Subsidiaries, such returned amounts may be distributed to the other holders of Units in accordance with Section 4.01(a)(i) as if such distribution were a new distribution pursuant to Section 4.01(a)(i).

(b) Tax Distributions.

(i) With respect to each Fiscal Year, the Company shall, to the extent permitted by applicable Law, make cash distributions to (i) each Member pro rata in proportion to each Member’s respective Percentage Interest in an amount such that the Member with the highest Assumed Tax Liability per Unit receives an amount equal to such Member’s Assumed Tax Liability with respect to its Common Units and (ii) each Member holding Preferred Units pro rata based on the number of Preferred Units held by such Member in an amount equal to such Member’s Assumed Tax Liability with respect to its Preferred Units (each, a “Tax Distribution”). Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company for each Estimated Tax Period and, to the extent feasible, shall be distributed to the Members on a quarterly basis at least five (5) Business Days prior to the date on which any estimated U.S. federal income tax payments are due by the Members (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Fiscal Year through the end of the relevant Estimated Tax Period, determined in accordance with the principles applicable for determining a Member’s Assumed Tax Liability for such Fiscal Year. A final accounting for Tax Distributions shall be made for each Fiscal Year promptly after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Fiscal Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Fiscal Year. For the avoidance of doubt, no Tax Distributions (and no tax distributions made prior to the Effective Date) shall be treated for any purpose under this Agreement as advances against, and no such amount shall offset or reduce, any subsequent distributions under Section 4.01(a).

(ii) If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members to the extent of available funds pro rata in proportion to the amounts that otherwise would have been distributed pursuant to this Section 4.01(b) if the Company had sufficient funds on hand to make all of the Tax Distributions permitted under this Section 4.01(b), and the Company shall make future Tax Distributions as soon as funds sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled become available.

(iii) In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any taxable year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Code Section 6226 thereof and the Treasury Regulations promulgated thereunder (or any similar provision of U.S. state or local tax law)), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account any interest, penalties and additions to tax imposed). Any shortfall in the amount of Tax Distributions the Members and/or former Members received for the relevant taxable years based on such recalculated Assumed Tax Liability promptly shall be distributed, in accordance with the principles of Section 4.01(b)(i), to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant taxable years sufficient to cover such shortfall.

(iv) Notwithstanding the foregoing, for the avoidance of doubt, Tax Distributions pursuant to this Section 4.01(b), if any, shall be made to the Members only to the extent all previous Tax Distributions to the Members pursuant to Section 4.01(b) with respect to a Fiscal Year are less than the Tax Distributions the Members otherwise would have been entitled to receive with respect to such Fiscal Year pursuant to this Section 4.01(b).

(c) Notwithstanding the foregoing, the portion of any distribution that would otherwise be made in respect of any Unvested Common Unit under Section 4.01(a) (“Unvested Distribution Amount”) or any Earnout Common Unit under Section 4.01 (“Earnout Distribution Amount”) shall be deducted from such distribution and be recorded as an Unvested Distribution Amount or Earnout Distribution Amount in the Company’s books and records at the time of such distribution, and the Unvested Distribution Amount in respect of any such Common Unit that vested and the Earnout Distribution Amount in respect of any Earnout Common Unit that have satisfied the earnout criteria set forth in Section 3.01 of the Transaction Agreement or Plan Sponsor Agreement, as applicable, following such prior distribution shall be distributed by the Company to the holder of such Common Unit in the proportion of, and promptly following, such vesting or satisfaction of the earnout criteria, as applicable. Upon the termination, forfeiture or cancellation of any Unvested Common Unit or Earnout Common Unit, any Unvested Distribution Amount or Earnout Distribution Amount previously recorded with respect to such Unvested Common Unit or Earnout Common Unit shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 4.01(a) be distributed pursuant to the terms of Section 4.01(a).

Article V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS

Section 5.01 Capital Contributions. From and after the date hereof, except as expressly provided in this Agreement, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to (a) loan any money or property to the Company, (b) borrow any money or property from the Company or (c) make any additional Capital Contributions. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Schedule of Members shall be credited with the Initial Capital Account Balance set forth on the Schedule of Members. The Schedule of Members shall be amended by the Manager after the Effective Date from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Section 5.02(a)(ii), Section 5.02(a)(iii), Section 5.02(a)(iv), Section 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.03 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of deductions or losses that are allocated to such Member pursuant to Section 5.03 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(v) Upon the issuance of additional amount of Preferred Units pursuant to Section 4.01(a)(ii)(A)(1), the Members intend that the allocations and capital maintenance rules shall be governed under Treasury Regulations Section 1.704-3 with adjustments being made in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and consistent with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in order to effectuate the Members’ agreed upon economic sharing of items within the Company.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Manager may make such modification so long as such modification is reasonably necessary and appropriate to reflect the relative economic arrangements of the Members. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), (ii) adjust the Carrying Value of the Company’s properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any revaluation of the Company’s property, and (iii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); (v) in connection with the issuance by the Company of a noncompensatory option for more than a de minimis amount of interests in the Company; and (vi) upon the contribution of cash to the Company in connection with the Transactions; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

(d) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03 Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.03(b), Section 5.03(c) and Section 5.03(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 12.02(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 12.02(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all unvested Units were fully vested in respect of time-based vesting conditions), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V other than Section 5.03(b)(i), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.03(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(b)(iii) were not in the Agreement. This Section 5.03(b)(iii) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Manager consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Regulatory Allocations. The allocations set forth in Section 5.03(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income and Net Loss of the Company or make distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.03 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.03 hereof, the limitation set forth in this Section 5.03(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.03(d) shall be subject to chargeback pursuant to the Regulatory Allocation provision of Section 5.03(c).

Section 5.04 Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If a Percentage Interest of Units is the subject of a Transfer or the Members’ interests in the Company change pursuant to the terms of this Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.03 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the Transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder, and shall be made using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and Treasury Regulations thereunder; provided, however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Manager (with the prior written consent of the Member Representative, not to be unreasonably withheld, conditioned or delayed). In furtherance of the foregoing, any such method selected shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Manager is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706-4(f). As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the Transferred Units.

(b) Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company, and allocations that are “reverse Section 704(c) allocations” described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the “traditional method” under Treasury Regulations Section 1.704-3(c), except as otherwise agreed by the Manager with the prior written consent of the Member Representative (not to be unreasonably withheld, conditioned or delayed), with respect to any property contributed to the Company before the Acquisition Merger and “reverse section 704(c) allocations” (within the meaning of Treas. Reg. § 1.704-3(a)(6)) arising before or in connection with the Acquisition Merger. With respect to property contributed or section 704(c) amounts arising from revaluations made after the Acquisition Merger, the Company may use any method permitted under Treas. Reg. § 1.704-3. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). Allocations pursuant to this Section 5.04(a), Section 704(c) of the Code (and the principles thereof), Treasury Regulation 1.704-1(b)(4)(i), and Treasury Regulation 1.704-3(a)(6) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions (other than by reason of affecting Tax Distributions) pursuant to any provision of this Agreement.

(c) Notwithstanding any other provision of this Agreement, the Members intend that, solely for U.S. federal income tax purposes, Unvested Common Unit and Earnout Common Unit shall be treated as having satisfied the applicable vesting and earnout criteria, respectively set forth in the Transaction Agreement and Plan Sponsor Agreement for purposes of allocating Net Income and Net Loss pursuant to this Article V (including for the purposes of determining amounts that would be distributable to the Members in the case of any hypothetical distribution or liquidation and determining such Members’ Assumed Tax Liability and entitlement to distributions pursuant to Section 4.01(b), but not, for the avoidance of doubt, entitlement to actual distributions pursuant to Section 4.01(a)). If and when the Unvested Common Unit or Earnout Common Unit are forfeited for failing to have satisfied the applicable vesting and earnout criteria, respectively, the Members intend and agree (x) that the Manager may make such allocations as deemed necessary to reflect such forfeiture and (y) to prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(d) In the event the Carrying Value of any Company asset is adjusted pursuant to clause (vi) or (v) of the definition of Carrying Value, any Net Income or Net Losses resulting from such adjustment shall, in the manner reasonably determined by the Manager, be allocated among the Members such that the Capital Account balance relating to each Common Unit or Preferred Unit, as applicable, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Manager, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount.

Section 5.05 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If reasonably requested by the Company, each Member shall, if reasonably able to do so, deliver to the Company: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.05(b) to the extent it is required to do so under applicable Law.

(ii) After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not materially adverse or unduly burdensome to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other reasonably documented out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members equally.

(b) Withholding Advances. To the extent PubCo or the Company or any of their Subsidiaries is required by Law to withhold or to make tax payments (including payments for interest, penalties or additions to tax) on behalf of or with respect to any Member (e.g., in connection with allocations of income or with the delivery of consideration in connection with a Redemption, backup withholding, Section 1441 of the Code, Section 1445 of the Code, or Section 1446 of the Code or, in each case, similar provisions of state, local or other tax Law with respect to allocations or distributions to Persons who are not U.S. persons for U.S. federal income tax purposes) (“Withholding Advances”), PubCo, the Company, or such Subsidiary, as the case may be, may withhold such amounts and make such payments as so required. “Withholding Advances” with respect to a Member shall not include any “imputed underpayment” within the meaning of the Partnership Tax Audit Rules (or similar provisions of state or local tax Law or any related liability) attributable to such Member to the extent the associated liability (which, for the avoidance of doubt, includes any associated liability for interest, penalties, or additions to tax) is fully paid by such Member in accordance with Section 6.01(b).

(c) Repayment of Withholding Advances. All Withholding Advances made (or to be made) on behalf of a Member shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account except to the extent that the Withholding Advances previously reduced such Member’s Capital Account), or (ii) with the consent of the Manager (not to be unreasonably withheld, conditioned or delayed) be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(b), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company, or any other applicable Member, for any liability with respect to Withholding Advances required or made on behalf of or with respect to such Member. The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete Transfer or redemption of such Member’s interests in the Company.

Section 5.06 Tax Proceedings. In representing the Company before any taxing authorities and courts in administrative or judicial proceedings relating to tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members reasonably informed of any such proceedings. Neither the Company nor the Company Representative shall settle any audit, examination, investigation or administrative, court or other proceeding related to any tax or tax returns for any Pre-Closing Tax Period in a manner which would have a material adverse effect on any Pre-Closing Member without the prior written consent of the Pre-Closing Member that would be so impacted, such consent not to be unreasonably withheld, conditioned or delayed.

Article VI
CERTAIN TAX MATTERS

Section 6.01 Company Representative.

(a) The Manager is authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Manager may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable efforts to cause the Manager (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b) The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules; provided that no “push-out” election under Section 6226 of the Code and any analogous election under state or local tax Law shall be made by the Company in any case where such election is available with respect to any Pre-Closing Tax Period or Straddle Period if the relevant Pre-Closing Members agree to make other arrangements reasonably satisfactory to the Manager for the payment or reimbursement of such Pre-Closing Members’ share of any imputed underpayment, tax or other deficiency (and, without duplication, any associated interest, adjustments to tax, and penalties) payable by the Company with respect to such Pre-Closing Tax Period or Straddle Period. Each Member agrees to cooperate with the Company Representative and to do, or refrain from doing, any or all things reasonably requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest, providing the Company with reasonably requested certifications, forms and documentation, and filing any forms in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

(c) The Company shall make and maintain at all times, and shall cause each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to make and maintain at all times, a valid election pursuant to Section 754 of the Code (and analogous provisions of state or local Law).

Article VII
MANAGEMENT OF THE COMPANY

Section 7.01 Management by the Manager. Except as otherwise specifically set forth in this Agreement, the Manager shall be deemed to be a “Manager” for purposes of the Delaware Act and the Company shall be a Manager-managed entity. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Manager in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Manager is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Manager taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Manager shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Manager may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion (i) the authority to sign agreements and other documents on behalf of the Company or any Subsidiary and (ii) such of the powers as are granted to the Manager hereunder as it deems appropriate. The Manager shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries to take such actions not inconsistent with this Agreement as the Manager deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries. Notwithstanding the foregoing to the contrary, except with the consent of the Required Members, PubCo shall not and shall cause its Subsidiaries not to operate or conduct any business other than through the Company and its Subsidiaries.

Section 7.02 Withdrawal of the Manager. PubCo may withdraw as the Manager and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of PubCo, (ii) any Person into which PubCo is merged or consolidated or (iii) any Transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person other than PubCo (or its successor, as the case may be) as Manager shall be effective unless PubCo (or its successor, as the case may be) and the new Manager provide all other Members with contractual rights, directly enforceable by such other Members against the new Manager, to cause the new Manager to comply with all of the Manager’s obligations under this Agreement.

Section 7.03 Decisions by the Members.

(a) Other than the Manager and except as set forth in this Agreement, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to assume any obligations or responsibility on behalf of, or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein or expressly required under the Delaware Act, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Manager), including to remove PubCo as Manager.

Section 7.04 Fiduciary Duties. (i) The Manager shall, in its capacity as Manager, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in his or her capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any Exempted Person.

Section 7.05 Officers.

(a) Appointment of Officers. The Manager may appoint individuals as officers of the Company (“Officers”), which may include such officers as the Manager determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Manager from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Manager may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Secretary or, if there is no Secretary, to the Manager, without prejudice to the rights, if any, of the Company under any contract to which such Officer is a party, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Manager.

Section 7.06 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are otherwise (a) approved by the Members and (b) permitted by the Credit Agreements, if any; provided that the foregoing shall in no way limit the Manager’s rights under Section 3.01(a), Section 3.01(d), Section 3.01(e), Section 3.06, Section 3.07 or Section 3.11. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the Effective Date in accordance with the Prior Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the Recapitalization or the Transactions as of the Effective Date.

Section 7.07 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock will be publicly traded and, therefore, the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including without limitation all fees, expenses and costs of being a public company (including without limitation public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees, insurance costs and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any Qualifying Offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such Qualifying Offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. Notwithstanding the foregoing, neither the income tax obligations of the Manager nor PubCo’s payment obligations under the Tax Receivable Agreement shall be treated as Company expenses subject to reimbursement under this Section 7.07.

Article VIII
TRANSFERS OF INTERESTS

Section 8.01 Restricted Transfer.

(a) No Member will directly or indirectly Transfer any Units or all or any part of the economic or other rights that comprise such Member’s interest in the Company except (i) Transfers to a Permitted Transferee in compliance with this Article VIII, (ii) with the prior written consent of the Manager, (iii) solely in the case of a limited partner in an investment fund that indirectly holds Units, indirect Transfers of Units by such limited partner in connection with the Transfer of its interest in the applicable investment fund, or (iv) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in PubCo. Any attempted Transfer not in compliance with the terms of this Article VIII will be null and void and the Company will not in any way give effect to any such Transfer. In addition to the foregoing, no Member will, and each Member will cause its Affiliates not to, circumvent the provisions of this Agreement by Transferring (or permitting the Transfer of) its securities or any entity whose primary purpose is to hold (directly or indirectly) Units unless such Transfer is otherwise in compliance with the terms of this Article VIII.

(b) Any Member who assigns any Units or other interest represented by such Units in the Company (any such Member, an “Assignor”) in accordance with this Article VIII will cease to be a Member of the Company with respect to such Units or other interest represented by such Units and will no longer have any rights or privileges of a Member with respect to such Units or such portion of its interest represented by such Units (but will still be bound by this Agreement in accordance with this Article VIII, subject to Section 8.03), including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest will not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the Transferee is admitted as a Member in accordance with Section 8.03. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the date of such Transfer or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in any agreements required to be delivered by any such Member under Section 8.03.

(c) Subject to the terms of this Article VIII, any Person who acquires in any manner whatsoever any Interest (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any Transferor of such Interest of such Person was subject to or by which such Transferor was bound.

(d) Notwithstanding any other provision of this Agreement to the contrary, except as otherwise agreed by the Manager, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Manager, would (i) in the reasonable determination of the Manager, cause the Company to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Treasury Regulations promulgated thereunder, (ii) in the reasonable determination of the Manager, cause the Company to fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h), (iii) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws, (iv) cause an assignment under the Investment Company Act, or (v) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager. Any purported Transfer in contravention of this Section 8.01(d) will be null and void ab initio.

(e) For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any award agreement or other policy, agreement or arrangement with or of PubCo, the Company of any of their Affiliates applicable to such Member.

Section 8.02 Permitted Transfers. Subject to Section 8.01(d) and Section 8.01(e), from and after the Effective Date, the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a) Affiliates and Members of the Immediate Family. Subject to Section 8.03, a Member who is an individual will be entitled to Transfer all or any portion of such Member’s Units to one or more Members of the Immediate Family of such Member, or to a trust or other estate planning vehicle for the benefit of such Member or one or more of the Members of the Immediate Family of such Member or an Affiliate of such Person; provided, however, that no such Transfer will be effective until the holders of the beneficial interests of such Transferee will have delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that they will not Transfer any such beneficial interests or permit such Transferee to issue any such beneficial interests except to the extent such Transfer or issuance (treating such issuance as a Transfer by such holders) would be permitted under this Section 8.02 if the beneficial interests were Units. In no event will all or any portion of a Member’s Units be Transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act. Subject to compliance with the requirements set forth in this Agreement, (i) each Member, who is not a natural person, will be entitled to Transfer all or any portion of such Member’s Interest to its Affiliates or by distributions from such Member to its members, partners or shareholders or their Affiliates; and (ii) the direct and indirect owners of any Members, who are not natural persons, will be entitled to Transfer to their respective Affiliates all or any portion of their indirect interests in the Company so long as Affiliates of the applicable Transferor Member(s) continue to control the applicable vehicles through which their respective owners hold their investment in the Company.

(b) Upon Death. Subject to Section 8.03 and compliance with the requirements set forth in this Agreement, upon the death of any Member who is a natural Person, such Member’s Interest may be Transferred by the will or other instrument taking effect at the death of such Member or by applicable Laws of descent and distribution to such Member’s estate, executors, administrators and personal representatives, and then to such Member’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Member.

(c) To the Company. Subject to compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units to the Company.

(d) To an Existing Member. Subject to Section 8.03 and compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units to an existing Member or any Affiliates of an existing Member on an arms-length basis.

(e) To Other Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units (i) by bona fide gift to a charitable organization, (ii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, and (iii) in the case of an individual, pursuant to a qualified domestic relations order.

(f) Certain Company Transactions. Any Transfer contemplated by Section 10.01 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.

Section 8.03 Transfer Requirements. Subject to the provisions of Section 8.01, no Assignee (including a Permitted Transferee) will be admitted to the Company as a Member unless the following conditions are satisfied:

(a) In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, a duly executed written instrument of Transfer is provided to the Manager, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the Transferee succeed to a portion or all of such Member’s Units as a Member;

(b) If requested by the Manager, an opinion of responsible counsel (who may be counsel for the Company) that is reasonably satisfactory in form and substance to the Manager, is provided to the Manager to the effect that:

(i) such Transfer would not violate the Securities Act or any state securities or blue sky Laws applicable to the Company or the Units to be Transferred;

(ii) such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; and

(iii) such Transfer would not cause the Company to lose its status as a partnership for U.S. federal income tax purposes, it being understood that the opinions described in clauses (ii) and (iii) above shall only be required to the extent that the Manager shall reasonably determine that such Transfer may otherwise raise a material risk that the Company would be considered a publicly traded partnership under Section 7704(b) of the Code or lose its status as a partnership for U.S. federal income tax purposes, as the case may be.

(c) In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, the Member effecting the Transfer and the Transferee execute any other instruments that the Manager deems reasonably necessary or desirable for admission of the Transferee, including the written acceptance by the Transferee of this Agreement and such Transferee’s agreement to be bound by and comply with the provisions hereof; and

(d) Other than in connection with a Transfer pursuant to Section 8.02 or unless waived by the Manager, the Member effecting the Transfer or the Transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable out-of-pocket expenses incurred by the Company in connection with the admission of the Transferee and provides to the Company any information reasonably necessary for the Company to make required basis adjustments and comply with applicable tax reporting requirements relating to the Transfer.

Section 8.04 Withdrawal of a Member. If a Member Transfers all of its Units in accordance with the terms of this Agreement and the Assignee of such Interest is admitted as a Member pursuant to Section 8.03, such Assignee will be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Assignee is admitted and immediately following such admission the Assignor will cease to be a Member of the Company. Upon the Assignor ceasing to be a Member (including upon the forfeiture of any Units that are subject to vesting), the Assignor will not be entitled to any distributions from and after the date of such Transfer. Notwithstanding the admission of a Transferee or an Assignee as a Member and except as otherwise expressly approved by the Manager (such approval not to be unreasonably withheld, conditioned or delayed), the Transferor or Assignor will not be released from any obligations to the Company as a Member (or otherwise) existing as of the date of the Transfer or relating to the consummation of such Transfer (which shall be deemed to include any liabilities arising from any failure by the Transferee to withhold or deduct any amounts required to be deducted or withheld under Section 1446 of the Code or any other Law (including as a result of the Company or any of its Affiliates being required to deduct and withhold amounts from distributions to Transferee or its successor) and any liabilities for taxes (including any interest, penalties or additions to tax) imposed on the Company or any Subsidiaries thereof for any taxable period (or portion thereof) ending on or before the date of such Transfer, including pursuant to Chapter 63 of the Code (and any analogous provisions of state, local or non-U.S. Law)).

Section 8.05 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.06 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [●], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED OPERATING AGREEMENT OF FALCON’S BEYOND GLOBAL, LLC, AS MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND FALCON’S BEYOND GLOBAL, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY FALCON’S BEYOND GLOBAL, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Article IX
REDEMPTION

Section 9.01 Redemption Right of a Member.

(a) Each Member (other than PubCo and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding, for the avoidance of doubt, any unvested Units or Common Units the Transfer of which is prohibited) in whole or in part (the “Redemption Right”) at any time and from time to time following the waiver or expiration of any applicable lock-up period that may be applicable to such Member. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to PubCo. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (provided that, if the Redemption Notice does not include a Redemption Date, the Redemption Date shall be three (3) Business Days after delivery of such Redemption Notice) (the “Redemption Date”); provided, that the Company, PubCo and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event PubCo elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption, subject to the terms of the Registration Rights Agreement. Subject to Section 9.03 and unless the Redeeming Member has revoked or delayed a Redemption as provided in this Article IX, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to PubCo, to the extent applicable;

(ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under this Article IX, and (z) if the Redeemed Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01 and the Redeemed Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to PubCo pursuant to Section 9.01(a)(i)(y) above.

(b) PubCo shall have the option as provided in Section 9.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement (it being understood that Pubco shall not pay any interest on any Cash Settlement); provided that PubCo may elect a Cash Settlement only to the extent that PubCo has cash legally available therefor in an amount equal to at least the Redeemed Units Equivalent on the Redemption Date (after taking into account any transactions PubCo effectuates to fund any such Cash Settlement). PubCo shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if PubCo does not timely deliver an Election Notice, PubCo shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above). For the avoidance of doubt, if no Election Notice is delivered by PubCo, the Redeemed Units shall in all instances be redeemed in consideration for a Share Settlement.

(c) In the event PubCo elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member is in possession of any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

(viii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period;

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 9.01, the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as PubCo, the Company and such Redeeming Member may agree in writing).

(d) The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

(e) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(f) Notwithstanding anything to the contrary contained herein, neither the Company nor the Manager shall be obligated to effectuate a Redemption if such Redemption could (as determined in the reasonable discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 9.02 Election and Contribution of PubCo. Unless the Redeeming Member has timely revoked or delayed a Redemption as provided in Section 9.01, subject to Section 9.04, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) PubCo shall make a capital contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by PubCo in accordance with Section 9.01), and (ii) in the event of a Share Settlement, the Company shall issue to PubCo a number of Common Units equal to the number of shares of Class A Common Stock contributed to the Company pursuant to this Section 9.02. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 9.01, in the event that PubCo elects a Cash Settlement, PubCo shall only be obligated to contribute to the Company, an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement.

Section 9.03 Direct Exchange Right of PubCo.

(a) Notwithstanding anything to the contrary in this Article IX (save for the limitations set forth in Section 9.01 regarding PubCo’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under this Article IX, including the right to revoke a Redemption Notice), PubCo may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member, on the one hand, and PubCo, on the other hand (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 9.03, PubCo shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) PubCo may, at any time prior to a Redemption Date (including after delivery of an Election Notice), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Article IX and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by PubCo at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c) Except as otherwise provided by this Section 9.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if PubCo had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances, (x) the Redeemed Units to PubCo, and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to PubCo, to the extent applicable;

(ii)  PubCo shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) with respect to any Common Units that are Redeemed Units, cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Manager pursuant to Section 9.03(c)(i)(y) above.

(iii) the Company shall (x) in the case of a Cash Settlement, cancel the Redeemed Units and (y) with respect to any Common Units that are Redeemed Units, if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to this Section 9.03 and the Redeemed Units, and issue to PubCo a certificate for the number of Redeemed Units acquired from the Redeeming Member pursuant to this Section 9.03.

Section 9.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo) or by way of Cash Settlement. Pubco shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided, all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. For the avoidance of doubt, that PubCo may satisfy its obligations in respect of any such Redemption or Direct Exchange by way of Cash Settlement only to the extent that PubCo has cash legally available therefor in an amount equal to at least the Redeemed Units Equivalent (after taking into account any transactions PubCo effectuates to fund any such Cash Settlement). PubCo covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, PubCo shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo. By including this covenant, it is the intention of the board that all such transactions be exempt.

Section 9.05 Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeeming Member, the Company or PubCo of any prior breach of this Agreement by such Person.

Section 9.06 Tax Treatment.

(a) In connection with any Redemption or Direct Exchange, the Redeeming Member shall, to the extent it is legally entitled to deliver such form, deliver to PubCo or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then (i) such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and PubCo or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1446(f) of the Code and Treasury Regulations thereunder after taking into account the certificate or other determination provided pursuant this sentence and (ii) upon request of the Redeeming Member and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T); provided, that if the Company is not legally entitled to provide the certificate described in clause (ii), PubCo shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1445 of the Code and Treasury Regulations.

(b) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree to treat any Redemption or Direct Exchange as a direct exchange between PubCo and the Redeeming Member for U.S. federal, and applicable state and local, income tax purposes.

Section 9.07 Other Redemption Matters.

(a) Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement (including in connection with a Direct Exchange), the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member) the number of the Share Settlement shares deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.07(c), upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b) Subject to Section 9.07(c), the shares of the Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE ISSUANCE OR TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c) If any shares issued upon a Redemption involving a Share Settlement (including in connection with a Direct Exchange) are (i) effectively registered under the Securities Act, (ii) in the opinion of other counsel reasonably acceptable to PubCo, no longer required to bear the legend set forth in Section 9.07(b) to assure compliance by PubCo with the Securities Act or (iii) Transferable under paragraph (b)(1) of Rule 144, upon the written request of the Redeeming Member thereof, PubCo or its agent shall promptly provide such Redeeming Member or its respective Transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for the applicable securities not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d) PubCo shall bear all of its own expenses in connection with the consummation of any Redemption or Direct Exchange, whether or not any such Redemption or Direct Exchange is ultimately consummated, and any transfer taxes, stamp taxes or duties, or other similar taxes imposed in connection with, or arising by reason of, the issuance of Class A Common Stock that is the subject of such Redemption or Direct Exchange (other than as provided in Section 9.07(c)); provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to the Company or PubCo, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes imposed in connection with, or arising by reason of, the issuance of Class A Common Stock that is the subject of such Redemption or Direct Exchange or shall establish to the reasonable satisfaction of the Company or PubCo, as applicable, that such tax has been paid or is not payable. Except as otherwise may separately be agreed by the Company, the Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

Article X
CERTAIN OTHER MATTERS

Section 10.01 PubCo Change of Control; PubCo Approved Recap Transaction.

(a) In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require a Redemption of all or a portion of each Member’s and all other Members’ Units together with a number of shares of Class B Common Stock corresponding to such Common Units (to the extent such Members own shares of Class B Common Stock), pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 10.01. Any such exchange pursuant to this Section 10.01(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and any shares of Class B Common Stock subject to such exchange shall be deemed to be Transferred to PubCo on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 10.01 to effect such exchange.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by PubCo’s board of directors, or is otherwise consented to or approved by PubCo’s board of directors (a “PubCo Approved Recap Transaction”), PubCo shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in such PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Approved Recap Transaction. The Members shall be permitted to participate in such transaction by delivering a written notice of participation that is effective immediately prior to the consummation of such transaction (and that is contingent upon consummation of such transaction), and shall include such information necessary for consummation of such transaction as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members (other than PubCo) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

Section 10.02 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit A attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B attached hereto. If, at any time subsequent to the Effective Date such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit A or Exhibit B attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit A or Exhibit B at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Article XI
LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.01 Limitation on Liability.

(a) Except as otherwise provided by the Delaware Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person will be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, expenses, obligations or liabilities of the Company. Except as otherwise provided by the Delaware Act, in no event will any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s interest in the Company or otherwise.

(b) Except as expressly set forth in this Agreement or as otherwise expressly required by Law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of Capital Contributions made or required to be made by such Member, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by Law or this Agreement, the amount of any amounts wrongfully distributed to such Member. Except as expressly set forth in this Agreement or as otherwise required by Law, upon an insolvency of the Company, no Member shall be obligated by this Agreement to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any distribution, such obligation shall bind such Member alone and not any other Member (including PubCo); and provided, further, that if any Member is required to return all or any portion of any distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Member had been named in the lawsuit against the Member in question (such as where a distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such distribution), the Member that was required to return or repay the distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the distributions made to them based on each such Member’s share of the distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

Section 11.02 Exculpation and Indemnification.

(a) Indemnification Rights.

(i) General. The Company shall indemnify, defend, pay for and hold harmless the Manager, Members, all former members of the board of managers of the Company, the Company Representative (in such Company Representative’s capacity as such), to the extent applicable, each such Person’s officers, directors, partners, members, shareholders, and employees, and the officers of PubCo, the Company and their respective Subsidiaries who are designated as such in a written resolution (all such persons being referred to herein as “Indemnified Persons”), who is or was a party, witness or other participant, or is threatened or proposed to be made a party, witness or other participant, in any actual, threatened, pending or complete action, suit, proceeding, demand or investigation, whether civil, criminal, administrative, investigative, or an alternative dispute resolution proceeding by reason of the fact that such Indemnified Person is or was a Member, the Manager, the Company Representative (in such Company Representative’s capacity as such), an officer of the Company or an officer, manager, partner, member, shareholder or employee of such Indemnified Person, or by reason of the fact that such Indemnified Person is or was serving at the request of the Company as a manager, member of any board of managers, tax matters member, company representative, partnership representative, director, officer or partner of another corporation, limited liability company, partnership, trust, plan or other organization or enterprise, from and against all expenses (including attorneys’ and experts’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation to the maximum extent a Delaware corporation would be permitted to indemnify such Indemnified Persons if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors. Notwithstanding anything to the contrary herein, nothing in this Section 11.02 shall require the Company to indemnify any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person, other than an action approved by the Manager.

(ii) Indemnification Priority.

(A)	The Company hereby acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 11.02 may also be provided to certain Indemnified Persons by one or more of their respective Affiliates (other than the Company and its Subsidiaries) or their insurers (collectively, and including, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, the “Affiliate Indemnitors” ). The Company hereby agrees that, as between the Company, on the one hand, and the Affiliate Indemnitors, on the other hand, (i) the Company is the full indemnitor of first resort and the Affiliate Indemnitors are the full indemnitors of second resort with respect to all such indemnifiable claims against such Indemnified Persons, whether arising under this Agreement or otherwise (i.e., the obligations of the Company to such Indemnified Persons are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Persons are secondary), (ii) upon receipt by the Company of an undertaking by or on behalf of such Indemnified Persons to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized by this Section 11.02 or otherwise, the Company shall be required to advance the full amount of expenses to be incurred by such Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Persons), without regard to any rights such Indemnified Persons may have against the Affiliate Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnified Person and for which such Indemnified Person may be entitled to indemnification from the Company in connection with serving as a director or officer (or equivalent titles) of the Company or its Subsidiaries. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company, and the Company shall cooperate with the Affiliate Indemnitors in pursuing such rights.

(B)	Except as provided in Section 11.02(a)(ii)(A) above, in the event of any payment by the Company of indemnifiable expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation pursuant to Section 11.02(a), the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Indemnified Persons against other Persons (other than the Affiliate Indemnitors), and the Indemnified Person shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(iii) Third-Party Indemnification. The Company may make, execute, record and file on its own behalf and on behalf of each Member all instruments and other documents (including one or more deeds poll in favor of all Indemnified Persons and/or one or more separate indemnification agreements between the Manager, the Company, each Member (as applicable) and individual Indemnified Persons) that the Manager deems necessary or appropriate in order to extend the benefit of the exculpation and indemnification provisions of this Agreement to the Indemnified Persons; provided, that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Agreement except as otherwise may be required by applicable Law.

(b) Exculpation. No Indemnified Person will be liable, for damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her, in its, his or her capacity as such, to the maximum extent a Delaware corporation would be permitted to exculpate such Indemnified Person if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors. In performing his, her or its duties, each Indemnified Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other persons or groups: the Manager, officers or employees of PubCo, the Company and their respective Subsidiaries; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or such Manager or officer; or any other person who has been selected with reasonable care by or on behalf of the Company or such Manager or officer; in each case as to matters which such relying person reasonably believes to be within such other person’s competence. For the avoidance of doubt, this Section 11.02(b) shall not exculpate, indemnify, or otherwise protect a Member from a breach by such Member of this Agreement or any other agreement between such Member or any of its Affiliates, on the one hand, and the Company, any Affiliates of the Company, or any other Member, on the other.

(c) Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the activities of the Company shall be entitled to the benefits of this Section 11.02 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. The right to indemnification and the advancement of expenses conferred in this Section 11.02 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by Law, decision of the Manager or otherwise. If this Section 11.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 11.02 to the fullest extent permitted by any applicable portion of this Section 11.02 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

(d) Procedure Agreements. The Company may enter into an agreement with any Indemnified Person setting forth procedures consistent with applicable Law for implementing the indemnities provided in this Section 11.02.

(e) Reliance, etc. Notwithstanding any other provision of this Agreement, an Indemnified Person or Exempted Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its, his or her good faith reliance on the provisions of this Agreement. Whenever in this Agreement any Member (in each case, other than the Manager or any Person who is also an officer or employee of the Company or any of its Subsidiaries) is permitted or required to make a decision (i) in its, his or her discretion or under a grant of similar authority, he, she or it shall be entitled to consider only such interests and factors as such Indemnified Person desires, including its, his or her own and its, his or her Affiliates’ interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member or any other Person, or (ii) in its, his or her good faith or under another express standard, he, she or it shall act under such express standard and shall not be subject to any other or different standards; provided, further, that, for the avoidance of doubt, the Manager shall not take any actions in contravention of its duties set forth in Article VII.

Article XII
DISSOLUTION AND TERMINATION

Section 12.01 Dissolution.

(a) Except as required by the Delaware Act, the Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02 or Section 8.03, respectively.

(b) No Member shall (i) withdraw from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer or Redemption of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the consummation of the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the prior written approval of the Manager and the Required Members;

(iii) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(iv) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i) through (iv) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, withdrawal, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02 Winding Up of the Company.

(a) The Manager shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Manager shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors (except any obligations to the Members in respect of their Capital Accounts)) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 4.01(a)(ii)(B).

(c) Notwithstanding the provisions of Section 12.02(a), but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in its sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall, in its sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 12.02(b)(ii), (ii) as tenants in common and in accordance with the provisions of Section 12.02(b)(ii), undivided interests in all or any portion of such assets of the Company or (iii) a combination of the foregoing. Any such Distributions in-kind shall be subject to (A) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable and (B) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating profit or loss (if any), which shall be allocated in accordance with Article V. The liquidating trustee shall determine the Fair Market Value of any property distributed.

Section 12.03 Termination. On completion of the winding up of the Company as provided herein, including that all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.03.

Section 12.04 Survival.

(a) Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

(b) The rights of any Members (in its capacity as such) to consent or withhold consent to any action under this Agreement shall not survive any such Members ceasing to be a Member, except with respect to the consent rights under Section 6.01(b).

Article XIII
MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Manager, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03 Notices. All notices, requests, demands and other communications required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed (without any “bounce back” or similar error message) addressed as follows:

if to the Company or to PubCo, to:

Falcon’s Beyond Global, LLC

6996 Piazza Grande Avenue, Suite 301

Orlando, Florida 32835

Attn:	Scott Demerau
Cecil Magpuri
Email:	notices@falconsbeyond.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:	Matthew Kautz
James Hu
Email:	[Redacted]
[Redacted]

To the Members, as set forth on the Schedule of Members.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) one Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 13.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the Manager.

Section 13.05 Consent to Jurisdiction.

(a) Except as otherwise expressly provided in this Agreement and subject to Section 13.05(b) below, each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware (each, a “Chosen Court”) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by any such Chosen Court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof (an “Action”) other than before one of the above-named Chosen Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the Chosen Courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any Chosen Court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by applicable Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.03 hereof is reasonably calculated to give actual notice.

(b) If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the parties agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the parties to the Arbitration Action (the parties to the Arbitration Action, collectively, the “Involved Parties”). If the Involved Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Involved Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Involved Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in [●]. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 13.05(b) shall prevent any Involved Party from seeking interim injunctive relief in a Chosen Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 13.05(b).

Section 13.06 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.06 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 13.07 Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to injunctive relief, including specific performance of the obligations of the other parties hereto, without the posting of any bond, and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 13.08 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 13.09 Entire Agreement; Amendment.

(a) This Agreement and the Transaction Documents set forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. For the avoidance of doubt, to the extent the Tax Receivable Agreement imposes obligations on the Company or the parties hereto, the Tax Receivable Agreement shall be treated by the Company and the parties hereto as part of this Agreement as described in Section 761 of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

(b) This Agreement or any provision hereof may be modified, amended or supplemented by written action of the Manager; provided, that no amendment, modification, waiver or supplementation to (i) this Section 13.09(b) may be made without the prior written consent of the Manager and the Required Members, (ii) any of the terms and conditions of this Agreement which expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter, and (iii) any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Article V and XII in a manner that is not on a pro rata basis with respect to all Members in accordance with each Member’s relative Percentage Interest, (B) increase the liabilities of any Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Section 3.02) or (D) materially and adversely affect the rights of any Member under Section 3.06, Section 3.07, Article VIII, Article IX or Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any provision to the contrary contained in this Agreement, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of PubCo.

No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed and delivered by the party to be bound and then only to the specific purpose, extent and instance so provided. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.11 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive Laws of the State of Delaware without giving effect to any choice or conflict of Laws provision or rule that would cause the application of the domestic substantive Laws of any other jurisdiction.

Section 13.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13 Attorney-In-Fact. Each Member hereby appoints the Manager as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to execute and deliver in such Member’s name and on its behalf any amendment of this Agreement otherwise adopted in accordance with the terms of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14 Specific Performance. Each party shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 13.15 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 13.16 Right of Offset. Whenever the Company or PubCo is to pay any sum (other than pursuant to Article V) to any Member, any amounts that such Member owes to the Company or PubCo which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to PubCo shall not be subject to this Section 13.16.

Section 13.17 Confidentiality.

(a) Each of the Members (other than PubCo) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operations, corporate structure, financial and organizational information, analyses, proposed partners, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the business of the Company and its Subsidiaries. With respect to each Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (iii) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of PubCo, or any other officer designated by the Manager; (iv) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (v) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 13.17 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 13.17).

(c) Notwithstanding Section 13.17(a) or Section 13.17(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 13.17 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 13.17)). Notwithstanding any of the foregoing, nothing in this Section 13.17 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Operating Agreement to be duly executed as of the day and year first written above.

THE COMPANY:	FALCON’S BEYOND GLOBAL, LLC

By:
Name:
Title:

MANAGER:	[PUBCO]

By:
Name:
Title:

MEMBERS:	[MEMBERS]

By:
Name:
Title:

Exhibit A

Form of Agreement and Consent of Spouse

The undersigned spouse of _____________________________ (the “Member”), a party to that certain Amended and Restated Operating Agreement, dated as of [●], 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “Company”), by and among the Company, [PubCo], a Delaware corporation and the manager of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder the operation or enforcement of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By:
Name:

Exhibit B

Form of Spouse’s Confirmation of Separate Property

I, the undersigned, the spouse of _____________________________ (the “Member”), who is a party to that certain Amended and Restated Operating Agreement, dated as of [●], 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “Company”), by and among the Company, [PubCo], a Delaware corporation and the manager of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this spouse’s confirmation of separate property without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By:
Name:

Schedule A

Schedule of Pre-Closing Members

(On file with the Company)

Schedule B

Schedule of Members

(On file with the Company)

Exhibit K
Form of Certificate Of Desgination

FORM OF CERTIFICATE OF DESIGNATION OF

8% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF [NEW PUBCO]

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), [New Pubco], a corporation organized and existing under the DGCL (the “Corporation”) under the name [●], in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to [●] ([●]) shares of preferred stock, par value $[●] per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.	Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)	“Accrued Dividends” has the meaning set forth in Section 4(b)(i).

(b)	“Board” has the meaning set forth in the Recitals.

(c)	“Business Day” means any day except any Saturday, any Sunday, any day which a federal legal holiday in the United States or on which banking institutions in the State of New York any day are authorized or required by law or other governmental action to close.

(d)	“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

(e)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f)	“Common Stock” means the Corporation’s Class A common stock, par value $[●] per share (the “Class A Common Stock”) and the Corporation’s Class B common stock, par value $[●] per share and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

(g)	“Conversion Agent” means the Person, acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns. The initial Conversion Agent shall be Continental Stock Transfer and Trust Company.

(h)	“Deemed Liquidation Event” means:

(i)	the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);

(ii)	any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash (other than cash issued in lieu of fractional shares), (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the securities received or retained by holders of the Series A Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Stock; or

(iii)	the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation or to a wholly-owned subsidiary of Falcon’s Beyond Global, LLC in a transaction where the Corporation’s ownership of, and control over, Falcon’s Beyond Global, LLC remains unchanged.

(i)	“Dividend Payment Period” means, in respect of any share of Series A Preferred Stock, the period from (and including) the Original Issuance Date of such share to (but excluding) the next Dividend Payment Date and, subsequently, in each case the period from (and including) any Dividend Payment Date to (but excluding) the next Dividend Payment Date.

(j)	“Dividend Rate” means 8% per annum.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)	“Holder” means a holder of shares of Series A Preferred Stock.

(m)	“Junior Securities” means, collectively, the Common Stock and any other class of securities currently existing or hereafter authorized, classified or reclassified by the Corporation, the terms of which expressly provide that such class or series is specifically designated as junior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(n)	“Original Issuance Date” of any share of Series A Preferred Stock means the date on which such share of Series A Preferred Stock was issued.

(o)	“Original Issue Price” means $10.00 per share.

(p)	“Parity Securities” means any class or series of Capital Stock of the Corporation currently existing or hereafter authorized, classified or reclassified by the Corporation, the terms of which expressly provide that such class or series is specifically designated as ranking on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(q)	“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

(r)	“Requisite Holders” means Holders of more than fifty percent (50%) of the issued and outstanding shares of Series A Preferred Stock.

(s)	“SEC” means the U.S. Securities and Exchange Commission.

(t)	“Securities Act” means the Securities Act of 1933, as amended.

(u)	“Senior Securities” means any class or series of Capital Stock of the Corporation currently existing or hereafter authorized, classified or reclassified by the Corporation, the terms of which expressly provide that such class or series is specifically designated as senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(v)	“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

(w)	“Transfer Agent” means the Person acting as registrar, transfer agent, paying agent for the Series A Preferred Stock and its successors and assigns. The initial Transfer Agent shall be Continental Stock Transfer and Trust Company.

(x)	“Voluntary Conversion Date” has the meaning set forth in Section 9(d)(ii) of this Certificate of Designation.

2.	Designation, Amount and Par Value. The series of Preferred Stock shall be designated as 8% Series A Cumulative Convertible Preferred Stock, par value $[●] per share (the “Series A Preferred Stock”), and the number of authorized shares constituting the Series A Preferred Stock shall be [●]. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. Each share of Series A Preferred Stock shall have a stated value equal to the Original Issue Price.

3.	Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities, (b) junior to any Senior Securities, and (c) on parity with any Parity Securities.

4.	Dividends.

(a)	Dividends in General.

(i)	With respect to any Dividend Payment Date, the Corporation will pay all Accrued Dividends on each share of Series A Preferred Stock in cash or Dividend Shares in accordance with Section 4(c) at the Dividend Rate.

(ii)	Dividends shall be computed in respect of the quarterly periods ending March 31, June 30, September 30 and December 31, or if any such date for payment is not a Business Day, on the Business Day next succeeding such day (each such date being a “Dividend Record Date”).

(iii)	Dividends shall be paid in arrears on or prior to the day that is fifteen (15) days after each Dividend Record Date, regardless of whether any dividends have been paid or declared and set aside for payment on such date (each such payment date being a “Dividend Payment Date”); provided, that dividends shall continue to be accrued as of each Dividend Payment Date prior to such first payment date. Notwithstanding the foregoing, the Corporation shall pay the first dividend on [●].[1]

(iv)	In the case of a dividend declared on the Class A Common Stock, the Holders shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount equal to the product of (1) the dividend on each share of such Class A Common Stock and (2) the number of shares of Class A Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

(v)	Dividends shall be paid pro rata (based on the number of shares of Series A Preferred Stock held by the Holder) to the Holders of shares of Series A Preferred Stock entitled thereto.

(b)	Accrual of Dividends.

(i)	Dividends on each share of Series A Preferred Stock (A) shall be cumulative and accrue on a daily basis from and including the Original Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available to make payment thereof, at a rate equal to the Dividend Rate (such dividends, “Accrued Dividends”), and (B) shall be payable, subject to the next sentence, on the Dividend Payment Date. The Corporation shall, with respect to each Dividend Payment Date, declare and pay, unless prohibited by applicable law (including but not limited to Section 170 of the DGCL), the Accrued Dividends on such Dividend Payment Date.

(ii)	The amount of Accrued Dividends accruing with respect to each share of Series A Preferred Stock for any day shall be determined by multiplying (x) the Original Issue Price by (y) a fraction, the numerator of which is the Dividend Rate and the denominator of which is 365. The amount of Accrued Dividends accrued with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Accrued Dividend amounts accrued in accordance with the prior sentence of this Section 4(b)(ii) with respect to such share during such Dividend Payment Period.

[1]	Note to Draft: Date to be 15 days after the first completed quarter.

(c)	Payment of Dividends. The Corporation shall pay the Accrued Dividends on each share of the Series A Preferred Stock as follows:

(i)	Prior to [●], 2024[2], Accrued Dividends per share of Series A Preferred Stock will be paid in the form of shares of Series A Preferred Stock (“Dividend Shares”) equal to: (1) the aggregate Accrued Dividends unpaid as of such Dividend Payment Date; divided by (2) the Original Issue Price; provided that each Holder shall receive cash in lieu of fractional shares; provided further that the Corporation may with notice to Holders no later than two (2) Business Days prior to the applicable Dividend Record Date, pay the Accrued Dividend on account of the shares of Series A Preferred Stock for such Dividend Payment Period in cash; and

(ii)	Following [●], 2024, all Accrued Dividends accrued after such date shall be paid in cash, unless prohibited by applicable law (including but not limited to Section 170 of the DGCL); provided that any Accrued Dividends not paid in cash shall be paid in Dividend Shares in accordance with the same formulation under clause (i) above.

All Accrued Dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series A Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check or by credit to the account of such Holder through customary dividend payment processes, in each case, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law. For the avoidance of doubt, if the payment of any dividend on the Series A Preferred Stock in Dividend Shares, in whole in part, would require the Corporation to obtain approval of its shareholders under applicable law (the “Shareholder Approval”), then, to the extent the Shareholder Approval has not been obtained, the Corporation shall pay such dividend (or portion thereof) in cash, unless prohibited by applicable law (including but not limited to Section 170 of the DGCL).

(d)	Reservation of Series A Preferred Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series A Preferred Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date. The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

[2]	Note to Draft: To be the first quarter end after the second anniversary of Closing (as defined in the Merger Agreement).

(e)	Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i)	So long as any shares of Series A Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(c) of this Certificate of Designation, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid (in Dividend Shares or cash, as applicable) or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment (in Dividend Shares or cash, as applicable) on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities.

(ii)	So long as any shares of Series A Preferred Stock are outstanding, with respect to any dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities), unless full cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Securities at the time such dividends are payable shall have been paid or set apart for payment (in Dividend Shares or cash, as applicable) for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Securities, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Junior Securities for any period, nor shall any Junior Securities be redeemed, purchased, or otherwise acquired for any consideration, other than:

(iii)	purchases, redemptions or other acquisitions of shares of Junior Securities pursuant to any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(iv)	purchases of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such Junior Securities or the security being converted or exchanged;

(v)	payment of any dividends or distributions in respect of Junior Securities where the dividend or distribution is in the form of the same stock or rights to purchase Junior Securities; or

(vi)	any dividend in kind in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan.

(vii)	Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

5.	Liquidation.

(a)	Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, unless the Requisite Holders, at a meeting of Holders voting as a separate class or acting by written consent, elect that a transaction is not a Deemed Liquidation Event, the Holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders (including, in the case of a Deemed Liquidation Event, in the same form(s) of property offered as the consideration in such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board)): (i) after payment, and subordinate to, the full payment then owed to the holders of Senior Securities then outstanding, if any; (ii) before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 of this Certificate of Designation) in an amount per share equal to the greater of (A) the Original Issue Price, plus any unpaid Accrued Dividends and (B) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock pursuant to Section 8 of this Certificate of Designation immediately prior to such Liquidation Event or Deemed Liquidation Event (the “Liquidation Preference”). The Corporation shall promptly issue a press release disclosing any Liquidation Event or Deemed Liquidation Event, and not less than fifteen (15) days prior to the payment date stated therein. After the payment in full of the amounts provided for in this Section 5, the Holders shall not be entitled to any further payments and will have no right or claim to any of the Corporation’s remaining assets in respect of their ownership of Series A Preferred Stock.

(b)	Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under Section 5(a) of this Certificate of Designation, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)	Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of Capital Stock of the Corporation upon any such Liquidation Event or Deemed Liquidation Event shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board.

(d)	Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the applicable transaction agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of Capital Stock of the Corporation in accordance with Section 5(a) of this Certificate of Designation and Section 4.4(c) of Art. IV of the Certificate of Incorporation as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of Capital Stock of the Corporation in accordance with Section 5(a) and Section 4.4(c) of Art. IV of the Certificate of Incorporation of this Certificate of Designation after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of purchase price adjustment, indemnification or similar obligations or earnout payment in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

6.	Reorganization Events.

(a)	Reorganization Events. Subject to Section 10(c), in the event of:

(i)	any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the Class A Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person; or

(ii)	any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities, in each case, other than the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation

(each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 6(d) and Section 7(a)(iii), remain outstanding but shall become convertible into, in accordance with Section 9, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Class A Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person, then for the purpose of this Section 6(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Class A Common Stock. The rights, preferences, privileges and voting power of the Series A Preferred Stock immediately prior to the effective date of a Reorganization Event shall not be affected by such Reorganization Event.

(b)	Successive Reorganization Events. The above provisions of this Section 6 shall similarly apply to successive Reorganization Events and the provisions of Section 9(b) shall apply to any shares of Capital Stock (as though such Capital Stock were Class A Common Stock) received by the holders of the Class A Common Stock in any such Reorganization Event.

(c)	Reorganization Event Notice. The Corporation (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 6.

(d)	Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 6, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

7.	Voting Rights and Consent Rights.

(a)	General Voting Rights and Consent Rights.

(i)	On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall (A) be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations hereunder), (B) be entitled to notice of any stockholders’ meeting and (C) vote together with the holders of shares of Class A Common Stock and all other securities of the Corporation with the right to vote at any meeting of the stockholders of the Corporation, on an as converted basis, as a single class. Except as otherwise set forth in this Section 7 or as may otherwise be required by law, the Series A Preferred Stock shall not have any voting powers. In all case where Holders have the right to vote separately as a class, such Holders shall be entitled to vote for each such share held by them respectively.

(ii)	Whenever Holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken, shall be signed by the Holders of outstanding shares of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted. Notice of taking such action shall be given promptly to each Holder of Series A Preferred Stock that would have been entitled to vote thereon at a meeting of stockholders and that did not consent thereto in writing.

(iii)	For as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or action by written consent of the Requisite Holders, take any of the following actions:

(A)	alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation or the certificate of incorporation, bylaws or any similar document of the Corporation, in any such case, in a manner that is adverse to the Holders of the Series A Preferred Stock in any material respect other than for an amendment approved by the Requisite Holders (even if such amendment is adverse to the Holders of the Series A Preferred Stock) that is not disproportionately adverse to rights of the Holders of the Series A Preferred Stock; for the avoidance of doubt, neither (x) an adverse effect on the rights, preferences, privileges or voting power of the Common Stock or (ii) the authorization or issuance of any Junior Securities of the Corporation, shall, in either case, be deemed to have an adverse effect on the powers, preferences or rights of the Series A Preferred Stock;

(B)	pay any divided on account to any of the Capital Stock of the Corporation, other than on account of any Senior Securities, for any period during which the Accrued Dividend of the Series A Preferred Stock has not been paid past the date such payment was required to be made;

(C)	during the period that the Accrued Dividend of the Series A Preferred Stock has not been paid, redeem any shares of the Corporation’s Capital Stock, other than: (x) shares of any Senior Securities or (y) Common Stock pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors;

(D)	enter into any agreement with respect to any of the foregoing; and

(E)	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

8.	Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be held by the Corporation as treasury stock that may be reissued, sold or transferred in the discretion of the Board or, by resolution of the Board, be cancelled and retired. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series A Preferred Stock following redemption.

9.	Conversion Rights.

(a)	Definitions. For the purposes of this Section 9 of this Certificate of Designation, the following terms shall have the following meanings:

(i)	“Conversion Date” has the meaning set forth in Section 9(d) of this Certificate of Designation.

(ii)	“Conversion Rate” means the number of shares of Class A Common Stock equal to the quotient of (A) the Original Issue Price divided by (B) $11.00, subject to adjustment as provided in Section 9(b) of this Certificate of Designation,

(iii)	“DTC” means The Depository Trust Corporation or any successor entity.

(b)	Conversion Rate Adjustments. The Conversion Rate set forth above shall be appropriately adjusted for any of the following transactions as provided in this Section 9(b) of this Certificate of Designation:

(i)	Stock Splits and Combinations. If the Corporation shall at any time subdivide or combine its outstanding shares of Class A Common Stock, including by any stock split or stock dividend of Class A Common Stock, then the Conversion Rate shall, after that subdivision or combination, evidence the right to purchase the number of shares of Class A Common Stock that would have been issuable as a result of that change with respect to the shares of Class A Common Stock which were issuable upon conversion of the Series A Preferred Stock immediately before that subdivision or combination. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Reclassification, Exchange and Substitution. If the Class A Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for by clause (i) of this Section 9(b)), the shares of Class A Common Stock that will be issued upon any such conversion of the Series A Preferred Stock shall be equal to that number of shares of Class A Common Stock that would have been issued if the shares of Series A Preferred Stock were converted immediately prior to such transaction and such Holder also then received such other shares as a result of such transaction.

(iii)	Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).

(iv)	When No Adjustment Required.

(A)	Except as otherwise provided in this Section 9(b), the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(B)	Except as otherwise provided in this Section 9(b), the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(v)	Successive Adjustments. After an adjustment to the Conversion Rate under this Section 9(b), any subsequent event requiring an adjustment under this Section 9(b) shall cause an adjustment to each such Conversion Rate as so adjusted.

(vi)	Notice of Adjustments. Whenever any event of the type described in this Section 9 has occurred, the Corporation shall as soon as reasonably practicable following the occurrence of an event (but no later than ten (10) Business Days thereafter) that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(A)	compute the adjusted applicable Conversion Rate in accordance with this Section 9 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(B)	provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(c)	Automatic Conversion.

(i)	If at any time the volume weighted average closing sale price of one share of Class A Common Stock as reported on Nasdaq (or the exchange on which the shares of the Class A Common Stock are then listed) (such price, the “Closing Sale Price”) equals or exceeds $14.30 for a period of at least twenty (20) Trading Days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (an “Automatic Conversion Event”), as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock, as determined by the Board (or a committee thereof) in good faith, the Corporation shall cause the conversion of any or all of the shares of Series A Preferred Stock, without any action on the part of Holders, into shares of Class A Common Stock at the applicable Conversion Rate, on the date of determination of the Automatic Conversion Event.

(ii)	As promptly as practicable after the Automatic Conversion Event, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Class A Common Stock to which the holders of shares of such Series A Preferred Stock shall be entitled. This conversion shall be deemed to have been made at the close of business on the Automatic Conversion Event so that the rights of the Holder as to the shares of Series A Preferred Stock shall cease except for the right to receive the conversion value and, if applicable, the Person entitled to receive shares of Class A Common Stock shall be treated for all purposes as having become the record holder of those shares of Class A Common Stock at that time on that date.

(d)	Conversion at Holder’s Option.

(i)	Each of the Holders, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series A Preferred Stock into Class A Common Stock at the then applicable Conversion Rate; provided that each Holder shall receive cash in lieu of fractional shares as set out in Section 9(d)(vii); and provided further, that no right of conversion may be exercised by a Holder in respect of fewer than 25,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(ii)	The Corporation shall not issue fractional shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock. Instead, the Corporation shall at its option either (1) pay the cash value of such fractional shares based upon the Closing Sale Price of its Class A Common Stock on the Trading Day immediately prior to the date on which the certificate or certificates representing the shares of Series A Preferred Stock to be converted are surrendered accompanied by a written notice of conversion and any required transfer taxes (the “Voluntary Conversion Date”, and together with the date of an Automatic Conversion Event, a “Conversion Date”); or (2) round up the factional shares to the next whole number.

(iii)	Holders’ Conversion Procedures.

(A)	Holders may convert some or all of their shares of Series A Preferred Stock by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert (a “Conversion Notice”) substantially in the form of Exhibit A hereto all or a specified whole number of those shares in accordance with the provisions described in this Section 9(d) of this Certificate of Designation and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Class A Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all documentary, stamp or similar issue or transfer taxes payable upon the issuance of shares of Class A Common Stock in that name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates, the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series A Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series A Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Class A Common Stock to which the holders of shares of such Series A Preferred Stock, or the transferee of the holder of such shares of Series A Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series A Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted.

(B)	In lieu of the foregoing procedures, if the Series A Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series A Preferred Stock represented by a global stock certificate of the Series A Preferred Stock.

(C)	If more than one (1) share of Series A Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series A Preferred Stock shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

(iv)	Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock:

(A)	the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value;

(B)	such shares of Series A Preferred Stock shall cease to be outstanding;

(C)	the corresponding shares of Common Stock pursuant to the conversion shall be issued and outstanding; and

(D)	the Person entitled to receive shares of Class A Common Stock shall be treated for all purposes as having become the record holder of those shares of Class A Common Stock at that time on that date.

(v)	Delivery of Cash or Shares of Class A Common Stock. If a written notice from the Holder in accordance with Section 9(d)(iii) specifies a date of delivery for any shares of Class A Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter, the Corporation shall issue the number of whole shares of Class A Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 9(d)(vii)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of DTC or, subject to Section 13, in certificated form. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis, through the facilities of DTC, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 9(d)) or in the records of the Corporation (in the case of an Automatic Conversion Event). In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Corporation shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(vi)	Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Corporation shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

(vii)	Fractional Shares. The Corporation shall not issue fractional shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock pursuant to Section 9 of this Certificate of Designation. Instead the Corporation shall, at its option, either (1) pay the cash value of such fractional shares based upon the Closing Sale Price of its Class A Common Stock on the Trading Day immediately prior to the date of such Automatic Conversion Event; or (2) round up the factional shares to the next whole number.

(e)	Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of Capital Stock, for issuance upon the conversion of shares of Series A Preferred Stock, a number of the Corporation’s authorized but unissued shares of Class A Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock.

(f)	Compliance with Laws; Validity, etc., of Class A Common Stock. Before the delivery of any securities upon conversion of shares of Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Class A Common Stock delivered upon conversion of shares of Series A Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(g)	Payment of Dividends upon Conversion.

(i)	Upon the conversion of any shares of Series A Preferred Stock, such Series A Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any payment in an amount equal to accrued and unpaid dividends on the shares of Series A Preferred Stock, except in those limited circumstances discussed below in this Section 9(g). Except as provided below in this Section 9(g), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock that have been converted.

(ii)	If a Conversion Date occurs before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any Accrued Dividend in respect of such Dividend Record Date.

(iii)	If a Conversion Date occurs after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date shall be entitled to receive on such Dividend Payment Date such Accrued Dividends, notwithstanding the conversion of such shares of Series A Preferred Stock prior to the applicable Dividend Payment Date.

10.	Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, registrar and paying agent for the Series A Preferred Stock shall be Continental Stock Transfer and Trust Company. The Corporation may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Corporation shall send notice thereof to the Holders.

11.	Certificates.

(a)	The Series A Preferred Stock shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of Series A Preferred Stock shall be represented by certificates. Certificates for the shares of Series A Preferred Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Series A Preferred Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

(b)	The Corporation may issue a new certificate of Series A Preferred Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

12.	Taxes.

(a)	Withholding. The Corporation and any applicable withholding agent shall be entitled to deduct or withhold on all applicable payments made to the relevant Holder such amounts as the Corporation or such withholding agent reasonably determines are required to be deducted or withheld therefrom under any provision of applicable law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable law, such amounts will be treated for all purposes of this Certificate of Designation as having been paid to the Person in respect of which such withholding was made). The Corporation and any applicable withholding agent shall have the right to take any actions or measures they determine to be necessary or appropriate to comply with such withholding requirements, including, without limitation, (i) gathering of necessary withholding information from the Holders, (ii) withholding and applying a portion of any cash distribution to be made with respect to the Series A Preferred Stock to pay applicable withholding taxes, (iii) selling or liquidating property of the applicable Holders held by the Corporation or such withholding agent in its custody or over which it has control, and (iv) taking any other action as are necessary or appropriate to make the Corporation whole for any previously-paid “cashless” withholding in respect of the Series A Preferred Stock. Each Holder shall indemnify the Corporation and its affiliates and agents for, and hold harmless the Corporation and its affiliates and agents from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Corporation or any of its affiliates and agents in respect of the Series A Preferred Stock held by such Holder.

(b)	Tax Treatment.

It is intended that the Series A Preferred Stock shall not be treated as “preferred stock” for purposes of Section 305(b)(4) or Section 351(g)(3) of the Code and the Treasury Regulations promulgated thereunder, and neither the Corporation nor a Holder shall take any position contrary to such treatment in any audit or other proceeding or otherwise unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

13.	Other Limitations. Notwithstanding anything herein to the contrary, the restrictions and limitations on the Corporation’s discretion to undertake transactions involving or with respect to the Class A Common Stock as set forth in this Certificate of Designation shall not apply to prevent the Corporation from complying with its obligations under the amended and restated limited liability company agreement of Falcon’s Beyond Global, LLC.

14.	Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service, to the office of the Corporation at [●], Attention: [●], facsimile number [●]; e-mail address [●]; or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 14. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or by issuing a press release in a public medium that is customary for such press release. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section 14 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e- mail address set forth in this Section 14 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and Accrued Dividends, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)	Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(d)	Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Corporation shall also maintain a written record of the Original Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

(e)	Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)	Severability. If any provision or provisions of this Certificate of Designation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Designation (including, without limitation, each portion of any section or paragraph of this Certificate of Designation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

(g)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

*      *      *

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned on this [_____] day of [__________], 2022.

By:
Name:
Title:

EXHIBIT A

CONVERSION NOTICE

Reference is made to the Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock, par value $[●], of [New PubCo] (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of 8% Series A Cumulative Convertible Preferred Stock, par value $[●] per share (the “Series A Preferred Stock”), of [New PubCo], a Delaware corporation (the “Corporation”), indicated below into shares of Class A Common Stock, par value $[●] per share (the “Class A Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion (if applicable):_____________________________________________________________________

Number of shares of Series A Preferred Stock to be converted:________________________________________________

Share certificate no(s). of Series A Preferred Stock to be converted:_____________________________________________

Tax ID Number (if applicable):_________________________________________________________________________

Please confirm the following information:

Conversion Rate:__________________________________________________________________________________

Number of shares of Class A Common Stock to be issued:___________________________________________________

Please issue the shares of Class A Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:_________________________________________________________________________________________

Address:_________________________________________________________________________________________

Telephone Number:________________________________________________________________________________

Email:__________________________________________________________________________________________

Authorization:____________________________________________________________________________________

By:_____________________________________________________________________________________________

Title:____________________________________________________________________________________________

Dated:___________________________________________________________________________________________

Account Number (if electronic book entry transfer):________________________________________________________

Transaction Code Number (if electronic book entry transfer):_________________________________________________

[Payment Instructions for cash payment in lieu of fractional shares:]

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